      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 28, 1996


                                                      REGISTRATION NO. 333-02537
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 CONSECO, INC.
             (Exact name of Registrant as specified in its charter)

     INDIANA                          6719                        35-1468632
 (State or other               (Primary Standard               (I.R.S. Employer
  jurisdiction of                  Industrial                Identification No.)
 incorporation or             Classification Code
  organization)                     Number)

        11825 N. PENNSYLVANIA ST., CARMEL, INDIANA 46032, (317) 817-6100 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               LAWRENCE W. INLOW
                                 CONSECO, INC.
                           11825 N. PENNSYLVANIA ST.
                             CARMEL, INDIANA 46032
                                 (317) 817-6163

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                   Copies to:

         DON CAMPBELL                                    R. SCOTT COHEN
  LIFE PARTNERS GROUP, INC.                        WEIL, GOTSHAL & MANGES LLP
  7887 EAST BELLEVIEW AVENUE                     100 CRESCENT COURT, SUITE 1300
  ENGLEWOOD, COLORADO 80111                         DALLAS, TEXAS 75201-6950
        (303) 779-1111                                   (214) 746-7700

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the Registration Statement becomes effective and all other conditions to the merger (the "Merger") of a wholly-owned subsidiary of Conseco, Inc. ("Conseco") with and into Life Partners Group, Inc. ("LPG") pursuant to an Agreement and Plan of Merger described in the enclosed Joint Proxy Statement/Prospectus have been satisfied or waived.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                            ------------------------


     CONSECO HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL CONSECO SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This Registration Statement contains two forms of joint proxy statement/prospectus: one to be used in connection with the solicitation of proxies pursuant to the Merger (the "Joint Proxy Statement/Prospectus"), and one to be used in connection with the resale of Conseco Common Stock by affiliates of LPG (the "Resale Prospectus"). Each of the pages included herein for use in the Resale Prospectus is labeled "Alternate Page for Resale Prospectus."

                                 CONSECO, INC.
        CROSS-REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K


                                                                   LOCATION IN JOINT
                        FORM S-4 ITEM                          PROXY STATEMENT/PROSPECTUS
          ------------------------------------------   ------------------------------------------
A. INFORMATION ABOUT THE TRANSACTION
       1. Forepart of Registration Statement and
            Outside Front Cover Page of
            Prospectus..............................   Outside Front Cover Page
       2. Inside Front and Outside Back Cover Pages
            of Prospectus...........................   Available Information; Incorporation of
                                                       Certain Documents by Reference; Table of
                                                       Contents
       3. Risk Factors, Ratio of Earnings to Fixed
            Charges and Other Information...........   Summary; Shareholder Meetings; Information
                                                       Concerning Conseco and Merger Sub;
                                                       Information Concerning LPG; The Merger;
                                                       The Merger Agreement; Other Matters
       4. Terms of the Transaction..................   Summary; Shareholder Meetings; The Merger;
                                                       The Merger Agreement; Management of the
                                                       Surviving Corporation upon Consummation of
                                                       the Merger; Comparison of Shareholders'
                                                       Rights
       5. Pro Forma Financial Information...........   Summary; Unaudited Pro Forma Consolidated
                                                       Financial Statements
       6. Material Contracts with the Company Being
            Acquired................................   Summary; The Merger
       7. Additional Information Required for
            Reoffering by Persons and Parties Deemed
            To Be Underwriters......................   Alternate Pages
       8. Interests of Named Experts and Counsel....   Legal Matters
       9. Disclosure of Commission Position
            on Indemnification for Securities Act
            Liabilities.............................   Inapplicable
B. INFORMATION ABOUT THE REGISTRANT
      10. Information with Respect to S-3
            Registrants.............................   Available Information; Incorporation of
                                                       Certain Documents by Reference
      11. Incorporation of Certain Information by
            Reference...............................   Incorporation of Certain Documents by
                                                       Reference
      12. Information with Respect to S-2 or S-3
            Registrants.............................   Inapplicable
      13. Incorporation of Certain Information by
            Reference...............................   Inapplicable
      14. Information with Respect to Registrants
            Other Than S-2 or S-3 Registrants.......   Inapplicable
C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED
      15. Information with Respect to S-3
            Companies...............................   Available Information; Incorporation of
                                                       Certain Documents by Reference
      16. Information with Respect to S-2 or S-3
            Companies...............................   Inapplicable
      17. Information with Respect to Companies
            Other Than S-2 or S-3 Companies.........   Inapplicable
D. VOTING AND MANAGEMENT INFORMATION
      18. Information if Proxies, Consents or
            Authorizations Are To Be Solicited......   Incorporation of Certain Documents by
                                                       Reference; Summary; Shareholder Meetings;
                                                       The Merger; Other Matters
      19. Information if Proxies, Consents or
            Authorizations Are Not to be Solicited,
            or in an Exchange Offer.................   Inapplicable

                           LIFE PARTNERS GROUP, INC.
                           7887 EAST BELLEVIEW AVENUE
                           ENGLEWOOD, COLORADO 80111

Dear Fellow Shareholder:


     You are cordially invited to attend a Special Meeting of shareholders of Life Partners Group, Inc. ("LPG"), to be held on Thursday, June 27, 1996, at the Hotel Crescent Court, 400 Crescent Court, Dallas, Texas, at 10:00 a.m., local time (the "LPG Special Meeting").



     At the LPG Special Meeting, shareholders of record of LPG at the close of business on May 24, 1996 will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of March 11, 1996 (the "Merger Agreement"), by and among LPG, Conseco, Inc., an Indiana corporation ("Conseco"), and LPG Acquisition Company, a Delaware corporation and a wholly-owned subsidiary of Conseco ("Merger Sub"), and the transactions contemplated thereby. Pursuant to the terms of the Merger Agreement, among other things, (i) Merger Sub will be merged with and into LPG, with LPG being the surviving corporation (the "Merger"), and (ii) each outstanding share of the common stock, par value $.001 per share ("LPG Common Stock"), of LPG (other than shares of LPG Common Stock held by LPG as treasury stock immediately prior to the Effective Time (as defined in the Merger Agreement)) will be cancelled and converted into the right to receive the Merger Consideration (as defined in the Merger Agreement).


     YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, LPG AND THE SHAREHOLDERS OF LPG, HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, AND RECOMMENDS THAT THE SHAREHOLDERS OF LPG VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

     The Board of Directors has received a written opinion of Donaldson, Lufkin & Jenrette Securities Corporation, which has acted as financial advisor to LPG in connection with the Merger, as to the fairness to LPG's shareholders, from a financial point of view, of the Merger Consideration to be received by LPG's shareholders pursuant to the Merger Agreement.


     Whether or not you plan to attend the LPG Special Meeting, please complete, sign and date the accompanying proxy and return it in the enclosed postage prepaid envelope as soon as possible so that your shares will be represented at the LPG Special Meeting. If you attend the LPG Special Meeting, you may vote in person even if you have previously returned your proxy. If you have any questions regarding the proposed transaction, please call Georgeson & Company, Inc., our proxy solicitation agent, toll free at (800) 223-2064.


                                          Sincerely,

                                          Massey Sig

                                          John H. Massey
                                          Chairman of the Board and
                                          Chief Executive Officer


May 28, 1996

                                  CONSECO LOGO


                        11825 NORTH PENNSYLVANIA STREET


                             CARMEL, INDIANA 46032


Dear Shareholder:


     You are cordially invited to attend a special meeting of shareholders of Conseco, Inc. ("Conseco") to be held on June 27, 1996 at 10:00 a.m., local time, at the Ritz Charles, 12156 North Meridian Street, Carmel, Indiana (including any adjournment or postponement thereof, the "Conseco Special Meeting").


     At the Conseco Special Meeting, holders of shares of common stock, no par value per share, of Conseco ("Conseco Common Stock") and holders of shares of Preferred Redeemable Increased Dividend Equity Securities, 7% PRIDES, Convertible Preferred Stock, no par value per share, of Conseco ("Conseco PRIDES") will be asked to consider and vote upon a proposal to approve the issuance of Conseco Common Stock pursuant to an Agreement and Plan of Merger, dated as of March 11, 1996 (the "Merger Agreement"), by and among Conseco, LPG Acquisition Company, a Delaware corporation and a wholly-owned subsidiary of Conseco ("Merger Sub"), and Life Partners Group, Inc. ("LPG"). Pursuant to the terms of the Merger Agreement, among other things, (i) Merger Sub will be merged with and into LPG, with LPG being the surviving corporation (the "Merger"), and
(ii) each outstanding share of the common stock, par value $.001 per share ("LPG Common Stock"), of LPG (other than shares of LPG Common Stock held by LPG as treasury stock immediately prior to the Effective Time (as defined in the Merger Agreement)) will be cancelled and converted into the right to receive the Merger Consideration (as defined in the Merger Agreement).

     Details of the proposed Merger and other important information concerning LPG and Conseco appear in the accompanying Joint Proxy Statement/Prospectus. Please give this material your careful attention. Details regarding the background of and reasons for the proposed Merger, among other things, may be found in the section of the Joint Proxy Statement/Prospectus entitled "The Merger."


     Your Board of Directors believes that the terms of the proposed Merger are fair to, and in the best interests of, the holders of Conseco Common Stock and Conseco PRIDES and has unanimously approved the Merger Agreement and the transactions contemplated thereby. The Board of Directors of Conseco recommends that shareholders vote FOR approval of the issuance of Conseco Common Stock pursuant to the Merger Agreement.



     Only holders of record of shares of Conseco Common Stock and Conseco PRIDES as of the close of business on May 24, 1996 are entitled to notice of, and to vote at, the Conseco Special Meeting.


     YOUR VOTE IS IMPORTANT. Whether or not you are able to attend the Conseco Special Meeting, please complete, sign, date and return the enclosed proxy card as soon as possible. A postage-paid envelope is enclosed for your convenience. If you attend the Conseco Special Meeting, you may revoke your proxy and, if you wish, vote your shares of Conseco Common Stock and Conseco PRIDES in person.

                                          Sincerely,

                                          Hilbert Sig

                                          Stephen C. Hilbert
                                          Chairman of the Board


May 28, 1996

                           LIFE PARTNERS GROUP, INC.
                           7887 EAST BELLEVIEW AVENUE
                           ENGLEWOOD, COLORADO 80111
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            ------------------------

To the Shareholders of Life Partners Group, Inc.:


     Notice is hereby given that a special meeting (the "LPG Special Meeting") of the shareholders of Life Partners Group, Inc. ("LPG") will be held on Thursday, June 27, 1996, at the Hotel Crescent Court, 400 Crescent Court, Dallas, Texas, at 10:00 a.m., local time, for the following purposes:



          1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 11, 1996 (the "Merger Agreement"), by and among LPG, Conseco, Inc., an Indiana corporation ("Conseco"), and LPG Acquisition Company, a Delaware corporation and wholly-owned subsidiary of Conseco ("Merger Sub"), and the transactions contemplated thereby, pursuant to which, among other things, (i) Merger Sub will be merged with and into LPG, with LPG being the surviving corporation (the "Merger"), and (ii) each outstanding share of the common stock, par value $.001 per share (the "LPG Common Stock"), of LPG (other than shares of LPG Common Stock held by LPG as treasury stock immediately prior to the Effective Time (as defined in the Merger Agreement)) will be cancelled and converted into the right to receive the Merger Consideration (as defined in the Merger Agreement).


          2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The Merger is more completely described in the accompanying Joint Proxy Statement/Prospectus and a copy of the Merger Agreement is attached as Annex A thereto.

     YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, LPG AND THE SHAREHOLDERS OF LPG, HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT THE SHAREHOLDERS OF LPG VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.


     The Board of Directors of LPG has fixed the close of business on May 24, 1996, as the record date (the "LPG Record Date") for determination of shareholders entitled to notice of, and to vote at, the LPG Special Meeting and any adjournments and postponements thereof.


                                          By order of the Board of Directors

                                          DON CAMPBELL

                                          Don Campbell

                                          Secretary


May 28, 1996


     YOU ARE CORDIALLY INVITED TO ATTEND THE LPG SPECIAL MEETING IN PERSON. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND WE URGE YOU TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE PREPAID ENVELOPE IN ORDER TO ASSURE THAT YOUR SHARES OF COMMON STOCK WILL BE REPRESENTED. IF YOU ATTEND THE LPG SPECIAL MEETING YOU MAY VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

                                   IMPORTANT

     PLEASE DO NOT SEND YOUR STOCK CERTIFICATES REPRESENTING LPG COMMON STOCK AT THIS TIME. IF THE MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

                                  CONSECO LOGO

                        11825 NORTH PENNSYLVANIA STREET
                             CARMEL, INDIANA 46032

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


                            TO BE HELD JUNE 27, 1996



     NOTICE IS HEREBY GIVEN THAT a Special Meeting of the shareholders of Conseco, Inc. ("Conseco"), will be held at the Ritz Charles, 12156 North Meridian Street, Carmel, Indiana, at 10:00 a.m., local time, on June 27, 1996 (the "Conseco Special Meeting"), for the following purposes:


          1. To consider and vote upon a proposal to approve the issuance of common stock, no par value per share, of Conseco ("Conseco Common Stock") pursuant to the Agreement and Plan of Merger, dated as of March 11, 1996 (the "Merger Agreement"), by and among Life Partners Group, Inc., a Delaware corporation ("LPG"), Conseco and LPG Acquisition Company, a Delaware corporation and wholly-owned subsidiary of Conseco ("Merger Sub"), pursuant to which, among other things, (i) Merger Sub will be merged with and into LPG, with LPG being the surviving corporation (the "Merger"), and
     (ii) each outstanding share of the common stock, par value $.001 per share (the "LPG Common Stock"), of LPG (other than shares of LPG Common Stock held by LPG as treasury stock immediately prior to the Effective Time (as defined in the Merger Agreement)) will be cancelled and converted into the right to receive the Merger Consideration (as defined in the Merger Agreement); and

          2. To consider such other matters as may properly come before the meeting.


     Holders of record of outstanding shares of Conseco Common Stock and Preferred Redeemable Increased Dividend Equity Securities, 7% PRIDES, Convertible Preferred Stock, no par value per share, of Conseco ("Conseco PRIDES") as of the close of business on May 24, 1996, are entitled to notice of and to vote at the meeting. Holders of Conseco Common Stock and Conseco PRIDES will vote together as a single class at the Conseco Special Meeting. Holders of shares of Conseco Common Stock have one vote for each share held of record, and holders of shares of Conseco PRIDES have 4/5 of one vote for each share held of record.


     Whether or not you plan to be present at the meeting, please complete, sign and return the enclosed form of proxy. No postage is required to return the form of proxy in the enclosed envelope. The proxies of shareholders who attend the meeting in person may be withdrawn and such shareholders may vote personally at the meeting.

                                          By Order of The Board of Directors

                                          Inlow Sig

                                          Lawrence W. Inlow, Secretary

May 28, 1996

Carmel, Indiana

                                 CONSECO, INC.

                                      AND

                           LIFE PARTNERS GROUP, INC.
                            ------------------------

                             JOINT PROXY STATEMENT
                            ------------------------
                            CONSECO, INC. PROSPECTUS


     This Joint Proxy Statement/Prospectus is being furnished to holders of shares of Common Stock, no par value per share ("Conseco Common Stock"), and to holders of shares of Preferred Redeemable Increased Dividend Equity Securities, 7% PRIDES, Convertible Preferred Stock, no par value per share ("Conseco PRIDES" and, together with the Conseco Common Stock, the "Conseco Stock") of Conseco, Inc., an Indiana corporation ("Conseco"), in connection with the solicitation of proxies by the Conseco Board of Directors for use at a Special Meeting of Conseco shareholders to be held on June 27, 1996, at the Ritz Charles, 12156 North Meridian Street, Carmel, Indiana, commencing at 10:00 a.m., local time, and at any adjournment or postponement thereof (the "Conseco Special Meeting").



     This Joint Proxy Statement/Prospectus is also being furnished to holders of shares of Common Stock, par value $.001 per share ("LPG Common Stock"), of Life Partners Group, Inc., a Delaware corporation ("LPG"), in connection with the solicitation of proxies by the LPG Board of Directors for use at a Special Meeting of LPG shareholders to be held on June 27, 1996, at the Hotel Crescent Court, 400 Crescent Court, Dallas, Texas, commencing at 10:00 a.m., local time, and at any adjournment or postponement thereof (the "LPG Special Meeting").


     This Joint Proxy Statement/Prospectus also constitutes the Prospectus of Conseco, filed as part of a Registration Statement on Form S-4 (together with all amendments, supplements, exhibits and schedules thereto, the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of Conseco Common Stock issuable in connection with the Merger (as defined herein). All information concerning Conseco contained in this Joint Proxy Statement/Prospectus has been furnished by Conseco, and all information concerning LPG contained in this Joint Proxy Statement/Prospectus has been furnished by LPG.


     The Conseco Common Stock is quoted on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "CNC". On May 24, 1996, the closing price of the Conseco Common Stock as reported on the NYSE was $38.



     The LPG Common Stock is quoted on the NYSE under the symbol "LPG". On May 24, 1996, the closing price of the LPG Common Stock as reported on the NYSE was $21 7/8.



     This Joint Proxy Statement/Prospectus and the related forms of proxy are first being mailed to shareholders of Conseco and LPG on or about May 30, 1996.

                            ------------------------
THE SHARES OF CONSECO COMMON STOCK ISSUABLE IN THE MERGER HAVE NOT BEEN
 APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY
   STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE
     COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
      ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

       THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS MAY 28, 1996.

                             AVAILABLE INFORMATION


     Conseco and LPG are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file periodic reports, proxy statements and other information with the Commission. The periodic reports, proxy statements and other information filed by Conseco and LPG with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission at 75 Park Place, Room 1228, New York, New York 10007 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601-2511. Copies of such material also can be obtained, at prescribed rates, from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Conseco Common Stock and the LPG Common Stock are listed on the NYSE and such reports and other information may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.


     Conseco has filed the Registration Statement with the Commission with respect to the Conseco Common Stock to be issued pursuant to or as contemplated by the Merger Agreement (as hereinafter defined). This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above.
                            ------------------------


     THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE THEREIN, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST. WRITTEN REQUESTS FOR SUCH DOCUMENTS RELATING TO CONSECO SHOULD BE DIRECTED TO JAMES W. ROSENSTEELE, VICE PRESIDENT, INVESTOR RELATIONS, CONSECO, INC., 11825 NORTH PENNSYLVANIA STREET, CARMEL, INDIANA 46032, AND TELEPHONE REQUESTS MAY BE DIRECTED TO MR. ROSENSTEELE AT
(317) 817-2893. WRITTEN REQUESTS FOR SUCH DOCUMENTS RELATING TO LPG SHOULD BE DIRECTED TO BERNHARD M. KOCH, LIFE PARTNERS GROUP, INC., 7887 EAST BELLEVIEW AVENUE, ENGLEWOOD, COLORADO 80111, AND TELEPHONE REQUESTS MAY BE DIRECTED TO MR. KOCH AT (303) 779-1111. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JUNE 20, 1996.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by Conseco and LPG, respectively, with the Commission pursuant to the Exchange Act are incorporated herein by this reference:


          1. Conseco's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 ("Conseco's Annual Report"); Conseco's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 ("Conseco's Quarterly Report"); Conseco's Current Reports on Form 8-K dated June 30, 1995, January 17, 1996, March 11, 1996 and April 10, 1996; and the description of Conseco Common Stock in Conseco's Registration Statements filed pursuant to
     Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description.



          2. LPG's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 ("LPG's Annual Report"); LPG's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 ("LPG's Quarterly Report"); LPG's Current Reports on Form 8-K dated March 11, 1996 and April 10, 1996; and the description of LPG's Common Stock in LPG's Registration Statement on Form S-1 (Registration No. 33-47621) which was declared effective on March 24, 1993.


     In addition, the Merger Agreement (as hereinafter defined), a copy of which is attached hereto as Annex A, is incorporated herein by reference.

     All documents filed by Conseco and LPG pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Conseco Special Meeting or the LPG Special Meeting, as the case may be, shall be deemed to be incorporated by reference herein and to be a part hereof from the date any such document is filed.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall be deemed, except as so modified or superseded, to constitute a part hereof. All information appearing in this Joint Proxy Statement/Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

     State insurance holding company laws and regulations applicable to Conseco and LPG generally provide that no person may acquire control of Conseco or LPG, and thus indirect control of their respective insurance subsidiaries, unless such person has provided certain required information to, and such acquisition is approved (or not disapproved) by, the appropriate insurance regulatory authorities. Generally, any person acquiring beneficial ownership of 10% or more of the Conseco Common Stock or LPG Common Stock, as the case may be, would be presumed to have acquired such control, unless the appropriate insurance regulatory authorities upon advance application determine otherwise.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS OTHER THAN THOSE CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. ANY INFORMATION OR REPRESENTATIONS WITH RESPECT TO SUCH MATTERS NOT CONTAINED HEREIN OR THEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CONSECO OR LPG. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CONSECO OR LPG SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA, NOR HAS THE COMMISSIONER OF INSURANCE RULED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT.

                               TABLE OF CONTENTS


                                                                                         PAGE
                                                                                         ----
AVAILABLE INFORMATION..................................................................   ii
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........................................  iii
TABLE OF CONTENTS......................................................................   iv
SUMMARY................................................................................    1
  SELECTED HISTORICAL FINANCIAL INFORMATION OF CONSECO.................................   11
  SELECTED HISTORICAL FINANCIAL INFORMATION OF LPG.....................................   13
  SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION.......................   15
  COMPARATIVE UNAUDITED PER SHARE INFORMATION OF CONSECO AND LPG.......................   17
  MARKET PRICE INFORMATION.............................................................   18
INFORMATION CONCERNING CONSECO AND THE MERGER SUB......................................   19
INFORMATION CONCERNING LPG.............................................................   20
SHAREHOLDER MEETINGS...................................................................   21
THE MERGER.............................................................................   24
THE MERGER AGREEMENT...................................................................   39
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS..................................   46
COMPARISON OF SHAREHOLDERS' RIGHTS.....................................................   53
MANAGEMENT OF THE SURVIVING CORPORATION UPON CONSUMMATION OF THE MERGER................   57
LEGAL MATTERS..........................................................................   57
EXPERTS................................................................................   57
RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS..............................................   57
OTHER MATTERS..........................................................................   57
Annex A -- Agreement and Plan of Merger
Annex B -- Opinion of Donaldson, Lufkin & Jenrette Securities Corporation

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, contained elsewhere, or incorporated by reference, in this Joint Proxy Statement/Prospectus and the Annexes hereto. All share and per share information in this Joint Proxy Statement/Prospectus concerning Conseco has been adjusted to reflect a two-for-one stock split of the Conseco Common Stock effected April 1, 1996, unless otherwise stated. Except as otherwise indicated, all financial information in this Joint Proxy Statement/Prospectus is presented in accordance with generally accepted accounting principles ("GAAP"). Shareholders are urged to read this Joint Proxy Statement/Prospectus, the Annexes hereto and the documents incorporated herein by reference in their entirety. Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Joint Proxy Statement/Prospectus.

                                 THE COMPANIES


CONSECO, INC. ................   Conseco is a financial services holding company
                                 engaged primarily in the development, marketing and administration of annuity, supplemental health and individual life insurance products.
                                 Conseco's earnings result primarily from: (i) operating life insurance companies; and (ii) providing investment management, administrative and other fee-based services to affiliated businesses as well as non-affiliates. Conseco's operating strategy is to grow the insurance business within its subsidiaries by focusing its resources on the development and expansion of profitable products and strong distribution channels. Conseco has supplemented such growth by acquisition of companies that have profitable niche products, strong distribution systems and progressive management teams who can work with Conseco to implement Conseco's operating and growth strategies.



                                 Conseco's insurance operations collected an aggregate of approximately $3.1 billion of total premiums in 1995 (and $.7 billion in the first quarter of 1996) from a diverse portfolio of products. Conseco's total assets and shareholders' equity at March 31, 1996 were approximately $17.2 billion and $1.3 billion, respectively. See "Information Concerning Conseco and the Merger Sub."


LPG ACQUISITION COMPANY.......   The Merger Sub, a wholly-owned subsidiary of
                                 Conseco, was formed for the purposes of
                                 effecting the Merger. To date, the Merger Sub has not engaged in any activities other than those incident to its organization and the consummation of the Merger. See "Information
                                 Concerning Conseco and the Merger Sub."


LIFE PARTNERS GROUP, INC......   LPG is an insurance holding company that,
                                 through its subsidiaries, sells a diverse portfolio of universal life insurance and, to a lesser extent, annuity products to individuals.
                                 LPG has a substantial face amount of
                                 traditional and universal life insurance in force, amounting to $59.5 billion at March 31, 1996. See "Information Concerning LPG."

                            MEETINGS OF SHAREHOLDERS


TIME, DATE AND PLACE..........   Conseco. The Conseco Special Meeting will be
                                 held at 10:00 a.m., local time, on June 27, 1996, at the Ritz Charles, 12156 North Meridian
                                 Street, Carmel, Indiana, and at any adjournment or postponement thereof.



                                 LPG. The LPG Special Meeting will be held at
                                 10:00 a.m., local time, on June 27, 1996, at the Hotel Crescent Court, 400 Crescent Court, Dallas, Texas, and at any adjournment or postponement thereof.


PURPOSES OF THE MEETINGS......   Conseco. The purpose of the Conseco Special
                                 Meeting is to consider and vote upon (i) a proposal to approve the Merger Consideration
                                 Stock Issuance (as hereinafter defined) and
                                 (ii) such other business as may properly come before the Conseco Special Meeting or any adjournments or postponements thereof. See
                                 "Shareholder Meetings -- Matters to be
                                 Considered at the Meetings -- Conseco."

                                 LPG. The purpose of the LPG Special Meeting is to consider and vote upon (i) a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby and (ii) such other business as may properly come before the LPG Special Meeting or any adjournments or postponements thereof. See "Shareholder Meetings -- Matters to be Considered at the Meetings -- LPG."


RECORD DATE, SHARES ENTITLED
TO VOTE, QUORUM...............   Conseco. Holders of record of Conseco Common
                                 Stock and Conseco PRIDES at the close of business on May 24, 1996 (the "Conseco Record
                                 Date"), are entitled to notice of and to vote, together as a single class, at the Conseco
                                 Special Meeting. As of the Conseco Record Date, there were 41,835,969 shares of Conseco Common
                                 Stock outstanding and entitled to vote, and 4,369,700 shares of Conseco PRIDES outstanding and entitled to vote. Each holder of record of shares of Conseco Common Stock on the Conseco
                                 Record Date is entitled to cast, either in person or by properly executed proxy, one vote per share of Conseco Common Stock on the Merger
                                 Consideration Stock Issuance and such other matters, if any, properly submitted for the vote of the Conseco shareholders at the Conseco
                                 Special Meeting. Each holder of record of shares of Conseco PRIDES on the Conseco Record
                                 Date is entitled to cast, either in person or by properly executed proxy, four-fifths (4/5) of one vote per share of Conseco PRIDES on the Merger Consideration Stock Issuance and such other matters, if any, properly submitted for the vote of the Conseco shareholders at the Conseco Special Meeting. See "Shareholder
                                 Meetings."

                                 The presence at the Conseco Special Meeting, in person or by properly executed proxy, of the holders of Conseco Common Stock and Conseco PRIDES entitled to cast a majority of the votes at the Conseco Special Meeting is necessary to constitute a quorum at the Conseco Special Meeting. See "Shareholder Meetings."



                                 LPG. Holders of record of shares of LPG Common Stock at the close of business on May 24, 1996 (the "LPG Record Date"), are entitled to notice of and to vote at the LPG Special Meeting. As of the LPG Record Date, there were 28,166,549 shares of LPG Common Stock outstanding and entitled to vote. Each holder of record of shares of LPG Common Stock on the LPG Record Date is entitled to cast, either in person or by properly executed proxy, one vote per share on the Merger Agreement and the other matters, if any, properly submitted for the vote of the LPG shareholders at the LPG Special Meeting. See "Shareholder Meetings."


                                 The presence, in person or by properly executed proxy, of the holders of stock representing a majority of the voting power of all outstanding shares of the LPG Common Stock at the LPG Special Meeting is necessary to constitute a quorum at the LPG Special Meeting. See "Shareholder Meetings."

VOTE REQUIRED.................   Conseco. Although Conseco shareholder approval
                                 of the Merger and the Merger Agreement is not required under Indiana law because Conseco is not a constituent corporation to the Merger, under the rules of the NYSE, on which the Conseco Common Stock is listed, the affirmative vote of a majority of the voting power of the outstanding shares of voting stock present and voting thereon (in person or by proxy) is required for approval of the issuance by a corporation of shares of its common stock in connection with the acquisition of stock or assets of another company if the common stock so issued will be equal to or in excess of twenty percent (20%) of the number of shares of common stock of such corporation outstanding before the issuance of such shares.
                                 Accordingly, because the shares of Conseco
                                 Common Stock to be issued pursuant to the Merger will exceed twenty percent (20%) of the number of shares of Conseco Common Stock outstanding immediately prior to the Merger, approval of the Merger Consideration Stock
                                 Issuance is required pursuant to the rules of NYSE. See "Shareholder Meetings -- Voting at the Meetings; Record Date; Quorum -- Conseco."

                                 LPG. The approval and adoption by LPG of the Merger Agreement will require the affirmative vote of the holders of a majority of the voting power of the outstanding shares of LPG Common Stock entitled to vote thereon. See "Shareholder Meetings -- Voting at the Meetings; Record Date; Quorum -- LPG."

                                   THE MERGER


EFFECT OF MERGER..............   Upon consummation of the Merger, (i) the Merger
                                 Sub will be merged with and into LPG, with LPG being the surviving corporation (the "Surviving
                                 Corporation"); (ii) each outstanding share of LPG Common Stock will be cancelled, and each holder of a certificate representing shares of LPG Common Stock will cease to have any rights with respect thereto, except the right to receive, upon the surrender of such certificate, the Merger Consideration (as defined below); and (iii) each outstanding share of common stock of the Merger Sub will be converted into one share of the common stock of the Surviving Corporation. Fractional shares of Conseco Common Stock will not be issuable in connection with the Merger. LPG shareholders otherwise entitled to fractional shares of Conseco Common Stock will receive the value of such fractional shares in cash, determined as described herein under "The Merger Agreement --
                                 Conversion of Shares; Exchange of Stock
                                 Certificates; No Fractional Amounts."


                                 A copy of the Merger Agreement is attached as Annex A to this Joint Proxy
                                 Statement/Prospectus and is incorporated by reference herein. See "The Merger Agreement."

MERGER CONSIDERATION..........   Upon the consummation of the Merger, each
                                 outstanding share of
                                 LPG Common Stock (other than shares of LPG
                                 Common Stock held by LPG as treasury stock) will be cancelled and converted into the right to receive the fraction (rounded to the nearest ten-thousandth of a share) of a share of Conseco Common Stock determined by dividing
                                 $21.00 by the Conseco Share Price. The "Conseco
                                 Share Price" is equal to the Trading Average
                                 (as defined below); provided, however, that if the Trading Average is less than $30.00, then the Conseco Share Price shall be $30.00, and if the Trading Average is greater than $36.00, then the Conseco Share Price shall be $36.00.
                                 The "Trading Average" shall be equal to the average of the closing prices of the Conseco
                                 Common Stock on the NYSE Composite Transactions
                                 Reporting System for the 20 trading days immediately preceding the second trading day prior to the Effective Time. The Conseco Common
                                 Stock to be issued to holders of shares of LPG
                                 Common Stock in accordance with the Merger and any cash to be paid in lieu of fractional shares of Conseco Common Stock are referred to collectively as the "Merger Consideration." The issuance of Conseco Common Stock in the Merger is referred to as the "Merger Consideration
                                 Stock Issuance." Conseco will apply to have the additional shares of Conseco Common Stock issued pursuant to the Merger listed on the NYSE. See "The Merger Agreement -- Conversion of Shares; Exchange of Stock Certificates; No
                                 Fractional Amounts."

                                 No fractional shares of Conseco Common Stock will be issued in the Merger. Each LPG shareholder who otherwise would have been entitled to a fraction of a share of Conseco Common Stock will receive in lieu thereof cash in accordance with the terms of the

                                 Merger Agreement. See "The Merger Agreement -- Conversion of Shares; Exchange of Stock Certificates; No Fractional Amounts."

                                 As soon as reasonably practicable after
                                 consummation of the Merger, a letter of
                                 transmittal (including instructions setting forth the procedures for exchanging such holder's certificates representing LPG Common Stock ("Certificates") for the Merger Consideration payable to such holder pursuant to the Merger Agreement) will be sent to each holder of record, as of the Effective Time, of shares of LPG Common Stock. Upon surrender of such Certificates to the Paying Agent together with a duly completed and executed letter of transmittal, such holder will promptly receive the Merger Consideration for each share of LPG Common Stock previously represented by the Certificates so surrendered.


TREATMENT OF OPTIONS..........   LPG has agreed to use its best efforts to give
                                 effect to the following with respect to options to purchase LPG Common Stock granted pursuant to either LPG's 1992 Incentive and Nonstatutory
                                 Stock Option Plan or pursuant to any other agreement ("LPG Stock Options") which remain outstanding immediately prior to the Effective
                                 Time: (a) LPG Stock Options held by persons who are officers or employees of LPG at the Effective Time shall become options to purchase, for the same aggregate consideration payable to exercise such LPG Stock Options, the number of shares of Conseco Common Stock which the holder would have been entitled to receive at the Effective Time if such LPG Stock Options had been exercised for shares of LPG Common
                                 Stock prior to the Effective Time; (b) LPG
                                 Stock Options held by persons who are not currently officers or employees of LPG shall be required to be exercised prior to the Effective
                                 Time or forfeited; (c) LPG Stock Options held by certain officers of LPG were permitted to be repriced; (d) LPG Stock Options held by an officer or employee of LPG shall expire and be forfeited if not exercised within three (3) months after the date such person ceases to be an officer or employee of LPG, the Surviving
                                 Corporation, Conseco, or any other subsidiary of Conseco; and (e) LPG Stock Options held by an officer subject to Section 16 of the Exchange Act who would incur liability under
                                 Section 16(b) if such LPG Stock Options were to be exercised on the date on which such options would otherwise expire under the Merger
                                 Agreement, shall otherwise remain exercisable for five (5) business days from the date after which no such liability would be incurred. See
                                 "The Merger Agreement -- Treatment of LPG Stock
                                 Options."



REASONS FOR THE MERGER; BOARD
  RECOMMENDATIONS REGARDING
  THE MERGER..................   Conseco. The Board of Directors of Conseco
                                 approved the Merger Agreement and the Merger
                                 Consideration Stock Issuance based on a number of factors including its belief that: (i) the addition of LPG's universal life insurance business would enable Conseco to offer a complete portfolio of insurance products to its customers;

                                 (ii) the addition of LPG's 25,000 independent agents and its client company structure consisting of 30 marketing organizations would further diversify Conseco's current distribution system; (iii) LPG's distribution system would provide Conseco additional opportunities to cross-sell its current products; (iv) the Merger offers Conseco and LPG the opportunity to improve their profitability through the achievements of economies of scale, the elimination of redundancies and the enhancement of market position; (v) the issuance of additional shares of Conseco Common Stock in the Merger would result in a substantial increase in Conseco's equity and further reduce its debt-to-capital ratio; and (vi) the Merger would further Conseco's efforts to strengthen its debt ratings and the claims-paying ability ratings of its insurance subsidiaries.

                                 The Board of Directors of Conseco recommends that the shareholders of Conseco approve the Merger Consideration Stock Issuance. In evaluating the recommendation of the Conseco Board of Directors, shareholders of Conseco should carefully consider the matters described under "The Merger -- Conseco's Reasons for the Merger; Recommendation of the Conseco Board of Directors."


                                 LPG. The LPG Board of Directors determined to pursue the Merger based upon many different factors, including but not limited to: (i) the substantial premium over the then current market price of the LPG Common Stock offered by Conseco; (ii) the financial condition and results of operations of Conseco and the LPG Board of Directors' perceptions of the more favorable overall business prospects of Conseco and LPG on a combined basis as compared to such prospects as separate entities; (iii) the tax-deferred nature of the transaction to the extent that the LPG shareholders receive shares of Conseco Common Stock in exchange for their shares of LPG Common Stock; (iv) the potential future performance of Conseco and the Conseco Common Stock after the Merger and Conseco's strength and position in the insurance industry; and (v) the written opinion rendered to the LPG Board of Directors by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") with regard to the fairness to the LPG shareholders, from a financial point of view, of the Merger Consideration to be received by the shareholders of LPG pursuant to the Merger Agreement.


                                 The Board of Directors of LPG recommends the shareholders of LPG approve the Merger and the Merger Agreement. In evaluating the recommendation of the LPG Board of Directors, shareholders of LPG should carefully consider the matters described under "The Merger -- LPG's Reasons for the Merger; Recommendation of the LPG Board of Directors."

OPINION OF LPG'S FINANCIAL
ADVISOR.......................   DLJ has delivered its written opinion to the
                                 Board of Directors of LPG that, as of March 11, 1996, the Merger Consideration to be received by the shareholders of LPG pursuant to the Merger

                                 Agreement is fair, from a financial point of view, to such shareholders.

                                 The full text of the written opinion of DLJ, which sets forth assumptions made, procedures followed, other matters considered and limits of the review undertaken in connection with the opinion, is attached hereto as Annex B and is incorporated herein by reference. Holders of LPG Common Stock are urged to, and should, read such opinion in its entirety. See "The Merger -- Opinion of LPG's Financial Advisor."

CERTAIN CONSEQUENCES OF THE
MERGER........................   Upon consummation of the Merger, the LPG
                                 shareholders will become shareholders of
                                 Conseco, and each share of LPG Common Stock issued and outstanding immediately prior to the consummation of the Merger (other than shares held as treasury shares of LPG) shall be converted into the right to receive the Merger
                                 Consideration. See "-- Merger Consideration."
                                 In addition, holders of LPG Stock Options will be entitled to receive, upon the exercise of their respective LPG Stock Options, a number of shares of Conseco Common Stock determined as described under "The Merger Agreement --
                                 Conversion of Shares; Exchange of Stock
                                 Certificates; No Fractional Amounts;" and " --
                                 Treatment of LPG Stock Options."


                                 After consummation of the Merger, the current Conseco shareholders will own between approximately 68% and 72% of the shares of Conseco Common Stock to be outstanding after consummation of the Merger, and the current LPG shareholders will own between approximately 28% and 32% of such shares.


                                 See "The Merger -- Certain Consequences of the Merger."

CONDUCT OF THE BUSINESS OF
CONSECO AND LPG AFTER THE
  MERGER......................   Conseco plans to consolidate the operations of
                                 LPG into Conseco's operations in Carmel, Indiana concurrently with or as soon as practicable after consummation of the Merger.
                                 Marketing and certain other operations of LPG are expected to remain in Englewood, Colorado for some period of time in order to maintain and promote LPG's marketing strategy. See "The
                                 Merger -- Conduct of the Business of Conseco and LPG After the Merger."

                                 Pursuant to the Merger Agreement, (i) the members of the Board of Directors of the Merger Sub immediately prior to the consummation of the Merger shall become the directors of the Surviving Corporation following the consummation of the Merger, and (ii) the officers of the Merger Sub immediately prior to the consummation of the Merger shall become the officers of the Surviving Corporation following the consummation of the Merger. Conseco's Board of Directors and management will not be affected by the Merger. See "Management of the Surviving Corporation Upon Consummation of the Merger."

INTERESTS OF CERTAIN PERSONS
IN THE MERGER.................   Pursuant to the Merger Agreement, the
                                 Certificate of Incorporation and By-laws of the Surviving Corporation and each of its subsidiaries shall contain the provisions with respect to indemnification set forth in the Certificate of Incorporation and By-Laws of LPG on the date of the Merger Agreement, and such provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of LPG or any of its subsidiaries (the
                                 "Indemnified Parties") in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger
                                 Agreement), unless such modification is
                                 required by law. Conseco has agreed to be jointly and severally liable for the indemnification obligations of the Surviving
                                 Corporation to the Indemnified Parties, as set forth above. See "The Merger -- Interests of
                                 Certain Persons in the Merger --
                                 Indemnification of Officers and Directors."

                                 Conseco has agreed to maintain the
                                 effectiveness of the Registration Statement subsequent to the consummation of the Merger for the purpose of resales of Conseco Common Stock by persons who, at the time the Merger is submitted to the shareholders of LPG for approval, were "affiliates" of LPG for purposes of Rule 145 under the Securities Act, but shall not thereafter be required to file any post-effective amendment thereto. See "The Merger -- Interests of Certain Persons in the Merger -- LPG Affiliate Registration Rights."

                                 In connection with the evaluation,
                                 investigation, structuring, negotiation, and completion of the Merger, LPG engaged Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse") to act as a financial advisor to LPG and to furnish financial advisory services. As compensation for the services performed by Hicks Muse, LPG is obligated to pay, in cash on the date of the closing of the Merger, an advisory fee to Hicks Muse of $4,000,000 (the "Transaction Fee"). Hicks Muse, directly and indirectly, beneficially owned approximately 12.8% of the outstanding shares of LPG Common Stock on December 31, 1995. See "The Merger -- Interests of Certain Persons in the Merger -- Financial Advisory Fees."

EFFECTIVE TIME OF THE
MERGER........................   The Merger will become effective upon the date
                                 a Certificate of Merger is filed with the Secretary of State of Delaware or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time"). See "The Merger
                                 Agreement -- Effective Time."


CONDITIONS TO THE MERGER;
  TERMINATION OF THE MERGER
  AGREEMENT...................   The obligations of Conseco and LPG to
                                 consummate the Merger are subject to the satisfaction of certain conditions, including obtaining requisite Conseco and LPG shareholder approvals, delivery to LPG of a tax opinion, and the receipt of certain governmental consents and approvals, including, without limitation, certain consents and approvals required under applicable insurance laws and the expiration (or earlier termination) of the relevant waiting period under the Hart-Scott-Rodino Antitrust
                                 Improvements Act of 1976, as amended (the "HSR
                                 Act"). Such waiting period expired on May 17, 1996. See "The Merger -- Regulatory Approvals" and "The Merger Agreement -- Conditions to the
                                 Merger."


                                 The Merger Agreement is subject to termination by Conseco or LPG (provided that such party is not in breach of the Merger Agreement) if the Merger is not consummated by September 30, 1996, and prior to such time upon the occurrence of certain events. See "The Merger Agreement -- Termination."


RIGHT OF LPG BOARD OF
DIRECTORS TO WITHDRAW ITS
  RECOMMENDATION; FEES........   Under the Merger Agreement, the Board of
                                 Directors of LPG shall not: (i) withdraw or modify, in a manner materially adverse to Conseco, the approval or recommendation by the Board of Directors of the Merger Agreement or the Merger; (ii) approve or recommend an Acquisition Proposal (as defined in the Merger
                                 Agreement); or (iii) enter into any agreement with respect to any Acquisition Proposal, unless LPG receives an Acquisition Proposal and the Board of Directors of LPG determines in good faith, following consultation with outside counsel, that in order to comply with its fiduciary duties to shareholders under applicable law it is necessary for the Board of Directors to withdraw or modify, in a manner materially adverse to Conseco, its approval or recommendation of the Merger Agreement or the Merger, approve or recommend such Acquisition
                                 Proposal, enter into an agreement with respect to such Acquisition Proposal or terminate the Merger Agreement. In the event the Board of Directors of LPG takes any of the foregoing actions, LPG shall, concurrently with the taking of any such action, pay to Conseco upon demand $20 million, payable in same-day funds.



                                 In the absence of an Acquisition Proposal, unless Conseco is materially in breach of the Merger Agreement or is unable to satisfy certain closing conditions in the Merger Agreement, LPG has agreed to pay to Conseco upon demand $20 million, payable in same-day funds, if the requisite approval of LPG's shareholders for the Merger is not obtained and all other closing conditions contained in the Merger Agreement have been satisfied or waived or, with respect to any condition not then satisfied, it is substantially likely that such condition will be satisfied on or before September 30, 1996, through the exercise of best efforts to procure the satisfaction thereof.


                                 In the absence of an Acquisition Proposal, unless LPG is materially in breach of the Merger Agreement or is unable to satisfy certain closing conditions in the Merger Agreement, Conseco has agreed to pay to LPG upon demand $20 million, payable in same-day funds, if the requisite approval of holders of Conseco Stock of the Merger Consideration Stock Issuance is not obtained and all other closing conditions contained in the Merger Agreement have been satisfied or waived or, with respect to any condition not then satisfied, it is substantially likely that such condition will be satisfied on or before September 30, 1996, through the exercise of best efforts to procure the satisfaction thereof. See "The Merger

                                 Agreement -- Right of LPG Board of Directors to Withdraw its Recommendation" and "-- Fees."

ABSENCE OF APPRAISAL RIGHTS...   Holders of Conseco Stock will not be entitled
                                 to appraisal rights under the Indiana Business
                                 Corporation Law (the "Indiana Corporation
                                 Law"). Holders of LPG Common Stock will not be entitled to appraisal rights under the Delaware
                                 General Corporation Law (the "DGCL"). See "The
                                 Merger -- Absence of Appraisal Rights."

CERTAIN FEDERAL INCOME TAX
  CONSEQUENCES................   The Merger is expected to qualify as a
                                 reorganization within the meaning of Section
                                 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The obligation of LPG to consummate the Merger is subject to the condition that it shall have received an opinion of counsel to the effect that the Merger will be treated for tax purposes as a reorganization with the meaning of Section
                                 368(a) of the Code. No gain or loss will be recognized by LPG shareholders upon their exchange of LPG Common Stock for Conseco Common
                                 Stock, except that any LPG shareholder who receives cash proceeds in lieu of a fractional share interest in Conseco Common Stock will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to the fractional share interest and such gain or loss will constitute capital gain or loss if such shareholder's LPG Common Stock is held as a capital asset at the Effective
                                 Time. See "The Merger -- Certain Federal Income
                                 Tax Consequences."

ACCOUNTING TREATMENT..........   The Merger will be accounted for as a
                                 "purchase" under GAAP.
                                 See "The Merger -- Accounting Treatment."

COMPARISON OF SHAREHOLDERS'
RIGHTS........................   Upon consummation of the Merger, the LPG
                                 shareholders will become shareholders of
                                 Conseco. See "Comparison of Shareholders'
                                 Rights" for a summary of the material
                                 differences between the rights of holders of Conseco Common Stock and LPG Common Stock.
                                 These differences arise from the distinctions between the laws of the jurisdictions in which Conseco and LPG are incorporated (Indiana and Delaware, respectively) and the distinctions between the respective charters and bylaws of Conseco and LPG.

            SELECTED HISTORICAL FINANCIAL INFORMATION OF CONSECO(A)


     The selected historical financial information set forth below was derived from the consolidated financial statements of Conseco. Conseco's consolidated balance sheets at December 31, 1994 and 1995, and the consolidated statements of operations, shareholders' equity and cash flows for the years ended December 31, 1993, 1994 and 1995 and notes thereto were audited by Coopers & Lybrand L.L.P., independent accountants, and are included in Conseco's Annual Report which is incorporated by reference herein. The consolidated financial information should be read in conjunction with Conseco's Annual Report. The consolidated financial information set forth for the three months ended March 31, 1995 and 1996, is unaudited; however, in the opinion of Conseco's management, the accompanying financial information contains all adjustments, consisting only of normal recurring items, necessary to present fairly the financial information for such periods. The results of operations for the three months ended March 31, 1996, may not be indicative of the results of operations to be expected for a full year.



                                                                                                             THREE MONTHS ENDED
                                                                YEARS ENDED DECEMBER 31,                          MARCH 31,
                                                ---------------------------------------------------------   ---------------------
                                                  1991        1992        1993        1994        1995        1995        1996
                                                ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                                 (AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA
Insurance policy income........................ $   280.8   $   378.7   $ 1,293.8   $ 1,285.6   $ 1,465.0   $   367.6   $   369.8
Investment activity:
  Net investment income........................     921.4       888.6       896.2       385.7     1,142.6       270.8       273.7
  Net trading income (losses)..................      50.7        35.9        93.1        (4.9)        2.5         1.8        (3.5)
  Net realized gains (losses)..................     123.3       124.3       149.5       (25.6)      186.4         1.5         9.4
Total revenues.................................   1,391.8     1,523.9     2,636.0     1,862.0     2,855.3       652.3       691.8
Interest expense on notes payable..............      69.9        46.2        58.0        59.3       119.4        26.2        28.4
Total benefits and expenses....................   1,168.6     1,193.9     2,025.8     1,537.6     2,436.8       566.5       571.6
Income before income taxes, minority interest
  and extraordinary charge.....................     223.2       330.0       610.2       324.4       418.5        85.8       120.2
Extraordinary charge on extinguishment of debt,
  net of tax...................................       5.0         5.3        11.9         4.0         2.1          --        17.4
Net income.....................................     116.0       169.5       297.0       150.4       220.4        24.4        46.3
Preferred dividends............................       6.8         5.5        20.6        18.6        18.4         4.6         8.1
Net income applicable to common stock..........     109.2       164.0       276.4       131.8       202.0        19.8        38.2
PER SHARE DATA(B)
Income before extraordinary charge, primary....     $2.15       $2.79       $4.93       $2.58       $4.74       $0.45       $1.19
Net income, primary............................      2.05        2.71        4.73        2.50        4.69        0.45        0.84
Income before extraordinary charge, fully
  diluted......................................      2.11        2.78        4.57        2.50        4.26        0.45        1.08
Net income, fully diluted......................      2.01        2.70        4.39        2.44        4.22        0.45        0.78
Dividends declared per common share............      .035        .043         .15         .25        .093       0.063       0.020
Book value per common share outstanding at
  period end...................................      7.73       10.93       16.89       10.45       20.44       11.44       17.51
Shares outstanding at period end...............      49.4        49.8        50.6        44.4        40.5        40.4        41.4
Average fully diluted shares outstanding.......      50.8        59.2        67.0        61.7        52.2        43.7        59.1
BALANCE SHEET DATA -- PERIOD END
Total assets................................... $11,832.4   $11,772.7   $13,749.3   $10,811.9   $17,297.5   $16,896.7   $17,230.0
Notes payable for which Conseco is directly
  liable.......................................     177.6       163.2       413.0       191.8       871.4       418.2       660.7
Notes payable of BLH, not direct obligations of
  Conseco......................................        --       392.0       290.3       280.0       301.5       280.2       299.9
Notes payable of Partnership entities, not
  direct obligations of Conseco................     319.3          --          --       331.1       283.2       315.7       283.5
Total liabilities..............................  11,321.3    11,154.4    12,382.9     9,743.2    15,782.5    15,596.4    15,655.9
Minority interest..............................      79.5        24.0       223.8       321.7       403.3       554.7       299.3
Shareholders' equity...........................     431.6       594.3     1,142.6       747.0     1,111.7       745.6     1,274.8
OTHER FINANCIAL DATA(C)
Premiums collected(d).......................... $ 1,648.7   $ 1,464.9   $ 2,140.1   $ 1,879.1   $ 3,106.4   $   875.9   $   746.2
Operating earnings(e)..........................      61.5       114.8       162.0       151.7       131.3        25.2        48.4
Operating earnings per fully diluted common
  share(b)(e)..................................      1.05        1.80        2.39        2.46        2.52        0.47        0.82
Shareholders' equity excluding unrealized
  appreciation (depreciation) of fixed maturity
  securities(f)................................     431.6       560.3     1,055.2       884.7       999.1       814.2     1,291.2
Book value per common share outstanding,
  excluding unrealized appreciation
  (depreciation) of fixed maturity
  securities(b)(f).............................      7.73       10.24       15.16       13.55       17.66       13.14       17.90
Ratio of debt (including debt of CCP guaranteed
  by Conseco until its retirement in 1993) for
  which Conseco is directly liable to total
  capital of Conseco only:
    As reported................................       .29x        .22x        .27x        .20x        .44x        .30x        .34x
    Excluding unrealized appreciation
      (depreciation)(f)........................       .29x        .23x        .28x        .18x        .47x        .28x        .34x
Adjusted statutory capital (at period
  end)(g)...................................... $   617.1   $   603.1   $ 1,135.5   $   509.0   $ 1,021.0   $   873.6   $   954.1
Adjusted statutory earnings(h).................      90.0       153.4       273.8       248.6       321.7        73.0        77.8
Ratio of adjusted statutory earnings to cash
  interest(i)..................................      2.62x       5.75x       4.94x       5.06x       3.79x       4.23x       3.72x


                                               (See footnotes on following page)

- -------------------------

(a) Comparison of consolidated financial information in the above table is significantly affected by the Conseco Capital Partners, L.P. ("Partnership I") and Conseco Capital Partners II, L.P. ("Partnership II") acquisitions, the sale of Western National Corporation ("WNC") and the transactions affecting Conseco's ownership interest in Bankers Life Holding Corporation ("BLH") and CCP Insurance, Inc.("CCP"). For periods beginning with their acquisitions and ending June 30, 1992, Partnership I and its subsidiaries were consolidated with the financial statements of Conseco. Following the completion of the initial public offering by CCP in July 1992, the Company did not have unilateral control to direct all of CCP's activities and, therefore, did not consolidate the financial statements of CCP with the financial statements of Conseco. As a result of the purchase by Conseco of all the shares of common stock of CCP it did not already own on August 31, 1995 (the "CCP Merger"), the financial statements of CCP's subsidiaries are consolidated with the financial statements of Conseco, effective January 1, 1995. Conseco has included BLH in its financial statements since November 1, 1992. Through December 31, 1993, the financial statements of WNC were consolidated with the financial statements of Conseco. Following the completion of the initial public offering of WNC (and subsequent disposition of Conseco's remaining equity interest in WNC), the financial statements of WNC were no longer consolidated with the financial statements of Conseco. As of September 29, 1994, Conseco began to include in its financial statements the newly acquired Partnership II subsidiary, American Life Holdings, Inc. ("AGP"). Refer to the notes to the consolidated financial statements included in Conseco's Annual Report, incorporated by reference herein, for a description of business combinations.


(b) All share and per share amounts have been restated to reflect the two-for-one stock split paid April 1, 1996.

(c) Amounts under this heading are included to assist the reader in analyzing Conseco's financial position and results of operations. Such amounts are not intended to, and do not, represent insurance policy income, net income, net income per share, shareholders' equity or book value per share prepared in accordance with GAAP.

(d) Includes premiums received from annuities and universal life policies, which are not reported as revenues under GAAP.

(e) Represents income before extraordinary charge, excluding net trading income (losses) (net of income taxes), net realized gains (losses) (less that portion of change in future policy benefits, amortization of cost of policies purchased and the cost of policies produced and income taxes relating to such gains (losses)) and restructuring activities (net of income taxes).

(f) Excludes the effect of reporting fixed maturities at fair value and recording the unrealized gain or loss on such securities as a component of shareholders' equity, net of tax and other adjustments, which Conseco began to do in 1992. Such adjustments are in accordance with Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"), as described in the notes to the consolidated financial statements included in Conseco's Annual Report which is incorporated herein by reference.


(g) Includes: (i) statutory capital and surplus; (ii) mandatory securities valuation reserve ("MSVR") at periods ended prior to December 31, 1992;
    (iii) asset valuation reserve ("AVR") and interest maintenance reserve ("IMR") at periods ended on or after December 31, 1992; and (iv) the portion of surplus debentures carried by the life companies as a liability to Conseco. Such statutory data reflect the combined data derived from the annual statements of Conseco's and BLH's wholly-owned life insurance companies as filed with insurance regulatory agencies and prepared in accordance with statutory accounting practices.



(h) Represents gains from operations before interest expense (except interest on annuities and financial products) and income taxes of Conseco's and BLH's wholly-owned life insurance companies as reported for statutory accounting purposes plus income before interest expense and income taxes of all non-life companies.



(i) Represents the ratio of adjusted statutory earnings to cash interest. Cash interest includes interest, except interest on annuities and financial products, of Conseco's and BLH's wholly-owned subsidiaries that is required to be paid in cash.

              SELECTED HISTORICAL FINANCIAL INFORMATION OF LPG(A)


     The selected historical financial information set forth below was derived from the consolidated financial statements of LPG. LPG's consolidated balance sheets at December 31, 1994 and 1995, and the consolidated statements of operations, shareholders' equity and cash flows for the years ended December 31, 1993, 1994 and 1995 and notes thereto were audited by Coopers & Lybrand L.L.P., independent accountants, and are included in LPG's Annual Report which is incorporated by reference herein. The consolidated financial information should be read in conjunction with LPG's Annual Report. The consolidated financial information set forth for the three months ended March 31, 1995 and 1996, is unaudited; however, in the opinion of LPG's management, the accompanying financial information contains all adjustments, consisting only of normal recurring items, necessary to present fairly the financial information for such periods. The results of operations for the three months ended March 31, 1996, may not be indicative of the results of operations to be expected for a full year.



                                                                                                               THREE MONTHS
                                                                                                                  ENDED
                                                               YEARS ENDED DECEMBER 31,                         MARCH 31,
                                               --------------------------------------------------------    --------------------
                                                 1991        1992        1993        1994        1995        1995        1996
                                               --------    --------    --------    --------    --------    --------    --------
                                                               (AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA
Insurance policy income....................... $  187.1    $  187.3    $  210.8    $  217.9    $  280.1    $   55.8    $   77.4
Investment activity:
  Net investment income.......................    207.5       218.6       221.1       225.4       277.1        61.0        73.6
  Net realized gains (losses).................     18.6        23.1        18.4       (19.7)       15.8         2.6         1.9
Total revenues................................    420.6       436.5       455.7       428.2       576.1       120.3       154.0
Interest expense..............................     43.4        35.3        26.0        20.7        27.9         5.4         6.0
Total benefits and expenses...................    376.6       374.9       373.9       369.8       592.8       109.4       136.2
Income (loss) before income taxes, minority
  interest and extraordinary charge...........     44.1        61.7        81.9        58.5       (16.7)       10.9        17.8
Extraordinary charge, net of tax..............       --         5.6         4.8         2.6          --          --          --
Net income (loss).............................     22.8        32.1        47.2        34.6       (13.4)        6.9        11.4
Dividends in kind on preferred stock..........     13.4        15.4         4.0          --          --          --          --
Net income (loss) applicable to common
  stock.......................................      9.4        16.7        43.2        34.6       (13.4)        6.9        11.4
PER SHARE DATA
Income (loss) before extraordinary charge,
  primary and fully diluted................... $  (0.61)   $   1.08    $   2.05    $   1.43    $  (0.49)   $   0.26    $   0.40
Net income (loss), primary and fully
  diluted.....................................    (0.61)       0.62        1.85        1.33       (0.49)       0.26        0.40
Dividends declared per common share...........       --          --      0.0375         .08         .11       0.020       0.030
Book value per common share outstanding at
  period end..................................    13.92       15.98       12.25       11.50       14.35       12.43       13.37
Shares outstanding at period end..............      8.0        14.4        25.4        25.5        27.9        25.7        27.9
Average fully diluted shares outstanding......      9.0        12.1        23.4        26.1        27.1        26.1        28.4
BALANCE SHEET DATA -- PERIOD END
Total assets.................................. $2,976.9    $3,292.7    $3,589.4    $3,748.8    $4,980.9    $3,813.0    $4,988.1
Notes payable.................................    335.5       314.3       210.1       210.5       246.1       206.9       242.5
Total liabilities.............................  2,819.3     3,062.8     3,278.2     3,455.2     4,580.4     3,493.6     4,614.9
Minority interest.............................     24.1          --          --          --          --          --          --
Shareholders' equity..........................    111.6       229.9       311.2       293.6       400.5       319.4       373.2
OTHER FINANCIAL DATA(B)
Premiums collected(c)......................... $  508.2    $  465.5    $  470.2    $  411.8    $  497.3    $  100.1    $  131.8
Operating earnings (loss)(d)..................     15.5        31.9        44.1        50.0       (28.9)        4.8        10.2
Operating earnings (loss) per fully diluted
  common share(d).............................     1.72        2.63        1.88        1.91       (1.06)       0.18        0.36
Shareholders' equity excluding unrealized
  appreciation (depreciation) of fixed
  maturity securities(e)......................    111.6       229.9       291.7       325.0       344.3       331.8       356.8
Book value per common share outstanding,
  excluding unrealized appreciation
  (depreciation) of fixed maturity
  securities(e)...............................    13.92       15.98       11.48       12.73       12.34       12.91       12.78
Ratio of debt to total capital:
  As reported.................................      .75x        .58x         40x        .42x        .38x       0.39x       0.39x
  Excluding unrealized appreciation
    (depreciation)(e).........................      .75x        .58x         42x        .39x        .42x       0.38x       0.41x
Adjusted statutory capital (at period
  end)(f)..................................... $  149.4    $  191.3    $  169.8    $  174.3    $  209.8    $  175.1    $  219.9
Adjusted statutory earnings(g)................     75.7        76.4        83.4        75.8        78.1        18.4        24.0
Ratio of adjusted statutory earnings to cash
  interest(h).................................     1.83x       2.25x       3.46x       3.78x       3.46x       3.54x       4.14x


                                               (See footnotes on following page)

- -------------------------
(a) Comparison of consolidated financial information in the above table is significantly affected by the acquisition of Lamar Financial Group, Inc. ("Lamar") on April 28, 1995. Such acquisition was accounted for using the purchase method, and the results of operations at Lamar are included in the consolidated financial data from the date of acquisition. Refer to the notes to the consolidated financial statements included in LPG's Annual Report incorporated by reference herein for a description of the acquisition.

(b) Amounts under this heading are included to assist the reader in analyzing LPG's financial position and results of operations. Such amounts are not intended to, and do not, represent insurance policy income, net income, net income per share, shareholders' equity or book value per share prepared in accordance with GAAP.

(c) Includes premiums received from annuities and universal life policies, which are not reported as revenues under GAAP.

(d) Represents income before extraordinary charge, excluding net realized gains (losses) (less that portion of amortization of cost of policies purchased and the cost of policies produced and income taxes relating to such gains (losses)).

(e) Excludes the effects of reporting fixed maturities at fair value and recording the unrealized gain or loss on such securities as a component of shareholders' equity, net of tax and other adjustments, which LPG began to do effective December 31, 1993. Such adjustments are in accordance with SFAS 115, as described in the notes to the consolidated financial statements included in LPG's Annual Report which is incorporated herein by reference.

(f) Includes: (i) statutory capital and surplus; (ii) MSVR at periods ended prior to December 31, 1992; and (iii) AVR and IMR at periods ended on or after December 31, 1992. Such statutory data reflect the combined data derived from the annual statements of LPG's consolidated insurance subsidiaries as filed with insurance regulatory agencies and prepared in accordance with statutory accounting practices.

(g) Represents gains from operations before interest expense (except interest on annuities and financial products) and income taxes of LPG's consolidated insurance subsidiaries as reported for statutory accounting purposes plus income before interest expense and income taxes of all non-life companies.

(h) Represents the ratio of adjusted statutory earnings to cash interest. Cash includes interest, except interest on annuities and financial products, of LPG and its consolidated subsidiaries that is required to be paid in cash.

         SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION


     The summary unaudited pro forma consolidated financial information set forth below was derived from the unaudited pro forma consolidated financial statements of Conseco included elsewhere in this Joint Proxy Statement/Prospectus. See "Unaudited Pro Forma Consolidated Financial Statements." The summary unaudited pro forma consolidated financial information is based upon the historical and pro forma consolidated financial statements and related notes thereto of Conseco and LPG incorporated by reference in this Joint Proxy Statement/Prospectus. This information should be read in conjunction with such materials and the unaudited pro forma consolidated financial statements appearing elsewhere in this Joint Proxy Statement/Prospectus.


     The summary unaudited pro forma consolidated financial information for the year ended December 31, 1995, reflects the consolidated operating results for Conseco as if the following transactions had occurred on January 1, 1995: (i) the Merger; (ii) the acquisition of Lamar by LPG; (iii) the acquisition of all of the outstanding common stock of CCP not owned by Conseco and related transactions (including the repayment of the existing $250.0 million revolving credit agreement); (iv) the increase of Conseco's ownership in BLH to 90.5 percent, as a result of purchases of common shares of BLH by Conseco and BLH during 1995 and the first three months of 1996; (v) the issuance of 4.37 million shares of Conseco PRIDES in January 1996; (vi) the BLH tender offer for its 13 percent senior subordinated notes due 2002 and related financing transactions completed in March 1996; and (vii) the debt restructuring of AGP in the fourth quarter of 1995.


     The summary unaudited pro forma consolidated financial information for the three months ended March 31, 1996, reflects the consolidated operating results for Conseco as if the following transactions had occurred on January 1, 1995:
(i) the Merger; (ii) the increase of Conseco's ownership in BLH to 90.5 percent, as a result of purchases of common shares of BLH by BLH during the first three months of 1996; (iii) the issuance of 4.37 million shares of Conseco PRIDES in January 1996; and (iv) the BLH tender offer for and repurchase of its 13 percent senior subordinated notes due 2002 and related financing transactions completed in March 1996.



     The summary unaudited pro forma consolidated financial information at March 31, 1996, reflects the financial position of Conseco as if the Merger had occurred on March 31, 1996.



     The summary unaudited pro forma financial information as of and for the year ended December 31, 1995, and for the three months ended March 31, 1996, is provided for informational purposes only and is not necessarily indicative of the results of operations or financial condition that would have been achieved had the transactions set forth above actually occurred as of the dates indicated or of future results of operations or financial condition of Conseco. Conseco anticipates cost savings and additional benefits as a result of the Merger. Such benefits and any other changes that might have resulted from management of the combined companies have not been included as adjustments to the pro forma consolidated financial statements. The Merger will be accounted for under the purchase method of accounting.



                                                                  YEAR ENDED       THREE MONTHS ENDED
                                                               DECEMBER 31, 1995     MARCH 31, 1996
                                                               -----------------   ------------------
                                                                       (AMOUNTS IN MILLIONS,
                                                                     EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA
Insurance policy income........................................     $ 1,752.8          $    447.2
Investment activity:
  Net investment income........................................       1,458.7               353.1
  Net trading income (losses)..................................           2.5                (3.5)
  Net realized gains...........................................         203.9                12.9
Total revenues.................................................       3,479.6               853.3
Interest expense on notes payable..............................         133.9                31.8
Total benefits and expenses....................................       2,982.8               709.4
Income before income taxes, minority interest and extraordinary
  charge.......................................................         496.8               143.9
Income before extraordinary charge.............................         231.0                77.8
PER SHARE DATA
Income before extraordinary charge, primary....................         $3.18                1.08
Income before extraordinary charge, fully diluted..............          3.04                1.01
Book value per common share outstanding at period end..........                             22.74
Shares outstanding at period end...............................                              57.7
Average fully diluted shares outstanding.......................          76.0                77.2

                                                                  YEAR ENDED       THREE MONTHS ENDED
                                                               DECEMBER 31, 1995     MARCH 31, 1996
                                                               -----------------   ------------------
                                                                       (AMOUNTS IN MILLIONS,
                                                                     EXCEPT PER SHARE AMOUNTS)
ENDTotal assets................................................                        $ 22,811.9
Notes payable for which Conseco is directly liable.............                             914.2
Notes payable of BLH, not direct obligations of Conseco........                             299.9
Notes payable of Partnership entities, not direct obligations
  of Conseco...................................................                             283.5
Total liabilities..............................................                          20,649.4
Minority interest..............................................                             299.3
Shareholders' equity...........................................                           1,863.2
OTHER FINANCIAL DATA(A)
Premiums collected(b)..........................................     $ 3,671.8          $    878.0
Operating earnings(c)..........................................         203.4                61.2
Operating earnings per fully diluted common share(c)...........          2.68                0.79
Shareholders' equity excluding unrealized appreciation
  (depreciation) of fixed maturity securities(d)...............                           1,879.6
Book value per common share outstanding, excluding unrealized appreciation (depreciation) of fixed maturity
  securities(d)................................................                             23.03
Ratio of debt for which Conseco is directly liable to total
  capital of Conseco only:
  As reported..................................................                              0.33x
  Excluding unrealized appreciation (depreciation)(d)..........                              0.33x
Adjusted statutory capital (at period end)(e)..................       1,230.8             1,174.0
Adjusted statutory earnings(f).................................         401.9               101.8
Ratio of adjusted statutory earnings to cash interest(g).......          3.94x               4.26x


- -------------------------

(a) Amounts under this heading are included to assist the reader in analyzing Conseco's pro forma financial position and pro forma results of operations. Such amounts are not intended to, and do not, represent pro forma insurance policy income, pro forma net income, pro forma net income per share, pro forma shareholders' equity or pro forma book value per share prepared in accordance with GAAP.

(b) Includes premiums received from annuities and universal life policies, which are not reported as revenues under GAAP.

(c) Represents pro forma income before extraordinary charge, excluding net trading income (net of income taxes), net realized gains (less that portion of change in future policy benefits, amortization of cost of policies purchased and the cost of policies produced and income taxes relating to such gains) and restructuring activities (net of income taxes).

(d) Excludes the effect of reporting fixed maturities at fair value and recording the unrealized gain or loss on such securities as a component of shareholders' equity, net of tax and other adjustments, which Conseco began to do in 1992. Such adjustments are in accordance with SFAS 115, as described in the notes to the consolidated financial statements included in Conseco's Annual Report which is incorporated herein by reference.


(e) Includes: (i) statutory capital and surplus; (ii) MSVR at periods ended prior to December 31, 1992; (iii) AVR and IMR at periods ended on or after December 31, 1992; and (iv) the portion of surplus debentures carried by the life companies as a liability to Conseco. Such statutory data reflect the combined data derived from the annual statements of the wholly-owned life insurance companies of Conseco, BLH and LPG as filed with insurance regulatory agencies and prepared in accordance with statutory accounting practices.



(f) Represents gains from operations before interest expense (except interest on annuities and financial products) and income taxes of Conseco's and BLH's wholly-owned life insurance companies and LPG's wholly-owned life insurance companies as reported for statutory accounting purposes plus income before interest expense and income taxes of Conseco's and LPG's non-life companies.



(g) Represents the pro forma ratio of adjusted statutory earnings to cash interest. Cash interest includes interest, except interest on annuities and financial products, of Conseco's wholly-owned subsidiaries, BLH and LPG that is required to be paid in cash.

            COMPARATIVE UNAUDITED PER SHARE DATA OF CONSECO AND LPG


     The following table sets forth selected historical per share data of Conseco and LPG and corresponding pro forma and pro forma equivalent per share amounts as of and for the year ended December 31, 1995, and for the three months ended March 31, 1996, giving effect to the Merger. Pro forma equivalent amounts are presented assuming a trading average of $36 per share so that each share of LPG Common Stock is exchanged for .5833 shares of Conseco Common Stock. The information presented is derived from the consolidated financial statements and related notes thereto included in Conseco's Annual Report, LPG's Annual Report (both of which are incorporated by reference herein) and the unaudited pro forma consolidated financial statements of Conseco included elsewhere in this Joint Proxy Statement/Prospectus. The information should be read in conjunction with such materials. See "Unaudited Pro Forma Consolidated Financial Statements." The pro forma financial information is provided for informational purposes only and is not necessarily indicative of the actual results that would have been achieved had the Merger been consummated at the beginning of the periods presented, or of future results.



                                                                                           THREE
                                                                                          MONTHS
                                                                          YEAR ENDED       ENDED
                                                                         DECEMBER 31,    MARCH 31,
                                                                             1995          1996
                                                                         ------------    ---------
NET INCOME (LOSS) BEFORE EXTRAORDINARY CHARGE PER FULLY DILUTED COMMON
  SHARE:
  Historical Conseco..................................................      $ 4.26        $  1.08
  Historical LPG......................................................        (.49)           .40
  Pro forma combined..................................................        3.04           1.01
  Pro forma equivalent for one share of LPG common stock..............        1.77            .59
DIVIDENDS PER COMMON SHARE:
  Historical Conseco..................................................      $ .093        $  .020
  Historical LPG......................................................        .110           .030
  Pro forma combined..................................................        .093           .020
  Pro forma equivalent for one share of LPG common stock..............        .054           .012
BOOK VALUE PER COMMON SHARE:
  Historical Conseco..................................................                    $ 17.51
  Historical LPG......................................................                      13.37
  Pro forma combined..................................................                      22.74
  Pro forma equivalent for one share of LPG common stock..............                      13.26

                            MARKET PRICE INFORMATION


     Market prices for the shares of Conseco Common Stock and LPG Common Stock are reported on the NYSE. The table below sets forth for the periods indicated the high and low sale prices and the dividends paid per share of Conseco Common Stock and LPG Common Stock. For current price information with respect to the Conseco Common Stock and LPG Common Stock, shareholders are urged to consult publicly available sources.



                                                    CONSECO COMMON STOCK                            LPG COMMON STOCK
                                        --------------------------------------------    -----------------------------------------
                                             HIGH              LOW         DIVIDENDS        HIGH             LOW        DIVIDENDS
                                        --------------   ---------------   ---------    -------------   -------------   ---------
1994
  First Quarter......................   $32 1/8          $26 9/16           $0.0625     $19 7/8         $17 1/8           $0.02
  Second Quarter.....................    29 1/16          23 3/16            0.0625      19 3/4          15 7/8            0.02
  Third Quarter......................    26 3/16          21 5/8             0.0625      20 3/8          17 1/8            0.02
  Fourth Quarter.....................    23 1/8           17 15/16           0.0625      22              18 1/4            0.02
1995
  First Quarter......................    24 5/16          16 1/4             0.0625      23 1/4          19 5/8            0.02
  Second Quarter.....................    23 5/16          19 9/16            0.0625      20 3/4          18                0.03
  Third Quarter......................    26 5/8           22 3/4             0.01        21 1/8          15 7/8            0.03
  Fourth Quarter.....................    31 9/16          25 7/16            0.01        18 5/8          12 3/8            0.03
1996
  First Quarter......................    36 5/16          29 7/8             0.01        20 3/4          12 3/4            0.03
  Second Quarter (through May 24,
     1996)...........................    39 7/8           34 3/4             0.02        22 1/4          20 1/2              --



     The information set forth in the table below presents: (a) the closing price for shares of Conseco Common Stock and LPG Common Stock on the NYSE on March 11, 1996, the last day on which trading occurred prior to the public announcement of the Merger Agreement and on May 24, 1996, the last full trading day for which information was available prior to the mailing of the Joint Proxy Statement/Prospectus and (b) the "Equivalent Per Share Price" (as hereinafter defined) of LPG Common Stock on March 11, 1996 and May 24, 1996. The "Equivalent Per Share Price" of LPG Common Stock represents the closing price per share of Conseco Common Stock reported on the NYSE, multiplied by $21.00 per share of LPG Common Stock divided by the Conseco Share Price ($33.36 and $36.00 assuming consummation of the Merger had occurred on March 11, 1996 and May 24, 1996, respectively) (resulting in a ratio of one (1) share of LPG Common Stock for each .6295 and .5833 shares of Conseco Common Stock at March 11, 1996 and May 24, respectively). The Equivalent Per Share Price is not the same as the Merger Consideration. The amount and value of the Merger Consideration to be received by holders of the LPG Common Stock can be determined only at the date the Merger is consummated. See "The Merger -- Merger Consideration."



                                                                                        LPG
                                                                                    COMMON STOCK
                                                                CONSECO    LPG       EQUIVALENT
                                                                COMMON    COMMON        PER
                       PER SHARE PRICE                          STOCK     STOCK     SHARE PRICE
- -------------------------------------------------------------   ------    ------    ------------
March 11, 1996...............................................   $31.50    $15.75       $19.83
May 24, 1996.................................................    38.00     21.88        22.17


     Conseco and LPG shareholders are urged to obtain a current market quotation for the Conseco Common Stock and the LPG Common Stock. No assurance can be given as to the future prices of, or markets for, Conseco Common Stock or LPG Common Stock.

               INFORMATION CONCERNING CONSECO AND THE MERGER SUB

BACKGROUND


     Conseco is a financial services holding company engaged primarily in the development, marketing and administration of annuity, supplemental health and individual life insurance products. Conseco's earnings result primarily from:
(i) operating life insurance companies; and (ii) providing investment management, administrative and other fee-based services to affiliated businesses as well as non-affiliates. Conseco's operating strategy is to grow the insurance business within its subsidiaries by focusing its resources on the development and expansion of profitable products and strong distribution channels. Conseco has supplemented such growth by acquisitions of companies that have profitable niche products, strong distribution systems and progressive management teams who can work with Conseco to implement Conseco's operating and growth strategies.


     Conseco was organized in 1979 an as Indiana corporation and commenced operations in 1982. Since Conseco commenced operations in 1982, it has completed 12 acquisitions of insurance companies and related businesses; the first seven as wholly-owned subsidiaries and the last five through its acquisition partnerships, Partnership I and Partnership II. Conseco believes the consolidation of the U.S. life insurance industry will continue, and Conseco intends to participate in this process. In March 1996, Conseco announced it is terminating its current partnership activity because the current regulatory and rating agency environment have made it extremely difficult to structure leveraged acquisitions of life insurance companies.


     Conseco currently holds major ownership interests in the following life insurance businesses: (i) BLH, an NYSE-listed company in which Conseco currently holds a 90 percent ownership interest (and which is the parent company of Bankers Life and Casualty Company ("Bankers Life")); (ii) AGP, an acquisition by Partnership II in September 1994, in which Conseco holds a 36 percent ownership interest; (iii) Great American Reserve Insurance Company ("Great American Reserve") and Beneficial Standard Life Insurance Company ("Beneficial Standard"), in which Conseco has had an ownership interest since their acquisition by Partnership I and which became wholly-owned subsidiaries in August 1995; and (iv) Bankers National Life Insurance Company ("Bankers National"), National Fidelity Life Insurance Company ("National Fidelity") and Lincoln American Life Insurance Company ("Lincoln American"), all of which are wholly owned by Conseco and which have profitable blocks of in-force business, although new product sales are currently not being pursued. BLH and its subsidiaries are collectively referred to hereinafter as BLH.


LIFE INSURANCE OPERATIONS

     Conseco's insurance operations are conducted through three segments: (i) senior market operations, consisting of the activities of BLH; (ii) annuity operations, consisting of the activities of Great American Reserve and Beneficial Standard; and (iii) other life insurance operations, consisting of the activities of National Fidelity, Bankers National and Lincoln American.


     SENIOR MARKET OPERATIONS. BLH, with total assets of approximately $4.8 billion at March 31, 1996, markets health and life insurance and annuity products primarily to senior citizens through approximately 200 branch offices and approximately 3,300 career agents. Most of BLH's agents sell only BLH policies. Approximately 56 percent of the $1,513.8 million of direct premiums collected by BLH in 1995 (approximately 60 percent of the $385.1 million of direct premiums collected in the first quarter of 1996) was from the sale of individual health insurance products, principally Medicare supplement and long-term care policies. BLH believes that its success in the individual health insurance market is attributable in large part to its career agency force, which permits one-on-one contacts with potential policyholders and builds loyalty to BLH among existing policyholders. Its efficient and highly automated claims processing system is designed to complement its personalized marketing strategy by stressing prompt payment of claims and rapid response to policyholder inquiries.



     ANNUITY OPERATIONS. The annuity companies, with total assets of $5.4 billion at March 31, 1996, market, issue and administer annuity, life and employee benefit-related insurance products through two cost-effective distribution channels: (i) approximately 3,000 educator market specialists, who sell tax-qualified annuities and certain employee benefit-related insurance products primarily to school teachers and administrators; and (ii) approximately 9,000 professional independent producers, who sell various annuity and life insurance products aimed primarily at the retirement market. Approximately 87 percent of the $709.8 million of total premiums collected by the annuity companies in 1995 (approximately 88 percent of the $169.1 million of total premiums collected in the first quarter of 1996) was from the sale of annuity products.



     OTHER LIFE INSURANCE OPERATIONS. Conseco's other insurance subsidiaries had total assets of approximately $.8 billion at March 31, 1996. These subsidiaries have profitable in-force blocks of annuity and life products, but do not currently market their products to new customers. Premiums collected totaled $80.0 million in 1995 ($19.0 million in the first quarter of 1996), including $6.6 million of premiums from deposit funds maintained by employee benefit plans of Conseco ($2.0 million in the first quarter of 1996).



     PARTNERSHIP OPERATIONS. Partnership II completed the acquisition of 80 percent of the common stock of AGP in September 1994. Conseco holds a 36 percent ownership interest in AGP pursuant to Conseco's investment in Partnership II and direct investment in AGP. AGP, with total assets of approximately $6.0 billion at March 31, 1996, is a financial services holding company engaged primarily in the development, marketing, underwriting, issuance and administration of annuity and life insurance products. AGP collected $825.6 million of insurance premiums and annuity deposits in 1995 ($178.8 million in the first quarter of 1996). Approximately 91 percent of such premiums collected in 1995 were from the sale of deferred annuities (91 percent in the first quarter of 1996).


FEE-BASED OPERATIONS


     Conseco's subsidiaries provide various services to affiliated and unaffiliated clients. Conseco Capital Management, Inc. managed $24.3 billion of invested assets at March 31, 1996, including $13.8 billion of assets of affiliated companies. Marketing Distribution Systems Consulting Group, Inc. provides marketing services to financial institutions related to the distribution of insurance and investment products. Conseco Risk Management, Inc. distributes property and casualty insurance products as an independent agency. Conseco Mortgage Capital, Inc. originates and services mortgages. Total fees from affiliates and nonaffiliates were $69.2 million and $27.6 million, for 1995 and the first quarter of 1996, respectively. To the extent that these services are provided to entities that are included in the financial statements on a consolidated basis, the intercompany fees are eliminated in consolidation. Earnings in this segment increase when Conseco adds new clients (either affiliated or unaffiliated) and when Conseco increases the fee-producing activities conducted for clients. Effective January 1, 1996, Conseco's subsidiaries entered into new service agreements with Conseco's service subsidiaries. Such new agreements had the effect of increasing revenues from fee-based operations by $9.2 million. Such new service agreements had no effect on consolidated net income.


     For a more detailed description of the business of Conseco, see the description set forth in Conseco's Annual Report, which is incorporated herein by reference.

     The Merger Sub, a wholly-owned subsidiary of Conseco, was formed for the purposes of effecting the Merger. To date, the Merger Sub has not engaged in any activities other than those incident to its organization and the consummation of the Merger.

     Conseco's and the Merger Sub's executive offices are located at 11825 North Pennsylvania Street, Carmel, Indiana 46032 and the telephone number for Conseco and the Merger Sub is (317) 817-6100.

                           INFORMATION CONCERNING LPG

     LPG is an insurance holding company that, through its three principal insurance subsidiaries, Massachusetts General Life Insurance Company ("Massachusetts General"), Philadelphia Life Insurance Company ("Philadelphia Life"), and Lamar Life Insurance Company ("Lamar Life"), sells a diverse portfolio of universal life insurance and, to a lesser extent, annuity products to individuals. LPG did not have any significant operations before the acquisition of its initial life insurance subsidiaries, which was completed on

March 30, 1990. On April 28, 1995, LPG acquired Lamar Financial Group, Inc., together with all its subsidiaries, including Lamar Life of Jackson, Mississippi, for a purchase price of $77 million. The acquisition added $1.2 billion of assets to LPG. The acquisition of Lamar Life provided an additional distribution system in universal life insurance, annuity and group health products, as well as providing for consolidation efficiencies at the Englewood, Colorado main administrative center. LPG has a substantial face amount of traditional and universal life insurance in force, amounting to $59.5 billion at March 31, 1996.


     For a more detailed description of the business of LPG, see the description set forth in LPG's Annual Report, which is incorporated herein by reference.

     LPG's executive offices are located at 7887 East Belleview Avenue, Englewood, Colorado 80111 and its telephone number is (303) 779-1111.

                              SHAREHOLDER MEETINGS

GENERAL


     This Joint Proxy Statement/Prospectus is being furnished to holders of shares of Conseco Stock in connection with the solicitation of proxies by the Conseco Board of Directors for use at the Conseco Special Meeting to be held on June 27, 1996, at the Ritz Charles, 12156 North Meridian Street, Carmel, Indiana, commencing at 10:00 a.m., local time, and at any adjournment or postponement thereof.



     This Joint Proxy Statement/Prospectus is also being furnished to holders of LPG Common Stock in connection with the solicitation of proxies by the LPG Board of Directors for use at the LPG Special Meeting to be held on June 27, 1996, at the Hotel Crescent Court, 400 Crescent Court, Dallas, Texas, commencing at 10:00 a.m., local time, and at any adjournment or postponement thereof.



     This Joint Proxy Statement/Prospectus also constitutes the Prospectus of Conseco filed with the Commission as part of the Registration Statement under the Securities Act relating to the shares of Conseco Common Stock issuable in connection with the Merger. This Joint Proxy Statement/Prospectus and accompanying forms of proxy are first being mailed to shareholders of Conseco and LPG on or about May 30, 1996.


MATTERS TO BE CONSIDERED AT THE MEETINGS

     CONSECO. At the Conseco Special Meeting, holders of shares of Conseco Stock will consider and vote upon (i) a proposal to approve the Merger Consideration Stock Issuance, and (ii) such other business as may properly come before the Conseco Special Meeting or any adjournments or postponements thereof.

     THE CONSECO BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT CONSECO SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER CONSIDERATION STOCK ISSUANCE. SEE "THE MERGER -- BACKGROUND OF THE MERGER" AND "-- CONSECO'S REASONS FOR THE MERGER; RECOMMENDATION OF THE CONSECO BOARD OF DIRECTORS."

     Holders of shares of Conseco Stock will not be entitled to appraisal rights as a result of the Merger. See "The Merger -- Absence of Appraisal Rights."

     LPG. At the LPG Special Meeting, holders of shares of LPG Common Stock will consider and vote upon (i) a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby and (ii) such other business as may properly come before the LPG Special Meeting or any adjournments or postponements thereof.

     THE LPG BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT LPG SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. SEE "THE MERGER -- BACKGROUND OF THE MERGER" AND "-- LPG'S REASONS FOR THE MERGER; RECOMMENDATION OF THE LPG BOARD OF DIRECTORS."

     Holders of shares of LPG Common Stock will not be entitled to appraisal rights under the DGCL as a result of the Merger. See "The Merger -- Absence of Appraisal Rights."

VOTING AT THE MEETINGS; RECORD DATE; QUORUM


     CONSECO. The Conseco Board of Directors has fixed May 24, 1996 as the Conseco Record Date. Accordingly, only holders of record of shares of Conseco Common Stock and Conseco PRIDES on the Conseco Record Date will be entitled to notice of and to vote, together as a single class, at the Conseco Special Meeting. As of the Conseco Record Date, there were 41,835,969 shares of Conseco Common Stock outstanding and entitled to vote and 4,369,700 shares of Conseco PRIDES outstanding and entitled to vote. Each holder of record of shares of Conseco Common Stock on the Conseco Record Date is entitled to cast, either in person or by properly executed proxy, one vote per share of Conseco Common Stock on the Merger Consideration Stock Issuance and such other matters properly submitted for the vote of the Conseco shareholders at the Conseco Special Meeting. Each holder of record of shares of Conseco PRIDES on the Conseco Record Date is entitled to cast, either in person or by properly executed proxy, four-fifths (4/5) of one vote per share of Conseco PRIDES on the Merger Consideration Stock Issuance and such other matters properly submitted for the vote of the Conseco shareholders at the Conseco Special Meeting. The presence at the Conseco Special Meeting, in person or by properly executed proxy, of the holders of Conseco Common Stock and Conseco PRIDES entitled to cast a majority of the votes at the Conseco Special Meeting is necessary to constitute a quorum.



     Although Conseco shareholder approval of the Merger and the Merger Agreement is not required under Indiana law because Conseco is not a constituent corporation to the Merger, under the rules of the NYSE, on which the Conseco Common Stock is listed, the approval by a majority of the votes cast, provided that the total vote cast represents over 50% in interest of all securities entitled to vote on the proposal, is required for approval of the issuance by a corporation of shares of its common stock in connection with the acquisition of stock or assets of another company if the common stock so issued will be equal to or in excess of twenty percent (20%) of the number of shares of common stock of such corporation outstanding before the issuance of such shares. Accordingly, because the shares of Conseco Common Stock to be issued pursuant to the Merger will exceed twenty percent (20%) of the number of shares of Conseco Common Stock outstanding immediately prior to the Merger, approval of the Merger Consideration Stock Issuance is required pursuant to the rules of the NYSE.


     Shares subject to abstentions will be treated as shares that are present at the Conseco Special Meeting for purposes of determining the presence of a quorum but as unvoted for purposes of determining the number of shares voting on a particular proposal. If a broker or other nominee holder indicates on the proxy card that it does not have discretionary authority to vote the shares for which it is the holder of record on a particular proposal, those shares will not be considered as votes cast for purposes of determining the number of Conseco shareholders that have voted for or against the proposal. Accordingly, abstentions and broker non-votes will have no effect as to the approval of the Merger Consideration Stock Issuance or any other matter submitted to the Conseco shareholders which requires approval by a majority of the votes cast, assuming the total votes cast represents over 50% interest of all securities entitled to vote on the proposal.


     As of the Conseco Record Date, the executive officers and directors of Conseco (as a group, 10 persons) were entitled to vote 5,596,364 shares of Conseco Common Stock (including shares as to which such individuals or their spouses had shared voting power), representing approximately 12.3% of the votes entitled to be cast by holders of Conseco Stock outstanding as of such date. All such persons are obligated pursuant to written agreements with LPG to vote such shares in favor of the Merger.



     LPG. The LPG Board of Directors has fixed May 24, 1996 as the LPG Record Date. Accordingly, only holders of record of shares of LPG Common Stock on the LPG Record Date will be entitled to notice of and to vote at the LPG Special Meeting. As of the LPG Record Date, there were 28,166,549 shares of LPG Common Stock outstanding and entitled to vote. Each holder of record of shares of LPG Common Stock on the LPG Record Date is entitled to cast, either in person or by properly executed proxy, one vote per share on the Merger Agreement and the other matters, if any, properly submitted for the vote of the LPG shareholders at the LPG Special Meeting. The presence, in person or by properly executed proxy, of the holders of stock representing a majority of the voting power of all outstanding shares of LPG Common Stock at the LPG Special Meeting is necessary to constitute a quorum at the LPG Special Meeting.


     The approval and adoption by LPG of the Merger Agreement will require the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of LPG Common Stock. Shares subject to abstentions will be treated as shares that are present at the LPG Special Meeting for purposes of determining the presence of a quorum but as unvoted for purposes of determining the number of shares voting on a particular proposal. If a broker or other nominee holder indicates on the proxy card that it does not have discretionary authority to vote the shares for which it is the holder of record on a particular proposal, those shares will not be considered as voted for purposes of determining the number of LPG shareholders that have voted for or against the proposal. Accordingly, abstentions and brokers non-votes will have the same practical effect as a vote against the approval and adoption of the Merger Agreement or on any other matter submitted to the LPG shareholders which requires a percentage of the total number of outstanding shares for approval.


     As of the LPG Record Date, the executive officers and directors of LPG (as a group, 31 persons) were entitled to vote 4,527,796 shares of LPG Common Stock, or approximately 16.1% of the number of shares of LPG Common Stock outstanding and entitled to vote as of such date. The directors of LPG are obligated, pursuant to written agreements with Conseco, to vote their shares in favor of adoption of the Merger Agreement at the LPG Special Meeting.



     As of the LPG Record Date, Conseco owned 603,400 shares of LPG Common Stock, approximately 2.1% of the number of shares of LPG Common Stock outstanding and entitled to vote as of such date. Conseco intends to vote its shares in favor of adoption of the Merger Agreement at the LPG Special Meeting.


PROXIES

     This Joint Proxy Statement/Prospectus is being furnished to holders of Conseco Stock and LPG Common Stock in connection with the solicitation of proxies by and on behalf of the respective Boards of Directors of Conseco and LPG for use at the Conseco Special Meeting and the LPG Special Meeting, as the case may be.

     CONSECO. Conseco Stock represented by properly executed proxies received at or prior to the Conseco Special Meeting that have not been revoked will be voted at the Conseco Special Meeting in accordance with the instructions contained therein. Conseco Stock represented by properly executed proxies for which no instruction is given will be voted FOR approval of the Merger Consideration Stock Issuance. Conseco shareholders are requested to complete, sign, date and return promptly the enclosed proxy card in the postage-prepaid envelope provided for this purpose to ensure that their shares are voted. A shareholder may revoke a proxy at any time prior to the vote on the Merger Consideration Stock Issuance by submitting a later-dated proxy with respect to the same Conseco Stock, delivering written notice of revocation to the Secretary of Conseco at any time prior to such vote or attending the Conseco Special Meeting and voting in person. Mere attendance at the Conseco Special Meeting will not in and of itself revoke a proxy.

     If the Conseco Special Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Conseco Special Meeting all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Conseco Special Meeting (except for any proxies that have theretofore effectively been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

     If any other matters are properly presented at the Conseco Special Meeting for consideration, including among other things, consideration of a motion to adjourn the meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

     LPG. Shares of LPG Common Stock represented by properly executed proxies received at or prior to the LPG Special Meeting that have not been revoked will be voted at the LPG Special Meeting in accordance with the instructions contained therein. Shares of LPG Common Stock represented by properly executed proxies for which no instruction is given will be voted FOR approval and adoption of the Merger Agreement. LPG shareholders are requested to complete, sign, date and return promptly the enclosed proxy card in the postage-prepaid envelope provided for this purpose to ensure that their shares are voted. A shareholder may revoke a proxy at any time prior to the vote on the Merger Agreement by submitting a later-dated proxy with respect to the same shares, delivering written notice of revocation to the Secretary of LPG at any time prior to such vote or attending the LPG Special Meeting and voting in person. Mere attendance at the LPG Special Meeting will not in and of itself revoke a proxy.

     If the LPG Special Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the LPG Special Meeting all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the LPG Special Meeting (except for any proxies that have theretofore effectively been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

     If any other matters are properly presented at the LPG Special Meeting for consideration, including among other things, consideration of a motion to adjourn the meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.


     PROXY SOLICITATION. Conseco and LPG will each bear the cost of soliciting proxies from their respective shareholders. Additionally, Conseco and LPG will each bear one-half the cost of preparing and mailing this Joint Proxy Statement/Prospectus and the preparation and filing of the Registration Statement. In addition to solicitation by mail, directors, officers and employees of Conseco and LPG may solicit proxies by telephone, telegram or otherwise. Such directors, officers and employees of Conseco and LPG will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of shares of Conseco Stock and shares of LPG Common Stock held of record by them will be reimbursed for their reasonable expenses incurred in forwarding such material. In addition, Conseco and LPG have retained Georgeson & Company, Inc. ("Georgeson") to assist in soliciting proxies and to provide materials to banks, brokerage firms, nominees, fiduciaries and other custodians. For such services, Conseco and LPG will pay Georgeson a fee of $18,500 plus reimbursement of reasonable expenses.


LPG SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                   THE MERGER

BACKGROUND OF THE MERGER


     In December 1995, representatives of Conseco requested a meeting with representatives of LPG at which Conseco raised the possibility of an acquisition of LPG. In January and February 1996, representatives of Conseco and LPG had several telephone conversations during which Conseco raised again the possibility of an acquisition. At a February 21, 1996 meeting, representatives of Conseco and LPG discussed LPG's business and prospects and Conseco management proposed a merger in which the consideration paid by Conseco would be a combination of cash, preferred stock and common stock. After a discussion of this proposal, the parties determined that merger consideration payable solely in Conseco Common Stock would be preferable. As a result of these discussions, from February 26 through February 28, 1996, representatives of Conseco met with representatives of LPG and conducted a due diligence review of the business and financial condition of LPG. From March 4 through March 6, 1996, representatives of LPG met with representatives of Conseco and conducted a due diligence review of the business and financial condition of Conseco.



     Conseco provided LPG with an initial draft of a form of merger agreement on February 27, 1996 setting forth the terms of Conseco's offer to acquire LPG in exchange for Conseco Common Stock. From

February 27, 1996 through March 11, 1996, members of the senior management of Conseco and LPG, together with their legal advisors, negotiated the provisions of the Merger Agreement.

     Early on March 1, 1996, the outside directors of Conseco were informed in a telephone conference by Stephen C. Hilbert, the Chairman of the Board, President and Chief Executive Officer of Conseco, of the discussions regarding a possible merger with LPG. Other members of Conseco's senior management also participated in this call. Mr. Hilbert reviewed the background events leading to the merger discussions, the proposed transaction structure, the proposed principal terms and conditions of the acquisition, the due diligence that had been accomplished to date and the probable timing of the transaction. Mr. Hilbert indicated that a package of detailed financial information regarding LPG, along with a summary of the anticipated effects of the merger on the financial results of Conseco, had been sent to the directors for delivery later that day. It was agreed that management of Conseco would continue to pursue a possible acquisition of LPG, with the understanding that final approval of any transaction would be considered at the regular quarterly meeting of the Conseco Board of Directors to be held on March 7, 1996. The directors were encouraged to call Mr. Hilbert or other senior officers of Conseco with any questions they had after reviewing the information delivered to them.

     On March 7, 1996, LPG's Board of Directors held a special meeting. At this initial meeting, LPG's senior management and its legal and financial advisors reviewed the ongoing discussions and negotiations between LPG and Conseco.

     The Conseco Board of Directors also met on March 7 to consider the proposed merger. At the meeting, Conseco management reported on the due diligence review undertaken by Conseco and its advisors and on the results of the discussions to date with representatives of LPG and its legal and financial advisors. The Conseco Board discussed the potential benefits to Conseco of an acquisition of LPG. Management outlined for the Conseco Board the proposed terms and conditions of the Merger Agreement. After reviewing and discussing the merger proposal, the Conseco Board of Directors authorized management to execute and deliver the Merger Agreement in the form presented at the meeting, with such further changes as Conseco's management approved. See "-- Conseco's Reasons for the Merger; Recommendation of the Conseco Board of Directors."


     After the March 7 Board meetings, representatives of Conseco and LPG continued negotiations concerning the Merger Agreement.



     The Board of Directors of LPG held an additional meeting on March 11, 1996 after the completion of negotiations between the parties and their respective representatives with regard to the definitive terms of the Merger. Prior to the meeting of the LPG Board of Directors, each of the LPG directors received the most recent draft of the definitive documents. Conseco management delivered a presentation of Conseco's business and financial performance and plans and prospects for the future operation of the combined enterprise and answered questions posed by the LPG Board of Directors. Afterward, at the meeting, the LPG Board of Directors heard presentations of its advisors with regard to the Board's fiduciary duties to the shareholders of LPG in the context of considering the terms of the Merger Agreement. LPG's advisors also summarized the material terms and conditions of the Merger Agreement for the Board of Directors. DLJ then presented its analysis of the financial terms of the Merger Agreement and discussed various other financial considerations that it used to reach its opinion on the fairness to the shareholders of LPG, from a financial point of view, of the Merger Consideration to be received by the shareholders of LPG pursuant to the Merger Agreement. DLJ then answered questions of the members of the LPG Board before orally rendering its opinion that the Merger Consideration to be received by the shareholders of LPG pursuant to the Merger Agreement is fair, from a financial point of view, to such holders. DLJ delivered its written opinion at the end of the meeting. See "-- Opinion of LPG's Financial Advisor."


     After careful consideration by the members of the LPG Board of Directors of the terms of the Merger Agreement and the advice rendered to the LPG Board of Directors by LPG's advisors, the LPG Board of Directors voted unanimously to approve the Merger Agreement in the form presented to it at the Board of Directors meeting. See "-- LPG's Reasons for the Merger; Recommendation of the LPG Board of Directors."

CONSECO'S REASONS FOR THE MERGER; RECOMMENDATION OF THE CONSECO BOARD OF
DIRECTORS

     The Board of Directors of Conseco approved the Merger Agreement and the Merger Consideration Stock Issuance by a unanimous vote at its March 7 meeting. In reaching its decision, the Conseco Board considered information provided at the Board meeting, including, among other things, (i) information concerning the financial performance and condition, business operations and prospects of LPG, including an analysis of possible cost savings and synergies, and a qualitative overview of the individual business segments, (ii) the potential long-term and short-term effect of the transaction on Conseco's earnings per share, (iii) the structure of the proposed transaction, (iv) the terms of the Merger Agreement and (v) the presentation and recommendation made by the management of Conseco.

     Conseco's principal strategic objective since it commenced operations in 1982 has been to acquire financial services companies and to increase their value by implementing management strategies to reduce costs and improve administrative efficiency, centralize asset management, improve marketing and distribution, eliminate unprofitable products and focus resources on the development and expansion of profitable products. In furtherance of this strategy, Conseco has completed 12 acquisitions of insurance companies and related businesses since it commenced operations. Conseco believes that the value and profitability of its existing insurance subsidiaries can be enhanced as a result of the cross-selling opportunities presented by a company which complements Conseco's existing product lines and distribution channels.

     The Conseco Board of Directors believes that the insurance businesses of Conseco and LPG complement each other. Conseco currently sells primarily annuities, Medicare supplement policies and long-term care insurance, while LPG currently sells primarily universal life insurance and annuities. The addition of LPG's insurance business would enable Conseco to offer a more complete portfolio of insurance products to its customers. The addition of LPG's 25,000 independent agents and its client company structure consisting of 30 marketing organizations would further diversify Conseco's current distribution system which includes (i) the senior market operations of BLH consisting of approximately 200 branch offices and approximately 3,300 career agents, (ii) approximately 3,000 educator market specialists and (iii) approximately 9,000 professional independent producers. LPG's distribution system would also provide Conseco additional opportunities to cross-sell its current products.

     The Conseco Board of Directors also believes that the Merger offers Conseco and LPG the opportunity to improve their profitability and capitalization through the achievement of economies of scale, the elimination of redundancies and the enhancement of market position. By consolidating certain operations and eliminating expenses, Conseco expects to achieve, over time, significant savings of operating costs. See "The Merger -- Conduct of the Business of Conseco and LPG After the Merger." The issuance of additional shares of Conseco Common Stock in the Merger would result in a substantial increase in Conseco's equity and further reduce its debt-to-capital ratio. The Conseco Board of Directors believes that the Merger will further Conseco's efforts to strengthen its debt ratings and the claims-paying ability ratings of its insurance subsidiaries.

     ACCORDINGLY, THE BOARD OF DIRECTORS OF CONSECO RECOMMENDS THAT THE SHAREHOLDERS OF CONSECO VOTE FOR THE PROPOSAL TO APPROVE THE MERGER CONSIDERATION STOCK ISSUANCE SET FORTH AS ITEM 1 ON THE CONSECO PROXY CARD.

LPG'S REASONS FOR THE MERGER; RECOMMENDATION OF THE LPG BOARD OF DIRECTORS


     Since early 1995, LPG experienced a substantial decline in the price of the LPG Common Stock. As a result, the $21.00 per share value offered by Conseco represented a substantial premium over the then current market price of the LPG Common Stock. The LPG Board of Directors believed that obtaining an equivalent market price to the $21.00 per share value offered by Conseco could not, in part because of the reasons set forth below, reasonably be expected to be achieved in the near term.


     In order to enhance shareholder value, LPG had considered several strategies to rebuild the market's confidence in the LPG Common Stock, including growth through acquisitions. LPG determined, however, that it would be difficult to implement an acquisition strategy because of the low price of the LPG Common Stock, as well as the premiums being paid for those companies that LPG would consider acquiring. In addition, LPG faced several near-term operating challenges, including the introduction of new products and the maintenance of marketing momentum of current products. Further, LPG anticipated a substantial write-off in 1995 as a result of updating certain assumptions used to project future margins and the procedures used to develop amortization charges. LPG was concerned, in light of these factors, about its ability to raise additional equity capital if necessary to successfully implement its business plan. Based on these and other factors, and on current multiples and earning estimates, as well as the dilutive nature of issuing additional equity, the LPG Board of Directors believed that the Conseco offer represented the maximum value that could reasonably be expected to be achieved for LPG's shareholders in the near term. After careful consideration of these matters, as well as consideration of the offer of Conseco, the LPG Board of Directors determined that it was in the best interest of LPG and its shareholders to accept the Conseco offer.


     After careful consideration by the members of the LPG Board of Directors of the terms of the Merger Agreement and the advice rendered to the LPG Board of Directors by LPG's advisors, the LPG Board of Directors voted unanimously to approve the Merger Agreement in the form presented to it at the Board of Directors meeting. In voting to approve the Merger Agreement, the LPG Board of Directors relied upon many different factors, including: (i) the substantial premium over the then current market price of the LPG Common Stock offered by Conseco; (ii) the financial condition and results of operations of Conseco and the LPG Board of Directors' perceptions of the more favorable overall business prospects of Conseco and LPG on a combined basis as compared to such prospects as separate entities; (iii) the tax-deferred nature of the transaction to the extent that the LPG shareholders receive shares of Conseco Common Stock in exchange for their shares of LPG Common Stock; (iv) the potential future performance of Conseco and the Conseco Common Stock after the Merger and Conseco's strength and position in the insurance industry; and (v) the opinion rendered to the LPG Board of Directors by DLJ with regard to the fairness to the shareholders of LPG, from a financial point of view, of the Merger Consideration to be received by the shareholders of LPG pursuant to the Merger Agreement.


     THE BOARD OF DIRECTORS OF LPG UNANIMOUSLY APPROVED THE TERMS OF THE MERGER AGREEMENT AND RECOMMENDS THAT THE SHAREHOLDERS OF LPG VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT SET FORTH AS ITEM 1 ON THE LPG PROXY CARD.

OPINION OF LPG'S FINANCIAL ADVISOR

     In its role as financial advisor to LPG, DLJ was asked by LPG to render its opinion to the LPG Board as to the fairness, from a financial point of view, to the shareholders of LPG of the Merger Consideration to be paid by Conseco pursuant to the Merger Agreement. On March 11, 1996, DLJ delivered its written opinion (the "DLJ Opinion") to the LPG Board that the Merger Consideration to be received pursuant to the Merger Agreement is fair, from a financial point of view, to the shareholders of LPG.

     A copy of the DLJ Opinion is attached hereto as Annex B. LPG shareholders are urged to read the opinion in its entirety for assumptions made, procedures followed, other matters considered and limits of the review by DLJ. The summary of the opinion of DLJ set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion. The DLJ Opinion was prepared for the LPG Board and is directed only to the fairness, as of March 11, 1996, to the holders of LPG Common Stock, from a financial point of view, of the Merger Consideration to be received pursuant to the Merger Agreement and does not constitute a recommendation to any shareholder as to how to vote at the LPG Special Meeting.

     No restrictions or limitations were imposed by the LPG Board upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering its opinion.

     In arriving at its opinion, DLJ reviewed a draft of the Merger Agreement. DLJ also reviewed financial and other information that was publicly available or furnished to it by LPG and Conseco, including information provided during discussions with their respective managements. In addition, DLJ (i) reviewed prices and premiums paid in certain other selected business combinations in the life insurance and annuity industries; (ii) compared certain financial and securities data of LPG and Conseco with such data of selected companies whose securities are traded in public markets; (iii) reviewed the historical prices and trading volumes of LPG Common Stock and Conseco Common Stock; (iv) analyzed the pro forma financial impact of the Merger on Conseco's and LPG's shareholders; (v) compared the relative contribution of LPG to the combined company's net operating income, shareholders' equity and total assets with the relative ownership of LPG shareholders in the combined company after giving effect to the Merger; and (vi) performed a net present value analysis of LPG. DLJ also discussed the past and current operations, financial condition and prospects of LPG and Conseco with the respective managements of LPG and Conseco, received financial projections for LPG and Conseco from their respective managements, and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering its opinion. In addition, DLJ reviewed materials prepared for LPG by an outside actuarial consulting firm.

     In rendering its opinion, DLJ relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to it from public sources, that was provided to DLJ by LPG and Conseco or their respective representatives, or that was otherwise reviewed by DLJ. With respect to the financial projections supplied to DLJ, DLJ has assumed that they were reasonably prepared and reflected the best currently available estimates and judgments of the managements of LPG and Conseco as to the future operating and financial performance of LPG and Conseco. DLJ did not assume any responsibility for making and did not make any independent evaluation of LPG's or Conseco's assets or liabilities or any independent verification of any of the information reviewed by DLJ. DLJ did not express any opinion with respect to legal matters relating to the Merger and relied as to all legal matters relating to the Merger on advice of counsel.

     The DLJ Opinion was necessarily based on economic, market, financial and other conditions as they existed on the date of the DLJ Opinion and on the information made available to DLJ as of such date and on the review and analyses conducted by DLJ as of such date. It should be understood that, although subsequent developments may affect its opinion, DLJ does not have any obligation to update, revise or reaffirm the DLJ Opinion.

     The following is a summary of the material factors considered and principal financial analyses performed by DLJ to arrive at the DLJ Opinion. DLJ performed certain procedures, including each of the financial analyses described below, and reviewed with the managements of LPG and Conseco the assumptions on which such analyses were based and other factors.


     DLJ used an assumed offer price of $21.00 per share in its analysis based on Conseco's stock price at the time DLJ performed its analysis and such use should in no way be viewed by LPG shareholders as an opinion as to the value of the Merger Consideration. Such use is merely for illustrative and analytical purposes.



     TRANSACTION ANALYSIS. DLJ reviewed publicly available information for selected transactions involving the acquisition of life insurance and annuity companies since January 1, 1993 (the "Selected Transactions"). In reviewing these transactions, several factors were considered, including: (i) the lack of public information for subsidiary and private company transactions which represent a significant portion of the merger and acquisition activity; and (ii) the lack of directly comparable transactions. The Selected Transactions were not intended to represent the complete list of life insurance and annuity company transactions which have occurred. Rather such transactions included only selected recent transactions involving life insurance and annuity companies. Such transactions were used in this analysis because the companies involved were deemed by DLJ to operate in similar businesses or have similar financial characteristics to LPG and Conseco.


     DLJ reviewed the consideration paid in such transactions in terms of the price paid for the common stock plus the amount of debt and preferred stock assumed, repaid or redeemed in such transactions (the "Transaction Value") as a multiple of statutory net operating income for the latest twelve months ("LTM") or last fiscal year ended prior to the announcement of such transactions and as a multiple of adjusted statutory capital and surplus as of the end of the last fiscal quarter ended or last fiscal year ended prior to the announcement of such transactions. In acquisitions of life insurance and annuity companies, the purchase price paid may be expressed as multiples of the Transaction Value to statutory net operating earnings and to adjusted capital and surplus. Variances in multiples for different transactions may reflect such considerations as the consistency, quality and growth of earnings and the company's capitalization, asset quality and return on surplus. Since statutory net operating earnings and adjusted statutory capital and surplus do not reflect the cost of a company's debt or preferred stock financing, which are usually at the holding company rather than the insurance company level, multiples of statutory net operating earnings and adjusted capital and surplus are appropriately based on Transaction Value which includes the cost of assuming, repaying or redeeming such debt or preferred stock financing. Comparing the multiples of Transaction Value to be paid for LPG by Conseco to the statutory net earnings and adjusted statutory capital and surplus of LPG with the multiples paid by acquirors in other transactions indicates whether the valuation being placed on LPG is within the range of values paid for other life insurance and annuity companies.

     The average and low multiples of Transaction Value to statutory net operating income for the last fiscal year ended prior to the announcement of the Selected Transactions were 16.5x and 5.1x, respectively. Based on an offer price of $21.00 per share, the implied multiple of Transaction Value to LPG's 1994 statutory net operating income was 18.0x. This multiple is greater than the low and the average multiples of the Selected Transactions. The average and low multiples of Transaction Value to adjusted statutory capital and surplus as of the end of the last fiscal year ended prior to the announcement of the Selected Transactions were 1.8x and 0.9x, respectively. Based on the same offer price per share, the implied multiple of Transaction Value to LPG's 1994 year end adjusted statutory capital and surplus was 4.8x. This multiple is greater than the low and the average multiples of the Selected Transactions.

     Additionally, DLJ reviewed the consideration paid in such transactions in terms of the price paid for the common stock in such transactions as a multiple of net operating income prepared in accordance with GAAP for the LTM prior to the announcement of such transactions and as a multiple of shareholders' equity as of the end of the last fiscal quarter ended prior to the announcement of such transaction. In acquisitions of life insurance and annuity companies, the purchase price paid may be expressed as multiples of the price paid for common stock to GAAP net operating earnings and to shareholders' equity. Variances in multiples for different transactions may reflect such considerations as the consistency, quality and growth of earnings and the company's capitalization, asset quality and return on capital. Since GAAP net operating earnings and shareholders' equity already reflect the cost of a company's debt or preferred stock financing, multiples of GAAP net operating earnings or shareholders' equity are appropriately based on the price paid for the company's common stock which excludes the cost of assuming, repaying or redeeming such debt or preferred stock financing. Comparing the multiples of price offered to be paid for the LPG Common Stock by Conseco to the GAAP net operating earnings and shareholders' equity of LPG with multiples paid by acquirors in other transactions indicates whether the valuation being placed on LPG is within the range of values paid for other life insurance and annuity companies.

     The average and low multiples of price paid for common stock to LTM GAAP net operating earnings for the Selected Transactions were 15.9x and 5.2x, respectively. Based on an offer price of $21.00 per share, the implied multiple of price paid for common stock to LPG's GAAP net operating earnings for the LTM ended September 30, 1995 was 19.0x. This multiple is greater than the low and the average multiples of the Selected Transactions. The average and low multiples of price paid for common stock to shareholders' equity for the last fiscal quarter ended prior to the announcement of the Selected Transactions were 1.4x and 0.8x, respectively. Based on an offer price of $21.00 per share, the implied multiple of price paid for common stock to LPG's shareholders' equity as of September 30, 1995 was 1.6x. This multiple is greater than the low and the average multiples of the Selected Transactions.

     DLJ also determined the percentage premium of the offer prices (represented by the purchase price per share in cash transactions and the price of the constituent securities times the exchange ratio in the case of stock-for-stock mergers) over the public market trading prices one day, one week and one month prior to the announcement date of selected life insurance and annuity company transactions where the acquired company's stock was publicly traded (the "Selected Public Transactions"). The average premiums of offer prices to public market trading prices one day, one week and one month prior to the announcement date for the Selected Public Transactions were 9.6%, 13.8% and 19.4%, respectively. An offer price of $21.00 per LPG share represents premiums to the trading prices of LPG Common Stock one day, one week and one month prior to the announcement of the Merger of 35.5%, 36.6% and 55.6%, respectively. These premiums are greater than the average premiums of the Selected Public Transactions.

     ANALYSIS OF CERTAIN PUBLICLY TRADED COMPANIES. To provide comparative market information, DLJ compared selected historical and projected operating and financial ratios for LPG to the corresponding data and ratios of the following companies whose securities are publicly traded: (i) Jefferson Pilot Corporation;
(ii) Kansas City Life Insurance Company; (iii) Protective Life Corporation; (iv) ReliaStar Financial Corporation; and (v) USLIFE Corp. (together, the "LPG Selected Companies").


     Such analysis included, among other things, the ratios of stock price to GAAP net operating earnings per share ("EPS") for fiscal year 1995, or, if not available, for the LTM ended September 30, 1995, and estimated GAAP net operating EPS for 1996 and 1997 (as estimated by research analysts and compiled by Institutional Brokers Estimating Service for the LPG Selected Companies and management's projections for LPG) and shareholders' equity per share as of December 31, 1995, or, if not available, September 30, 1995, as well as the ratios of the aggregate equity market capitalization plus the amount of debt and preferred stock outstanding ("Enterprise Value") to 1994 statutory net operating earnings and year end 1994 statutory capital and surplus. Closing prices as of March 8, 1996 were used in this analysis. The ratios described in this paragraph have been designed to reflect the value attributable in the public equity markets to various valuation measures of life insurance and annuity companies. Measures utilized in the public marketplace to value the stock of publicly traded companies in the life insurance and annuity industries are based on, among other things, a company's historical and projected GAAP net operating earnings, historical statutory net operating earnings, shareholders' equity and statutory capital and surplus. The multiples of stock price to GAAP net operating earnings per share and Enterprise Value to statutory net operating earnings reflect the value attributed to a company by public equity market investors based on the company's historical and projected earnings. The multiples of stock price to shareholders' equity per share and Enterprise Value to statutory capital and surplus reflect the values attributed to a company by public equity market investors based on the company's net worth. Variances in multiples for different companies may reflect such considerations as the consistency, quality and growth of earnings and the company's capitalization, asset quality and return on capital. Since GAAP net operating earnings and shareholders' equity already reflect the cost of a company's debt or preferred stock financing, multiples of GAAP net operating earnings or shareholders' equity are appropriately based on the price paid for the company's common stock which excludes debt or preferred stock financing. Since statutory net operating earnings and capital and surplus do not reflect the cost of a company's debt or preferred stock financing, which are usually at the holding company rather than the insurance company level, multiples of statutory net operating earnings and statutory capital and surplus are appropriately based on Enterprise Value which includes debt or preferred stock financing. Comparing the multiples of price offered to be paid by Conseco to the GAAP net operating earnings per share, shareholders' equity, statutory net operating earnings and statutory capital and surplus of LPG with the multiples at which the LPG Selected Companies trade indicates whether the valuation being placed on LPG is within the range of values at which the LPG Selected Companies trade.



     The average and low ratios of public stock price to GAAP net operating EPS for 1995, or, if not available, for the LTM ended September 30, 1995, were 11.5x and 8.8x, respectively, for the LPG Selected Companies. Based on an offer price of $21.00 per share, the implied multiple of offer price to LPG's estimated GAAP net operating EPS for 1995 was 19.6x. This multiple is greater than the low and the average multiples of the LPG Selected Companies. The average and low ratios of public stock price to estimated 1996 GAAP net operating EPS were 10.4x and 8.6x, respectively, for the LPG Selected Companies. Based on the same offer price, the implied multiple of offer price to LPG's estimated 1996 GAAP net operating EPS was 14.2x. This multiple is greater than the low and the average multiples of the LPG Selected Companies. The average and low ratios of public stock price to estimated 1997 GAAP operating EPS were 9.6x and 8.5x, respectively, for the LPG Selected Companies. Based on the same offer price, the implied multiple of offer price to LPG's estimated 1997 GAAP net operating EPS was 13.5x. This multiple is greater than the low and the average multiples of the LPG Selected Companies. The average and low ratios of public stock price to shareholders' equity as of December 31, 1995 was 1.5x and 0.8x, respectively, for the LPG Selected Companies. Based on the same offer price, the implied multiple of offer price to LPG's shareholders' equity as of September 30, 1995 was 1.6x.

This multiple is greater than the low and average multiples of the LPG Selected Companies. The average and low ratios of Enterprise Value to 1994 statutory net operating earnings for the LPG Selected Companies were 23.9x and 11.7x, respectively. Based on the same offer price, the implied ratio of Enterprise Value to LPG's 1994 statutory net operating earnings was 18.0x. This multiple is greater than the low and less than the average multiples of the LPG Selected Companies. The average and low ratios of Enterprise Value to 1994 year end statutory capital and surplus for the LPG Selected Companies were 2.9x and 1.8x, respectively. Based on the same offer price, the implied ratio of Enterprise Value to LPG's 1994 year end statutory capital and surplus was 6.1x. This multiple is greater than the low and the average multiples of the LPG Selected Companies.

     Since the consideration paid to LPG shareholders will be in the form of Conseco Common Stock, to provide comparative market information, DLJ compared selected historical and projected operating and financial ratios of Conseco to the corresponding data and ratios of the following annuity companies whose securities are publicly traded: (i) First Colony Corporation; (ii) AmVestors Financial Corporation; (iii) Equitable of Iowa Companies; (iv) Presidential Life Corporation; (v) SunAmerica, Inc. and (vi) American Annuity Group, Inc. (together, the "Conseco Selected Companies-I"). The following accident and health companies were also used to provide comparative market information for
Conseco: (i) AFLAC, Inc.; (ii) American Heritage Life Insurance Co.; (iii) Paul Revere Corp.; (iv) PennCorp Financial Group, Inc.; and (v) UNUM Corporation (together, the "Conseco Selected Companies-II").

     Such analysis included, among other things, the ratios of stock price to GAAP net operating EPS for 1995, or, if not available, for the LTM ended September 30, 1995, and estimated GAAP net operating EPS for 1996 and 1997 (as estimated by research analysts and compiled by Institutional Brokers Estimating Service for the Conseco Selected Companies-I and II and management's projections for Conseco) and shareholders' equity per share as of December 31, 1995, or, if not available, September 30, 1995, as well as the ratios of the aggregate equity market capitalization plus the amount of debt and preferred stock outstanding ("Enterprise Value") to statutory net operating earnings and year end 1994 statutory capital and surplus. Closing prices as of March 8, 1996 were used in this analysis. Comparing the multiples of Conseco's stock price to GAAP net operating earnings per share, shareholders' equity, statutory net operating earnings and statutory capital and surplus with the multiples at which the Conseco Selected Companies-I and II trade indicates whether Conseco's stock price is within the range of values at which the Conseco Selected Companies-I and II trade.

     The average and low ratios of public stock price to GAAP net operating EPS for 1995, or, if not available, for the LTM ended September 30, 1995, were 12.1x and 10.0x, respectively, for the Conseco Selected Companies-I, and 15.9x and 13.0x, respectively, for the Conseco Selected Companies-II. The multiple of price to Conseco's GAAP net operating EPS for 1995 was 12.9x. This multiple is greater than the low and the average multiples of the Conseco Selected Companies-I and less than the low and the average multiples of the Conseco Selected Companies-II. The average and low ratios of public stock price to estimated 1996 GAAP net operating EPS were 10.8x and 9.6x, respectively, for the Conseco Selected Companies-I and 12.2x and 11.4x, respectively, for the Conseco Selected Companies-II. The multiple of prices to Conseco's estimated 1996 GAAP net operating EPS was 10.0x. This multiple is greater than the low and less than the average multiples of the Conseco Selected Companies-I and less than the low and the average multiples of the Conseco Selected Companies-II. The average and low ratios of public stock price to estimated 1997 GAAP operating EPS were 9.8x and 8.5x, respectively, for the Conseco Selected Companies-I and 10.8x and 9.8x, respectively, for the Conseco Selected Companies-II. The multiple of price to Conseco's estimated 1997 GAAP net operating EPS was 9.0x. This multiple is greater than the low and less than the average multiples of the Conseco Selected Companies-I and less than the low and average the multiples of the Conseco Selected Companies-II. The average and low ratios of public stock price to shareholders' equity as of December 31, 1995 or, if not available, September 30, 1995, were 1.5x and 0.9x, respectively, for the Conseco Selected Companies-I and 1.8x and 1.5x, respectively, for the Conseco Selected Companies-II. The multiple of price to Conseco's shareholders' equity as of December 31, 1995 was 1.5x. This multiple is greater than the low and equal to the average multiples of the Conseco Selected Companies-I and equal to the low and less than the average multiples of the Conseco Selected Companies-II. The average and low ratios of Enterprise Value to 1994 statutory net operating earnings for the Conseco Selected Companies-I were 22.4x and 12.3x, respectively, and 21.8x and 18.8x, respectively, for the Conseco Selected Companies-II. The ratio of Enterprise Value to Conseco's 1994 statutory net operating earnings was 33.0x. This multiple is greater than the low and the average multiples of the Conseco Selected Companies-I and II. The average and low ratios of Enterprise Value to 1994 year end statutory capital and surplus for the Conseco Selected Companies-I were 3.4x and 2.0x, respectively, and 3.2x and 2.4x, respectively, for the Conseco Selected Companies-II. The ratio of Enterprise Value to Conseco's 1994 year end statutory capital and surplus was 5.1x. This multiple is greater than the low and the average multiples of the Conseco Selected Companies-I and II.

     No company or transaction used in the Transaction Analysis or the Analysis of Certain Publicly Traded Companies described above was directly comparable to LPG, Conseco or the proposed Merger. Accordingly, an analysis of the results of the foregoing was not simply mathematical nor necessarily precise; rather, it involved complex considerations and judgments concerning differences in financial and operating characteristics of companies and other factors that could affect the transaction values and trading prices. For example, many qualitative factors are involved in valuing a company or analyzing a transaction in the life insurance and annuity industries including assessments of the quality of management, the attractiveness of the company's target market, the economics of the products being sold and the company's market position relative to its competitors. Other factors that could affect the transaction values or trading prices include differences in distribution, products, geographic or demographic customer concentration, size, accounting practices, asset portfolio quality, interest rate sensitivity and other factors. These factors may affect the transaction values or trading prices in each case by affecting in varying degrees investors' expectations of such factors as the company's risk and future operating profitability.

     STOCK TRADING HISTORY. To provide contextual data and comparative market data, DLJ examined the history of the trading prices and their relative relationships for both LPG Common Stock and Conseco Common Stock for the periods ending one year, two years, five years (Conseco only) and ten years (Conseco only) prior to the announcement of the Merger. DLJ also reviewed the daily closing prices of LPG Common Stock and Conseco Common Stock and compared the LPG and Conseco closing stock prices with the S&P 500 Index and an index of their respective Selected Companies. DLJ reviewed the trading history since the March 24, 1993 initial public offering of LPG Common Stock and the one year and five year trading history of Conseco Common Stock to determine whether trading levels immediately prior to announcement of the Merger were reflective of longer term trading levels or were affected by recent unusual or event specific trading activity. In addition, DLJ reviewed the trading history of LPG Common Stock and Conseco Common Stock relative to an index of their respective Selected Companies in order to assess the relative stock price performance of LPG, Conseco and the indices.

     PRO FORMA MERGER ANALYSIS. DLJ analyzed certain pro forma financial effects resulting from the Merger. In conducting its analysis, DLJ relied upon certain assumptions described above and financial projections provided by the managements of both LPG and Conseco. DLJ analyzed the pro forma effect of combining LPG and Conseco on the earnings, book value and leverage ratios of the combined companies. Conseco's management has indicated that it believes that the merger will offer consolidation opportunities which will result in expense savings relative to the stand-alone projected expense levels of LPG and Conseco. DLJ has incorporated an estimate of these expense savings, determined in conjunction with LPG management, in its analysis. The results of the pro forma combination analysis are not necessarily indicative of future operating results or financial position. Based on this analysis, Conseco's shareholders would realize earnings per share accretion of 1.7% in 1996, 1.6% in 1997, and 0.7% in 1998 on a pro forma basis. On a share equivalent basis, LPG stockholders would realize earnings per share pickup of 44.5% in 1996, 53.1% in 1997 and 55.8% in 1998 on a pro forma basis. The effect of the Merger on Conseco's ratio of debt to total capitalization would be to decease such ratio from 46.5% before the Merger to 42.5% after the Merger.


     CONTRIBUTION ANALYSIS. DLJ analyzed LPG's and Conseco's relative contributions to the combined company with respect to GAAP net operating earnings, shareholders' equity and total assets and compared this with relative ownership of LPG shareholders in the combined company after the Merger. Such analysis was considered on a percentage contribution basis and was made, where appropriate, (i) for 1995 (LTM ended September 30, 1995 for LPG) based on Conseco's and LPG's reported financial results and (ii) with respect to GAAP net operating earnings for 1996, 1997 and 1998, as projected by LPG's and Conseco's managements.

     For 1995, LPG's relative contribution to the combined company with respect to GAAP net operating earnings (for the LTM ended September 30, 1995 for LPG) was 18.7% of total. LPG's relative contribution to the combined company with respect to the shareholders' equity (using an estimate for LPG at December 31, 1995) was 31.0% of total. LPG's relative contribution to the combined company with respect to total assets (data at September 30, 1995 for LPG) was 22.7% of the total. For the projected twelve months ended December 31, 1996, LPG's relative contribution to the combined company with respect to GAAP net operating earnings was 17.5% of total. For the projected twelve months ending December 31, 1997, LPG's relative contribution to the combined company with respect to GAAP net operating earnings was 16.5% of total. For the projected twelve months ended December 31, 1998, LPG's relative contribution to the combined company with respect to GAAP net operating earnings was 16.1% of total.

     Assuming a Conseco Stock Price of $32.375 (the split-adjusted market price at the time the analysis was performed), LPG shareholders would own approximately 22.3% of the combined company after the Merger. The results of these contribution analyses are not necessarily indicative of the contributions that the respective businesses may actually make in the future.

     NET PRESENT VALUE ANALYSIS. DLJ also performed a net present value analysis of LPG. In conducting this analysis, DLJ calculated the present value per share of the net operating income projected by LPG's management for LPG on a stand-alone basis. The net present value analysis was based on discount rates ranging from 10% to 15%. The terminal value for this analysis was computed by multiplying LPG's projected 2000 and 2001 net operating income by a range of multiples. DLJ relied on its understanding of required equity returns in the life insurance and annuity business to derive discount rates and the public equity market analysis of selected life insurance and annuity companies to calculate terminal values. At a multiple of 2000 net operating income of 12.0x, the present value per share of LPG's terminal value ranged from $15.27 to $12.23 at discount rates ranging from 10% to 15%. At a multiple of 2000 net operating income of 17.0x, the present value per share of LPG's projected terminal value ranged from $21.64 to $17.33 at discount rates ranging from 10% to 15%. At a multiple of 2001 net operating income of 9.0x, the present value per share of LPG's projected terminal value ranged from $12.74 to $10.20 at discount rates ranging from 10% to 15%. At a multiple of 2001 net operating income of 14.0x, the present value per share of LPG's projected terminal value ranged from $19.82 to $15.87 at discount rates ranging from 10% to 15%.


     The summary set forth above does not purport to be a complete description of the analyses performed by DLJ. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. The preparation of a fairness opinion does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires DLJ to exercise its professional judgment -- based on its experience and expertise -- in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the transaction and add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and did not place particular reliance or weight on any individual analysis and ultimately reached its opinion based on the results of all analyses taken as a whole. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses must be considered as a whole and that selected portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, DLJ made numerous assumptions with respect to industry performance, business and economic conditions and other matters. These assumptions include but are not limited to assumptions regarding: (i) macro-economic business conditions; (ii) competitive dynamics and general trends in the life insurance and annuity industries; (iii) competition from other industries including the banking and mutual fund industries; (iv) current and projected interest rates; and (v) industry regulatory environment. The analyses were prepared solely for purposes of DLJ's providing its opinion to the Board of Directors of LPG as to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of outstanding shares of LPG Common Stock pursuant to the Merger Agreement and do not purport to be appraisals. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

     The LPG Board selected DLJ as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger and is familiar with LPG, its business and the life insurance and annuity industries. DLJ acted as lead manager for LPG's March 24, 1993 initial public offering. Pursuant to the terms of an engagement letter dated March 8, 1996 between LPG and DLJ, LPG paid DLJ a $100,000 retainer fee and an additional $500,000 for the DLJ Opinion. Pursuant to the terms of the engagement letter, LPG will pay DLJ, on the Closing Date, cash compensation equal to $1,000,000, less the retainer fee and $500,000 paid to date. LPG also agreed to reimburse DLJ for all out-of-pocket expenses (including the reasonable fees and out-of-pocket expenses of counsel) incurred by DLJ in connection with its engagement and to indemnify DLJ and certain related persons against certain liabilities in connection with its engagement, including liabilities under the federal securities laws. The terms of the fee arrangement with DLJ, which DLJ and LPG believe are customary in transactions of this nature, were negotiated at arms' length between LPG and DLJ and the LPG Board was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to DLJ is contingent upon consummation of the Merger.

     In the ordinary course of business, DLJ may actively trade the securities of both LPG and Conseco for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. DLJ, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

CERTAIN CONSEQUENCES OF THE MERGER

     As a result of the Merger, the shareholders of LPG will become shareholders of Conseco, and thereby will continue to have an interest in LPG through Conseco. See "Comparison of Shareholders' Rights." Upon the consummation of the Merger, each outstanding share of LPG Common Stock (other than shares of LPG Common Stock held by LPG as treasury stock) will be cancelled and converted into the right to receive the Merger Consideration. Conseco will apply to have the additional shares of Conseco Common Stock issued pursuant to the Merger listed on the NYSE.


     LPG has agreed to use its best efforts to give effect to the following with respect to LPG Stock Options which remain outstanding immediately prior to the Effective Time: (a) LPG Stock Options held by persons who are officers or employees of LPG at the Effective Time shall become options to purchase, for the same aggregate consideration payable to exercise such LPG Stock Options, the number of shares of Conseco Common Stock which the holder would have been entitled to receive at the Effective Time if such LPG Stock Options had been exercised for shares of LPG Common Stock prior to the Effective Time; (b) LPG Stock Options held by persons who are not currently officers or employees of LPG shall be required to be exercised prior to the Effective Time or forfeited; (c) LPG Stock Options held by certain officers of LPG were permitted to be repriced;
(d) LPG Stock Options held by an officer or employee of LPG shall expire and be forfeited if not exercised within three (3) months after the date such person ceases to be an officer or employee of LPG, the Surviving Corporation, Conseco, or any other subsidiary of Conseco; and (e) LPG Stock Options held by an officer subject to Section 16 of the Exchange Act who would incur liability under
Section 16(b) if such LPG Stock Options were to be exercised on the date on which such options would otherwise expire under the Merger Agreement shall otherwise remain exercisable for five (5) business days from the date after which no such liability would be incurred.

     Conseco has agreed to take all corporate action necessary to reserve for issuance a sufficient number of shares of Conseco Common Stock for delivery upon exercise of LPG Stock Options assumed in accordance with the Merger Agreement.


     If necessary to effectuate the foregoing provisions regarding LPG Stock Options, the parties have agreed to enter into an appropriate amendment to the Merger Agreement to provide that Merger Sub shall be the Surviving Corporation at the Effective Time rather than LPG.



CONDUCT OF THE BUSINESS OF CONSECO AND LPG AFTER THE MERGER


     Pursuant to the Merger Agreement, (i) the members of the Board of Directors of the Merger Sub immediately prior to the consummation of the Merger shall become the directors of the Surviving Corporation following the consummation of the Merger and (ii) the officers of the Merger Sub immediately prior to the consummation of the Merger shall become the officers of the Surviving Corporation following the consummation of the Merger. Conseco's Board of Directors and management will not be affected by the Merger. See "Management of the Surviving Corporation Upon Consummation of the Merger."

     Within two years following the Merger, Conseco expects to achieve annual operating cost savings in the range of $25 - $40 million through the consolidation of Conseco and LPG operations and the elimination of redundant expenses. Such savings would be realized over time, as the consolidation is completed, primarily through reductions in staff, the combination, elimination or relocation of certain office facilities and the consolidation of certain data processing and other back-office operations. In that connection, Conseco plans to consolidate most of the operations of LPG into Conseco's operations in Carmel, Indiana concurrently with or as soon as practicable after consummation of the Merger. Marketing and certain other sales support operations of LPG are expected to remain in Englewood, Colorado for some period of time in order to maintain and promote LPG's marketing strategy. There can be no assurance that such cost savings will be realized or that they will be realized on the schedule indicated.

INTERESTS OF CERTAIN PERSONS IN THE MERGER


     LPG AFFILIATE REGISTRATION RIGHTS. Conseco has agreed to maintain the effectiveness of the Registration Statement subsequent to the consummation of the Merger for the purpose of resales of Conseco Common Stock by persons who, at the time the Merger is submitted to the shareholders of LPG for approval, were "affiliates" of LPG for purposes of Rule 145 under the Securities Act, but shall not thereafter be required to file any post-effective amendment thereto. Conseco shall not otherwise be required to maintain the effectiveness of the Registration Statement or any other registration statement under the Securities Act for the purposes of resale of Conseco Common Stock by such affiliates. Notwithstanding the foregoing, if at such time as the Registration Statement is no longer available for the purpose of resales by such affiliates, any such affiliate is unable because of the volume limitations of Rule 144 of the Commission to sell pursuant to Rule 144 at least 75% of the shares of Conseco Common Stock received by such affiliate as Merger Consideration and still held by such affiliate, such affiliate shall have the right, for so long as any such balance of the affiliate's Merger Consideration is not eligible for immediate sale under the applicable provisions of Rule 144, to require Conseco to elect, in Conseco's sole discretion, with respect to such balance, either to: (i) acquire such shares directly from such affiliate at the current market price;
(ii) amend the Registration Statement and maintain its effectiveness to provide for resale of such shares; or (iii) file a Registration Statement on Form S-3 with the Commission to register such shares for resale by such affiliate.


     Conseco has agreed to indemnify such affiliates, each of their officers and directors and partners, and each person controlling such affiliates within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in such registration statement or prospectus, or any amendment or supplement thereto, incident to any such registration, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of circumstances in which they were made, not misleading, or any violation by Conseco of the

Securities Act or any rule or regulation in connection with such registration, and reimburse each such person for any legal and any other expenses reasonably incurred (as they are incurred) in connection with investigating, preparing or defending any such claim, loss, damage, liability or action.

     FINANCIAL ADVISORY FEES. In connection with the evaluation, investigation, structuring, negotiation and completion of the Merger, LPG engaged Hicks Muse to act as a financial advisor to LPG and to furnish financial advisory services. As compensation for the services performed by Hicks Muse, LPG will pay, in cash on the date of the closing of the Merger, the Transaction Fee. In addition to the Transaction Fee, and regardless of whether the Merger is completed, LPG is obligated to reimburse Hicks Muse for certain out-of-pocket expenses. LPG has further agreed to provide indemnification, reimbursement, and contribution to Hicks Muse and its officers, directors, employees, and other specified persons in connection with Hicks Muse advisory services. Thomas O. Hicks currently serves as a director of LPG and served as Chairman of the Board and Chief Executive Officer of LPG from its inception until November 1991. John R. Muse currently serves as a director of LPG and served as Executive Vice President, Secretary, and Treasurer of LPG from its inception until December 1991. Each of Messrs. Hicks and Muse is an executive officer, director, and shareholder of Hicks Muse.

     Hicks Muse and Mr. Hicks, directly and indirectly, beneficially owned approximately 12.8% of the outstanding shares of LPG Common Stock on December 31, 1995. Mr. Muse, directly and indirectly, beneficially owned 3.4% of the outstanding shares of LPG Common Stock on December 31, 1995.


     Certain existing shareholders of LPG (consisting of directors, certain officers and employees of LPG, and various other persons and entities, which persons and entities collectively beneficially own as of the LPG Record Date approximately 11.9% of the Common Stock) have entered into, or have become subject to, a voting agreement with LPG and HMC/Life Partners, L.P., a limited partnership which is no longer active and in which the sole general partner was HMC Partners, L.P., a limited partnership of which Hicks, Muse & Co. (TX) Incorporated ("Hicks Muse (TX)") served as the managing general partner ("Voting Agreement"). During the term of the Voting Agreement, Hicks Muse (TX) is entitled to vote, pursuant to an irrevocable proxy in its favor, all shares of LPG Common Stock held by the parties subject to the Voting Agreement in connection with the election of directors. The Voting Agreement generally terminates upon the earlier of (i) the election by Hicks Muse (TX) to terminate the Voting Agreement, (ii) the date on which Hicks Muse (TX) and its affiliates cease to own beneficially at least 5% of the then outstanding LPG Common Stock, or (iii) ten years after the effective date of the Voting Agreement, which effective date was March 24, 1993.


     INDEMNIFICATION OF DIRECTORS AND OFFICERS. Pursuant to the Merger Agreement, the Certificate of Incorporation and By-laws of the Surviving Corporation and its subsidiaries shall contain the provisions with respect to indemnification set forth in the Certificate of Incorporation and By-Laws of LPG on the date of the Merger Agreement, and such provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights of Indemnified Parties in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement), unless such modification is required by law. Conseco has agreed to be jointly and severally liable for the indemnification obligations of the Surviving Corporation to the Indemnified Parties, as set forth above. The foregoing provisions are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his heirs and his personal representatives and shall be binding on all successors and assigns of Conseco, the Surviving Corporation and LPG.

ACCOUNTING TREATMENT

     Conseco intends to account for the Merger under the purchase method of accounting in accordance with APB No. 16. Under this method of accounting, the cost of acquiring all outstanding shares of LPG Common Stock and the assumption of all outstanding LPG Stock Options will be determined by the cost of shares of LPG Common Stock currently owned by Conseco and the value at the Effective Time of Conseco Common Stock (and cash in lieu of fractional shares) to be issued to holders of LPG Common Stock and LPG Stock Options, plus the direct costs associated with the Merger. Conseco will allocate such cost in establishing new accounting and reporting bases for the underlying acquired assets and liabilities based on their estimated fair values at the Effective Time.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary description of the material United States federal income tax consequences of the Merger for LPG and the LPG shareholders. This summary is not a complete description of all of the consequences of the Merger and, in particular, does not address tax considerations which may affect the treatment of certain special status taxpayers such as financial institutions, broker-dealers, life insurance companies, tax-exempt organizations, investment companies, foreign taxpayers and persons who acquire LPG Common Stock pursuant to employee stock options. In addition, no information is provided herein with respect to the tax consequences of the Merger under applicable foreign, state or local laws.

     The following discussion is based on the Code, as in effect on the date of this Joint Proxy Statement/Prospectus, without consideration of the particular facts or circumstances of any holder of LPG Common Stock. LPG and Conseco have not sought and will not seek any rulings from the Internal Revenue Service with respect to any of the matters discussed herein.

     The obligation of LPG to effect the Merger is conditioned on delivery to LPG of an opinion dated the Closing Date from Weil, Gotshal & Manges LLP, counsel to LPG, or other legal counsel reasonably acceptable to LPG and Conseco, based on certain representations to be made by LPG, Conseco and certain shareholders of LPG and on assumptions set forth in the opinion, that for federal income tax purposes the Merger will constitute a reorganization within the meaning of Section 368(a)(1) of the Code and that no gain or loss will be recognized by the LPG shareholders with respect to the shares of Conseco Common Stock received by the LPG shareholders in the Merger.

     Based on such opinion, the material federal income tax consequences of the Merger for LPG and the LPG shareholders will be:

          (i) No gain or loss will be recognized by LPG as a result of the Merger;

          (ii) No gain or loss will be recognized by LPG shareholders upon their exchange of LPG Common Stock for Conseco Common Stock, except that any LPG shareholder who receives cash proceeds in lieu of a fractional share interest in Conseco Common Stock will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to the fractional share interest and such gain or loss will constitute capital gain or loss if such shareholder's LPG Common Stock is held as a capital asset at the Effective Time;

          (iii) The tax basis of the Conseco Common Stock (including any fractional share interest deemed received and exchanged for a cash payment) received by an LPG shareholder in exchange for LPG Common Stock will be the same as such shareholder's tax basis in the LPG Common Stock surrendered in exchange therefor; and

          (iv) The holding period of the Conseco Common Stock (including any fractional share interest deemed received and exchanged for a cash payment) received by an LPG shareholder will include the period during which the LPG Common Stock surrendered in exchange therefor was held (provided that such LPG Common Stock was held by such LPG shareholder as a capital asset at the Effective Time).

     THE FOREGOING IS A GENERAL DISCUSSION OF CERTAIN POTENTIAL MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER FOR LPG AND LPG SHAREHOLDERS AND IS INCLUDED FOR GENERAL INFORMATION ONLY. THE FOREGOING DISCUSSION DOES NOT TAKE INTO ACCOUNT THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH LPG SHAREHOLDER'S TAX STATUS AND ATTRIBUTES. AS A RESULT, THE FEDERAL INCOME TAX CONSEQUENCES ADDRESSED IN THE FOREGOING DISCUSSION MAY NOT APPLY TO EACH LPG SHAREHOLDER. ACCORDINGLY, EACH LPG SHAREHOLDER SHOULD CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF

FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL, STATE, LOCAL AND OTHER TAX LAWS.

REGULATORY APPROVALS


     ANTITRUST. Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. Conseco and LPG filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on April 17, 1996. The required waiting period under the HSR Act expired on May 17, 1996. At any time before or after the consummation of the Merger, and notwithstanding that the HSR Act waiting period has expired, the Antitrust Division of the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Conseco and LPG. At any time before or after the consummation of the Merger, and notwithstanding that the HSR Act waiting period has expired, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of LPG or businesses of Conseco or LPG. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.


     Conseco and LPG believe that the Merger can be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, Conseco and LPG would prevail or would not be required to accept certain conditions, possibly including certain divestitures, in order to consummate the Merger.

     INSURANCE. The consummation of the Merger will require the approvals or exemptive orders of the Insurance Commissioners, Directors of Insurance or Superintendents of Insurance (the "Insurance Commissioners") under the state insurance codes (the "Insurance Codes") of the states of California, Georgia, Kentucky, Massachusetts, Mississippi and Pennsylvania, which are jurisdictions in which insurance companies owned by LPG are domiciled or, in the case of California, deemed to be domiciled. The Insurance Codes generally contain provisions applicable to the acquisition of control of a domestic insurer, including a presumption of control that arises from the ownership of 10% or more of the voting securities of a domestic insurer or a person that controls a domestic insurer. The filing of an application for acquisition of control of a domestic insurer gives rise to mandatory or, in some states, discretionary public hearing requirements and/or statutory periods (ranging from 30 to 90 days, which may be extended in certain circumstances) within which decisions must be rendered approving or disapproving the acquisition of control. Appropriate filings with the relevant Insurance Commissioners have been made and it is anticipated, although there can be no assurance, that approvals of such Insurance Commissioners will be obtained.

NYSE LISTING OF CONSECO COMMON STOCK


     Pursuant to the Merger Agreement, Conseco is required to use best efforts to obtain listing on the NYSE of the shares of Conseco Common Stock to be issued in connection with the Merger. Such shares of Conseco Common Stock have been approved for listing on the NYSE, subject to approval of the Merger Consideration Stock Issuance by the shareholders of Conseco. Approval of the listing on the NYSE of the shares of Conseco Common Stock to be issued in the Merger is a condition to the respective obligations of LPG, Conseco and Merger Sub to consummate the Merger.


FEDERAL SECURITIES LAW CONSEQUENCES

     All shares of Conseco Common Stock issued in connection with the Merger will be freely transferable, except that any shares of Conseco Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of LPG prior to the Merger which may be resold by them only in transactions registered under the Securities Act, permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 if such persons are or become affiliates of Conseco) or otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of LPG generally include individuals or entities that control, are controlled by, or are under common control with such party and may include certain officers and directors of such party as well as principal shareholders of such party. See "The Merger -- Interests of Certain Persons in the Merger -- LPG Affiliate Registration Rights."


ABSENCE OF APPRAISAL RIGHTS

     Holders of LPG Common Stock will not be entitled to appraisal rights under the DGCL. Holders of Conseco Stock will not be entitled to appraisal rights under the Indiana Corporation Law in connection with the Merger because Conseco is not a constituent corporation in the Merger.

                              THE MERGER AGREEMENT

     The following is a brief summary of certain provisions of the Merger Agreement, which is attached as Annex A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. This summary is qualified in its entirety by reference to the Merger Agreement. The per share information for Conseco Common Stock contained in this Joint Proxy Statement/Prospectus has been adjusted, pursuant to the terms of the Merger Agreement, to reflect the two-for-one stock split of the Conseco Common Stock effected April 1, 1996. All shareholders are urged to read the Merger Agreement in its entirety.

THE MERGER

     The Merger Agreement provides that, subject to satisfaction or waiver of the terms and conditions contained in the Merger Agreement, including the approval of the Merger Agreement and the transactions contemplated thereby by the shareholders of LPG and approval of the Merger Consideration Stock Issuance by the shareholders of Conseco, LPG will be merged with and into the Merger Sub, with LPG being the surviving corporation.

EFFECTIVE TIME

     The Merger Agreement provides that, subject to the satisfaction or waiver of certain conditions and the requisite approval of the shareholders of Conseco and LPG, the Merger will be consummated by and will become effective on the date of the filing of a Certificate of Merger with the Secretary of State of Delaware or at such time thereafter as is provided in the Certificate of Merger. The Merger Agreement may be terminated by either Conseco or LPG if, among other reasons, the Merger has not been consummated on or before September 30, 1996. See "-- Conditions to the Merger" and "-- Termination."

CONVERSION OF SHARES; EXCHANGE OF STOCK CERTIFICATES; NO FRACTIONAL AMOUNTS


     At the Effective Time, pursuant to the Merger Agreement, each share of LPG Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held as treasury shares by LPG) shall be converted into the right to receive the fraction (rounded to the nearest ten-thousandth of a share) of a share of Conseco Common Stock determined by dividing $21.00 by the Conseco Share Price. The "Conseco Share Price" is equal to the Trading Average (as defined below); provided, however, that if the Trading Average is less than $30.00, then the Conseco Share Price shall be $30.00, and if the Trading Average is greater than $36.00, then the Conseco Share Price shall be $36.00. The "Trading Average" shall be equal to the average of the closing prices of the Conseco Common Stock on the NYSE Composite Transactions Reporting System for the 20 trading days immediately preceding the second trading day prior to the Effective Time. The Conseco Common Stock to be issued to holders of shares of LPG Common Stock is accordance with the Merger and any cash to be paid in lieu of fractional shares of Conseco Common Stock are referred to collectively as the "Merger Consideration."


     In the event of any change in Conseco Common Stock between the date of the Merger Agreement and the Effective Time of the Merger by reason of any stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the number and class of shares of Conseco Common Stock to be issued and delivered in the Merger in exchange for each outstanding share of LPG Common Stock as provided in the Merger Agreement shall be proportionately adjusted.


     The structure of the Merger was the result of arms-length negotiations between LPG and Conseco and economic considerations and was intended to qualify as a tax-free reorganization under Sections 368(a)(1) and 368(a)(2)(E) of the Code. On May 24, 1996, the last full trading day for which information was available prior to the mailing of this Joint Proxy Statement, the closing price reported for shares of Conseco Common Stock and LPG Common Stock on the NYSE was $38 per share and $21 7/8 per share, respectively. There can be no assurance or prediction, and neither Conseco nor LPG hereby make any assurance or prediction, as to the future price of the Conseco Common Stock or LPG Common Stock.


     At the Effective Time, each share of common stock of the Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the merger and without any action on the part of Merger Sub or the holder hereof, be converted into a share of common stock of the Surviving Corporation.

     No fractional shares of Conseco Common Stock will be issued in connection with the Merger. Each LPG shareholder who otherwise would have been entitled to a fraction of a share of Conseco Common Stock (after taking into account all certificates delivered by such holder) shall receive in lieu thereof cash (without interest) in an amount equal to such fractional part of a share of Conseco Common Stock multiplied by the Conseco Share Price.


     Promptly after the Effective Time, the Paying Agent will mail to each record holder of Certificates a form of letter of transmittal and instructions for use in surrendering such certificates and receiving the consideration to which such holder shall be entitled. After receipt of such transmittal form, each holder of Certificates formerly representing shares of LPG Common Stock should surrender such Certificates to the Paying Agent together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, and each such holder will be entitled to receive in exchange therefor certificates for shares of Conseco Common Stock and/or a check for any cash which may be payable in lieu of a fractional share of Conseco Common Stock.


     LPG SHAREHOLDERS SHOULD NOT FORWARD THEIR CERTIFICATES TO THE PAYING AGENT UNTIL THEY HAVE RECEIVED A TRANSMITTAL LETTER AND INSTRUCTIONS.


     After the Effective Time, each Certificate, until so surrendered and exchanged, will be deemed, for all purposes, to evidence only the right to receive the number of shares of Conseco Common Stock that the holder of such Certificate is entitled to receive pursuant to the terms of the Merger Agreement and the right to receive any cash payment in lieu of a fractional share of Conseco Common Stock.


TREATMENT OF LPG STOCK OPTIONS


     LPG has agreed to use its best efforts to give effect to the following with respect to LPG Stock Options which remain outstanding immediately prior to the Effective Time: (a) LPG Stock Options held by persons who are officers or employees of LPG at the Effective Time shall become options to purchase, for the same aggregate consideration payable to exercise such LPG Stock Options, the number of shares of Conseco Common Stock which the holder would have been entitled to receive at the Effective Time if such LPG Stock Options had been exercised for shares of LPG Common Stock prior to the Effective Time; (b) LPG Stock Options held by persons who are not currently officers or employees of LPG shall be required to be exercised prior to the Effective Time or forfeited; (c) LPG Stock Options held by certain officers of LPG were permitted to be repriced;
(d) LPG Stock Options held by an officer or employee of LPG shall expire and be forfeited if not exercised within three (3) months after the date such person ceases to be an officer or employee of LPG, the Surviving Corporation, Conseco, or any other subsidiary of Conseco; and (e) LPG Stock Options held by an officer subject to Section 16 of the Exchange Act who would incur liability under
Section 16(b), if such LPG Stock Options were to be exercised on the date on which such options would otherwise expire under the Merger Agreement, shall otherwise remain exercisable for five (5) business days from the date after which no such liability would be incurred.

     Conseco has agreed to take all corporate action necessary to reserve for issuance a sufficient number of shares of Conseco Common Stock for delivery upon exercise of LPG Stock Options assumed in accordance with the Merger Agreement and to register such shares of Conseco Common Stock with the Commission pursuant to a Registration Statement on Form S-8.

     If necessary to effectuate the foregoing provisions regarding LPG Stock Options, the parties have agreed to enter into an appropriate amendment to this Merger Agreement to provide that Merger Sub shall be the Surviving Corporation at the Effective Time rather than LPG.

REPRESENTATIONS AND WARRANTIES


     The Merger Agreement contains certain customary representations and warranties relating to, among other things: (a) each of Conseco's, the Merger Sub's and LPG's organization and similar corporate matters; (b) each of Conseco's, the Merger Sub's and LPG's capital structure; (c) the authorization, execution, delivery, performance and enforceability of the Merger Agreement with respect to Conseco, the Merger Sub and LPG and related matters; (d) documents filed by each of Conseco and LPG with the Commission and the accuracy of information contained therein; (e) the absence of material changes with respect to the business of Conseco and LPG; and (f) compliance with applicable laws.


CERTAIN COVENANTS

     The Merger Agreement contains certain customary covenants and agreements, including, without limitation, the following:


     CONDUCT OF BUSINESS. Pursuant to the Merger Agreement, Conseco has agreed that during the period from the date of the Merger Agreement to the Effective Time, Conseco shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course and will not, among other things: (a)(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any outstanding capital stock of Conseco (other than its regular quarterly cash dividend of Conseco Common Stock and regular cash dividends on the Conseco Series D Preferred Stock and the Conseco PRIDES, in each case with usual record and payment dates and in accordance with Conseco's Articles of Incorporation and its present dividend policy) or (ii) split, combine or reclassify any of its outstanding capital stock other than the two-for-one stock split paid April 1, 1996 to holders of Conseco Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Conseco's outstanding capital stock (other than under the Conseco stock option plans); (b) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, in each case if any such action could reasonably be expected to (i) delay materially the date of mailing of this Joint Proxy Statement/Prospectus or, (ii) if it were to occur after such date of mailing, require an amendment of this Joint Proxy Statement/Prospectus; or (c) acquire any business or any corporation, partnership, joint venture, association or other business organization or division thereof, in each case if any such action could reasonably be expected to (i) delay materially the date of mailing of this Joint Proxy Statement/Prospectus or (ii) if it were to occur after such date of mailing, require an amendment of this Joint Proxy Statement/Prospectus.



     Pursuant to the Merger Agreement, LPG has agreed that, during the period from the date of the Merger Agreement until the Effective Time, except as permitted by the Merger Agreement or as otherwise consented to in writing by Conseco, LPG will, and will cause its subsidiaries to, act and carry on their respective businesses in the ordinary course of business and will not (without the prior consent of Conseco), among other things: (a) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of LPG's outstanding capital stock (other than its regular quarterly cash dividend); (b) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, other than upon the exercise of LPG Stock Options outstanding on the date of the Merger Agreement; (c) amend its Certificate of Incorporation or By-laws; (d) acquire any business; (e) sell, mortgage or otherwise encumber any of its properties or assets that are material to LPG and its subsidiaries taken as a whole, except in the ordinary course of business; (f) incur any indebtedness for borrowed money or make any loans or advances to any other person, other than routine advances to employees; (g) make any tax election or settle or compromise any income tax liability that would reasonably be expected to be material to LPG and its subsidiaries taken as a whole; (h) pay, discharge, settle or satisfy any claims, liabilities or obligations other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements of LPG; (i) invest its future cash flow, any cash from matured and maturing investments, any cash proceeds from the sale of its assets and properties, and any cash funds currently held by it, in any investments other than cash equivalent assets or in short-term investments, except (A) as otherwise required by law, (B) as required to provide cash (in the ordinary course of business and consistent with past practice) to meet its actual or anticipated obligations or (C) in publicly traded corporate bonds that are rated investment grade by at least two nationally recognized statistical rating organizations; (j) except as may be required by law, (A) make any representation or promise to any employee or former director, officer or employee of LPG or any subsidiary which is inconsistent with the terms of any existing LPG benefit plan, (B) make any change to the contracts, salaries, wages, or other compensation of any employee or any agent or consultant of LPG or any subsidiary other than routine changes or amendments that are required under existing contracts, (C) adopt, enter into, amend, alter or terminate any benefit plan or any election made pursuant to the provisions of any existing LPG benefit plan, to accelerate any payments, obligations or vesting schedules under any existing LPG benefit plan, or (D) approve any general or company-wide pay increases for employees; and (k) except in the ordinary course of business, modify, amend or terminate any material agreement, permit, concession, franchise, license or similar instrument to which LPG or any subsidiary is a party or waive, release or assign any material rights or claims thereunder.



     NO SOLICITATION. Pursuant to the Merger Agreement, LPG shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, LPG or any of its subsidiaries to, directly or indirectly, (a) solicit, initiate or encourage the submission of any bona fide proposal with respect to a merger, consolidation, share exchange or similar transaction involving LPG, or Massachusetts General, Philadelphia Life and Lamar Life (each a "Significant Subsidiary"), or any purchase of all or any significant portion of the assets of LPG or any Significant Subsidiary, or any equity interest in LPG or any Significant Subsidiary, other than the transactions contemplated by the Merger Agreement (each an "Acquisition Proposal") or (b) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. The foregoing, however, shall not prohibit the Board of Directors of LPG from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal if, and only to the extent that (a) the Board of Directors of LPG, after consultation with and based upon the advice of outside counsel, determines in good faith that such action is necessary for the Board of Directors of LPG to comply with its fiduciary duties to shareholders under applicable law and (b) prior to taking such action, LPG
(i) provides reasonable notice to Conseco to the effect that it is taking such action and (ii) receives from such person or entity an executed confidentiality agreement in reasonably customary form.


     INDEMNIFICATION OF DIRECTORS AND OFFICERS. Pursuant to the Merger Agreement, Conseco has agreed that the certificate of incorporation and by-laws of the Surviving Corporation and each of its subsidiaries shall contain the provisions with respect to indemnification set forth in the Certificate of Incorporation and By-laws of LPG on the date of the Merger Agreement, and such provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights of Indemnified Parties in respect of actions or omissions occurring at or prior to the Effective Time unless such modification is required by law. Conseco has agreed to be jointly and severally liable for the indemnification obligations of LPG to the Indemnified Parties.

CONDITIONS TO THE MERGER

     The respective obligations of Conseco, the Merger Sub and LPG to effect the Merger are subject to the following conditions, among others: (a) the Merger Agreement and the Merger shall have been approved and adopted by the shareholders of LPG and the holders of Conseco Stock shall have approved and adopted the Merger Consideration Stock Issuance; (b) all required consents, approvals, permits and authorizations to the consummation of the transactions contemplated hereby by LPG, Conseco and Merger Sub shall be obtained from (i) the insurance regulators in the States of California, Kentucky, Massachusetts, Mississippi and Pennsylvania, and (ii) any other governmental entity whose consent, approval, permission or authorization is required by reason of a change in law after the date of the Merger Agreement, unless the failure to obtain such consent, approval, permission or authorization would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of LPG and its subsidiaries, taken as a whole, or on the validity or enforceability of the Merger Agreement; (c) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have otherwise expired; (d) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; (e) the shares of Conseco Common Stock issuable to LPG's shareholders pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance; and
(f) the Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

     The obligations of Conseco and the Merger Sub to effect the Merger are subject to, among other things, the following additional conditions: (a) the representations and warranties of LPG contained in the Merger Agreement shall have been true and correct on the date of the Merger Agreement (except to the extent that they expressly relate only to an earlier time, in which case they shall have been true and correct as of such earlier time), other than such breaches of representations and warranties which in the aggregate would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of LPG and its subsidiaries taken as a whole; and (b) LPG shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time.


     The obligation of LPG to effect the Merger is subject to, among other things, the following additional conditions: (a) the representations and warranties of Conseco and Merger Sub contained in the Merger Agreement shall have been true and correct on the date of the Merger Agreement (except to the extent that they expressly relate only to an earlier time, in which case they shall have been true and correct as of such earlier time), other than such breaches of representations and warranties which in the aggregate would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Conseco and its subsidiaries taken as a whole; (b) Conseco and Merger Sub shall have performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the Effective Time; and (c) LPG shall have received an opinion of counsel to the effect that the Merger will be treated as a reorganization under Section 368(a)(1) of the Code and that shareholders of LPG will not be subject to federal income tax on the receipt of shares of Conseco Common Stock in the Merger. LPG's obligations are not conditioned upon DLJ reaffirming its fairness opinion.


TERMINATION

     The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time: (i) by the mutual written consent of Conseco and LPG; (ii) by Conseco or LPG at any time if, upon a vote at a duly held meeting of LPG or Conseco's shareholders or any adjournment thereof, any required approval of the holders of LPG Common Stock or Conseco Stock shall not be obtained; (iii) if the Merger shall not have been consummated on or before September 30, 1996, unless the failure to consummate the Merger is the result of a willful and material breach of the Merger Agreement by the party seeking to terminate the Merger Agreement; (iv) if any governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or (v) if the Board of

Directors of LPG shall have exercised its rights set forth in Section 4.9 of the Merger Agreement. See "-- Right of LPG Board of Directors to Withdraw its Recommendation."

     If the Merger Agreement is validly terminated as described above, the Merger Agreement shall become null and void, except for certain covenants regarding confidentiality and, as described herein, payment of expenses, and except that no party thereto will be relieved of any liability for damages that such party may have to the other party by reason of such party's breach of the Merger Agreement.

RIGHT OF LPG BOARD OF DIRECTORS TO WITHDRAW ITS RECOMMENDATION


     Under the Merger Agreement, the Board of Directors of LPG shall not: (i) withdraw or modify, in a manner materially adverse to Conseco, the approval or recommendation by the Board of Directors of the Merger Agreement or the Merger;
(ii) approve or recommend an Acquisition Proposal; or (iii) enter into any agreement with respect to any Acquisition Proposal, unless LPG receives an Acquisition Proposal and the Board of Directors of LPG determines in good faith, following consultation with outside counsel, that in order to comply with its fiduciary duties to shareholders under applicable law it is necessary for the Board of Directors to withdraw or modify, in a manner materially adverse to Conseco, its approval or recommendation of the Merger Agreement or the Merger, approve or recommend such Acquisition Proposal, enter into an agreement with respect to such Acquisition Proposal or terminate the Merger Agreement. In the event the Board of Directors of LPG takes any of the foregoing actions, LPG shall, concurrently with the taking of any such action, pay to Conseco the fee described in the following paragraph.


FEES


     ACQUISITION PROPOSAL FEES. LPG has agreed to pay to Conseco upon demand $20 million, payable in same-day funds, if a bona fide Acquisition Proposal is commenced, publicly proposed, publicly disclosed or communicated to LPG (or the willingness of any person to make such an Acquisition Proposal is publicly disclosed or communicated to LPG) and: (i) the Board of Directors of LPG, in accordance with its fiduciary duties, withdraws or modifies in a manner materially adverse to Conseco its approval or recommendation of the Merger Agreement or the Merger, approves or recommends such Acquisition Proposal, enters into an agreement with respect to such Acquisition Proposal, or terminates the Merger Agreement; or (ii) the requisite approval of LPG's shareholders for the Merger is not obtained at the LPG Special Meeting.



     OTHER FEES. In the absence of an Acquisition Proposal, unless Conseco is materially in breach of the Merger Agreement or is unable to satisfy certain closing conditions in the Merger Agreement, LPG has agreed to pay to Conseco upon demand $20 million, payable in same-day funds, if the requisite approval of LPG's shareholders for the Merger is not obtained and all other closing conditions contained in the Merger Agreement have been satisfied or waived or, with respect to any condition not then satisfied, it is substantially likely that such condition will be satisfied on or before September 30, 1996, through the exercise of best efforts to procure the satisfaction thereof.


     In the absence of an Acquisition Proposal, unless LPG is materially in breach of the Merger Agreement or is unable to satisfy certain closing conditions in the Merger Agreement, Conseco has agreed to pay to LPG upon demand $20 million, payable in same-day funds, if the requisite approval of holders of Conseco Stock of the Merger Consideration Stock Issuance is not obtained and all other closing conditions contained in the Merger Agreement have been satisfied or waived or, with respect to any condition not then satisfied, it is substantially likely that such condition will be satisfied on or before September 30, 1996, through the exercise of best efforts to procure the satisfaction thereof.

EXPENSES

     Except as otherwise expressly provided in the Merger Agreement, whether or not the Merger is consummated, each of LPG, Conseco and Merger Sub will pay its own costs and expenses incident to preparing for, entering into and carrying out the Merger Agreement and the consummation of the transactions contemplated thereby except that the expenses incurred in connection with the printing, mailing and distribution of this Joint Proxy Statement/Prospectus and the preparation and filing of the Registration

Statement shall be borne equally by Conseco and LPG. LPG has agreed that the fees and expenses of LPG's legal and investment banking advisors incurred in connection with the Merger (but excluding reasonable fees and expenses related to litigation or Acquisition Proposals) shall not exceed $5,500,000.

MODIFICATION OR AMENDMENT

     Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, LPG, Conseco and Merger Sub may modify or amend the Merger Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval of the Merger by the shareholders of LPG, no amendment may be made which reduces the consideration payable in the Merger or adversely affects the rights of the LPG's shareholders under the Merger Agreement without the approval of such shareholders.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS



     The unaudited pro forma consolidated statements of operations of Conseco for the year ended December 31, 1995, and for the three months ended March 31, 1996, present the consolidated operating results for Conseco as if the Merger had occurred on January 1, 1995.



     The pro forma consolidated statement of operations data for Conseco for the year ended December 31, 1995, set forth in the unaudited pro forma consolidated statement of operations under the column "Pro forma Conseco before the Merger" reflect the prior application of certain pro forma adjustments for the following transactions, all of which have already occurred, as if such transactions had occurred on January 1, 1995: (i) the acquisition of all of the outstanding common stock of CCP not previously owned by Conseco and related transactions (including the repayment of the existing $250.0 million revolving credit agreement); (ii) the increase of Conseco's ownership in BLH to 90.5 percent, as a result of purchases of common shares of BLH by Conseco and BLH during 1995 and the first three months of 1996; (iii) the issuance of 4.37 million shares of Conseco PRIDES in January 1996; (iv) the BLH tender offer for its 13 percent senior subordinated notes due 2002 and related financing transactions completed in March 1996; and (v) the debt restructuring of AGP in the fourth quarter of 1995. Such pro forma adjustments are set forth in Exhibit 99.1 included in Conseco's Form 8-K dated April 10, 1996, incorporated by reference herein.



     The pro forma consolidated statement of operations data for Conseco for the three months ended March 31, 1996, set forth in the unaudited pro forma consolidated statement of operations under the column "Pro Forma Conseco before the Merger" reflect the prior application of certain pro forma adjustments for the following transactions, all of which have already occurred, as if such transactions had occurred on January 1, 1995: (i) the increase of Conseco's ownership in BLH to 90.5 percent, as a result of purchases of common shares of BLH by BLH during the first three months of 1996; (ii) the issuance of 4.37 million shares of Conseco PRIDES in January 1996; and (iii) the BLH tender offer for and repurchase of its 13 percent senior subordinated notes due 2002 and related financing transactions completed in March 1996. Such pro forma adjustments are set forth in Exhibit 99.1 included in Conseco's Quarterly Report, incorporated by reference herein.



     The unaudited pro forma consolidated balance sheet as of March 31, 1996, gives effect to the Merger as if it had occurred on March 31, 1996.



     The unaudited pro forma consolidated statement of operations data of LPG for the year ended December 31, 1995, set forth under the column "Pro forma LPG before the Merger" reflect the prior application of the pro forma adjustments for the acquisition of Lamar (completed on April 28, 1995) as if such acquisition had occurred on January 1, 1995. Such pro forma adjustments are set forth in Exhibit 99.1 included in LPG's Form 8-K dated April 10, 1996, incorporated by reference herein.



     The unaudited pro forma consolidated financial statements should be read in conjunction with the accompanying notes and the following (all of which are incorporated by reference herein): Conseco's Annual Report; LPG's Annual Report; Conseco's Quarterly Report; LPG's Quarterly Report; the unaudited pro forma consolidated financial statements and notes thereto of Conseco contained in
Exhibit 99.1 included in Conseco's Form 8-K dated April 10, 1996; and the unaudited pro forma consolidated statement of operations of LPG contained in
Exhibit 99.1 included in LPG's Form 8-K dated April 10, 1996. The pro forma data are not necessarily indicative of the results of operations or financial condition of Conseco had these transactions occurred on January 1, 1995, nor the results of future operations. Conseco anticipates cost savings and additional benefits as a result of the Merger. Such benefits and any other changes that might have resulted from management of the combined companies have not been included as adjustments to the pro forma consolidated financial statements. Certain amounts from the prior periods have been reclassified to conform to the current presentation.


     The unaudited pro forma consolidated financial statements reflect cost allocations for the Merger based on: (i) the values of LPG's assets and liabilities as of the assumed dates of Merger; and (ii) appraisals and other studies, which are not yet completed. Accordingly, the final allocations will be different from the amounts included in the accompanying pro forma consolidated financial statements. Although the final allocations will differ, the pro forma consolidated financial statements reflect management's best estimate based on currently available information as if the Merger had occurred on the assumed dates of Merger.

                                    CONSECO

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                (AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)


                                                      PRO FORMA   PRO FORMA
                                                       CONSECO       LPG       PRO FORMA        PRO FORMA
                                                       BEFORE      BEFORE     ADJUSTMENTS        CONSECO
                                                         THE         THE      RELATING TO     REFLECTING THE
                                                       MERGER      MERGER     THE MERGER          MERGER
                                                      ---------   ---------   -----------     --------------
Revenues:
  Insurance policy income...........................  $1,464.9     $ 287.9      $    --          $1,752.8
  Investment activity:
     Net investment income..........................   1,138.5       299.4         16.0(1)        1,458.7
                                                                                    4.8(2)
     Net trading income.............................       2.5          --           --               2.5
     Net realized gains.............................     185.7        15.8          2.4(1)          203.9
  Fee revenue.......................................      33.9          --           --              33.9
  Restructuring income..............................      15.2          --           --              15.2
  Other income......................................       9.4         3.2           --              12.6
                                                      --------      ------       ------          --------
       Total revenues...............................   2,850.1       606.3         23.2           3,479.6
                                                      --------      ------       ------          --------
Benefits and expenses:
  Insurance policy benefits and change in future
     policy benefits................................   1,106.4       155.0           --           1,261.4
  Interest expense on annuities and financial
     products.......................................     585.2       173.3           --             758.5
  Interest expense on notes payable.................     110.7        28.1         (0.7)(3)         133.9
                                                                                   (4.2)(4)
  Interest expense on investment borrowings.........      22.2         8.0           --              30.2
  Amortization related to operations................     207.8       165.0        (75.5)(5)         308.8
                                                                                   11.5(6)
  Amortization related to realized gains............     126.0        (8.0)        15.6(7)          133.6
  Other operating costs and expenses................     272.4        99.8        (15.8)(4)         356.4
                                                      --------      ------       ------          --------
       Total benefits and expenses..................   2,430.7       621.2        (69.1)          2,982.8
                                                      --------      ------       ------          --------
       Income (loss) before income taxes, minority
          interest and extraordinary charge.........     419.4       (14.9)        92.3             496.8
Income tax expense (benefit)........................     163.3        (2.6)        (2.5)(4)         193.3
                                                                                   35.1(8)
                                                      --------      ------       ------          --------
     Income (loss) before minority interest and
       extraordinary charge.........................     256.1       (12.3)        59.7             303.5
Minority interest...................................      72.5          --           --              72.5
                                                      --------      ------       ------          --------
       Income (loss) before extraordinary charge....  $  183.6     $ (12.3)     $  59.7          $  231.0
                                                      ========      ======       ======          ========
Earnings per common share and common equivalent
  share:
  Primary:
     Weighted average shares outstanding............      50.5                     16.3(9)           66.8
                                                      ========                   ======          ========
     Income before extraordinary charge.............  $   3.27                                   $   3.18
                                                      ========                                   ========
  Fully diluted:
     Weighted average shares outstanding............      59.7                     16.3(9)           76.0
                                                      ========                   ======          ========
     Income before extraordinary charge.............  $   3.07                                   $   3.04
                                                      ========                                   ========


   The accompanying notes are an integral part of the pro forma consolidated financial statements.

                                    CONSECO



                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS


                   FOR THE THREE MONTHS ENDED MARCH 31, 1996


                (AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


                                  (UNAUDITED)



                                                     PRO FORMA
                                                      CONSECO                  PRO FORMA        PRO FORMA
                                                      BEFORE                  ADJUSTMENTS        CONSECO
                                                        THE         LPG       RELATING TO     REFLECTING THE
                                                      MERGER     HISTORICAL   THE MERGER          MERGER
                                                     ---------   ----------   -----------     --------------
Revenues:
  Insurance policy income...........................  $ 369.8      $ 77.4       $    --           $447.2
  Investment activity:
     Net investment income..........................    273.7        74.6           3.7(1)         353.1
                                                                                    1.1(2)
     Net trading losses.............................     (3.5)         --            --             (3.5)
     Net realized gains.............................      9.4         1.9           1.6(1)          12.9
  Fee revenue.......................................     10.1          --            --             10.1
  Restructuring income..............................     30.4          --            --             30.4
  Other income......................................      1.9         1.2            --              3.1
                                                      -------      ------       -------           ------
       Total revenues...............................    691.8       155.1           6.4            853.3
                                                      -------      ------       -------           ------
Benefits and expenses:
  Insurance policy benefits and change in future
     policy benefits................................    283.9        34.6            --            318.5
  Interest expense on annuities and financial
     products.......................................    139.1        43.9            --            183.0
  Interest expense on notes payable.................     25.6         6.0           0.2(3)          31.8
  Interest expense on investment borrowings.........      3.7         1.1            --              4.8
  Amortization related to operations................     44.6        30.7          (1.1)(5)         77.0
                                                                                    2.8(6)
  Amortization related to realized gains............      9.1         0.1           1.4(7)          10.6
  Other operating costs and expenses................     62.8        20.9            --             83.7
                                                      -------      ------       -------           ------
       Total benefits and expenses..................    568.8       137.3           3.3            709.4
                                                      -------      ------       -------           ------
       Income before income taxes, minority interest
          and extraordinary charge..................    123.0        17.8           3.1            143.9
Income tax expense..................................     45.9         6.4           2.1(8)          54.4
                                                      -------      ------       -------           ------
     Income before minority interest and
       extraordinary charge.........................     77.1        11.4           1.0             89.5
Minority interest...................................     11.7          --            --             11.7
                                                      -------      ------       -------           ------
       Income before extraordinary charge...........  $  65.4      $ 11.4       $   1.0           $ 77.8
                                                      =======      ======       =======           ======
Earnings per common share and common equivalent
  share:
  Primary:
     Weighted average shares outstanding............     51.5                      16.3(9)          67.8
                                                      =======                   =======           ======
     Income before extraordinary charge.............  $  1.18                                     $ 1.08
                                                      =======                                     ======
  Fully diluted:
     Weighted average shares outstanding............     60.9                      16.3(9)          77.2
                                                      =======                   =======           ======
     Income before extraordinary charge.............  $  1.07                                     $ 1.01
                                                      =======                                     ======



   The accompanying notes are an integral part of the pro forma consolidated financial statements.

                                    CONSECO

                      PRO FORMA CONSOLIDATED BALANCE SHEET

                                 MARCH 31, 1996

                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)


                                                                                     PRO FORMA        PRO FORMA
                                                                                    ADJUSTMENTS        CONSECO
                                                           CONSECO        LPG       RELATING TO     REFLECTING THE
                                                          HISTORICAL   HISTORICAL   THE MERGER          MERGER
                                                          ----------   ----------   -----------     --------------
Assets:
  Investments:
    Actively managed fixed maturity securities at fair
      value.............................................. $ 12,623.7    $2,735.7      $ 676.4 (10)    $ 16,052.3
                                                                                         16.5 (11)
    Held-to-maturity fixed maturity securities...........         --       676.4       (676.4)(10)            --
    Equity securities at fair value......................       32.3        29.0           --               61.3
    Mortgage loans.......................................      325.3       105.1        (10.2)(11)         420.2
    Credit-tenant loans..................................      284.0          --           --              284.0
    Policy loans.........................................      306.3       226.8           --              533.1
    Other invested assets................................       97.2        69.9           --              167.1
    Trading account securities...........................        0.6                                         0.6
    Short-term investments...............................      105.8        90.7           --              196.5
    Assets held in separate accounts.....................      242.8          --           --              242.8
                                                           ---------    --------      -------          ---------
      Total investments..................................   14,018.0     3,933.6          6.3           17,957.9
  Accrued investment income..............................      226.6        55.4           --              282.0
  Cost of policies purchased.............................    1,174.7       300.8       (300.8)(12)       1,750.7
                                                                                        576.0 (12)
  Cost of policies produced..............................      481.6       256.5       (256.5)(13)         481.6
  Reinsurance receivables................................       93.0       282.1           --              375.1
  Income taxes...........................................       39.3                    109.2 (16)         148.5
  Goodwill...............................................      913.5        99.8        (99.8)(14)       1,480.7
                                                                                        567.2 (14)
  Property and equipment.................................       86.9          --           --               86.9
  Securities segregated for future redemption of
    redeemable preferred stock of a subsidiary...........       39.9          --           --               39.9
  Other assets...........................................      156.5        59.9         (7.8)(19)         208.6
                                                           ---------    --------      -------          ---------
      Total assets....................................... $ 17,230.0    $4,988.1      $ 593.8         $ 22,811.9
                                                           =========    ========      =======          =========
Liabilities:
  Insurance liabilities.................................. $ 13,502.9    $4,211.7      $ 340.0 (15)    $ 18,054.6
  Income tax liabilities.................................         --        22.4        (22.4)(16)            --
  Investment borrowings..................................      285.1        72.5           --              357.6
  Other liabilities......................................      381.0        65.8         50.0 (17)         496.8
  Liabilities related to separate accounts...............      242.8          --           --              242.8
  Notes payable of Conseco...............................      660.7       242.5         11.0 (18)         914.2
  Notes payable of BLH, not direct obligations of
    Conseco..............................................      299.9          --           --              299.9
  Notes payable of Partnership II entities, not direct
    obligations of Conseco...............................      283.5          --           --              283.5
                                                           ---------    --------      -------          ---------
      Total liabilities..................................   15,655.9     4,614.9        378.6           20,649.4
                                                           ---------    --------      -------          ---------
Minority interest........................................      299.3          --           --              299.3
                                                           ---------    --------      -------          ---------
Shareholders' equity:
  Preferred stock........................................      550.6          --           --              550.6
  Common stock and additional paid-in capital............      168.3       287.9       (287.9)(19)         756.7
                                                                                        588.4 (19)
  Unrealized appreciation (depreciation) of securities...      (16.9)       20.4        (20.4)(19)         (16.9)
  Retained earnings......................................      572.8        64.9        (64.9)(19)         572.8
                                                           ---------    --------      -------          ---------
      Total shareholders' equity.........................    1,274.8       373.2        215.2            1,863.2
                                                           ---------    --------      -------          ---------
      Total liabilities and shareholders' equity......... $ 17,230.0    $4,988.1      $ 593.8         $ 22,811.9
                                                           =========    ========      =======          =========


   The accompanying notes are an integral part of the pro forma consolidated financial statements.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                   OF CONSECO

PRO FORMA ADJUSTMENTS

  Allocation of Cost to Acquire LPG


     The acquisition of LPG will be accounted for under the purchase method of accounting. Under this method, the total cost to acquire LPG will be allocated to the assets and liabilities acquired based on their fair values as of the date of the Merger, with any excess of the total purchase cost over the fair value of the assets acquired less the fair value of the liabilities assumed recorded as goodwill. For the purpose of the pro forma consolidated financial statements, the average closing price of a share of Conseco Common Stock during the 20 trading days ending two days prior to the Merger has been assumed to be greater than $36 per share, which would result in each of the issued and outstanding shares of LPG Common Stock (other than shares held by Conseco) being converted into .5833 shares of Conseco Common Stock. The actual average closing price of a share of Conseco Common Stock for the 20 trading days ended May 20, 1996, was $36.97 per share.


     The cost to acquire LPG is allocated as follows (dollars in millions):


        Net assets acquired based on assumed date of the Merger
          March 31, 1996)...................................................   $ 373.2
        Increase (decrease) in LPG's net asset value to reflect estimated fair
          value at the assumed date of the Merger:
             Actively managed fixed maturity securities.....................     692.9
             Held-to-maturity fixed maturity securities.....................    (676.4)
             Mortgage loans.................................................     (10.2)
             Cost of policies purchased (historical)........................    (300.8)
             Cost of policies purchased (related to the Merger).............     576.0
             Cost of policies produced......................................    (256.5)
             Goodwill (historical)..........................................     (99.8)
             Goodwill (related to the Merger)...............................     567.2
             Insurance liabilities..........................................    (340.0)
             Notes payable..................................................     (11.0)
             Other..........................................................      81.6
                                                                               -------
               Total estimated fair value adjustments.......................     223.0
                                                                               -------
        Net assets acquired.................................................     596.2
        Notes payable assumed by Conseco....................................     242.5
                                                                               -------
               Total cost to acquire LPG....................................   $ 838.7
                                                                               =======


     Adjustments to the pro forma consolidated statement of operations to give effect to the Merger as of January 1, 1995, are summarized below:

          (1) Net investment income and net realized gains of LPG are adjusted to include the effect of adjustments to restate the amortized cost basis of fixed maturity securities and mortgage loans to their estimated fair value.


          (2) After the Merger, a subsidiary of Conseco will provide investment advisory services to LPG. Investment advisory fees incurred by LPG prior to the Merger are eliminated. LPG's pro forma net investment income is not reduced to reflect the advisory fees to be paid under agreements with the subsidiary of Conseco since, in accordance with GAAP, such intercompany fees are eliminated in consolidation and the subsidiary of Conseco will provide such services without incurring additional costs.


          (3) Interest expense on notes payable of LPG is adjusted as a result of restating notes payable of LPG to their estimated fair value.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                             OF CONSECO (CONTINUED)

          (4) At the assumed Merger date, certain contingent liabilities related to potential losses for tax examinations and a class action lawsuit existed. Expenses incurred in 1995 with respect to such contingencies are eliminated, since such amounts are considered in the accounting for the Merger.

          (5) Amortization of the cost of policies produced, the historical cost of policies purchased and deferred revenues for policies sold by LPG prior to January 1, 1995, are replaced with the amortization of the cost of policies purchased (amortized in relation to estimated profits on the policies purchased with interest equal to the contract rates primarily ranging from 4.0 percent to 7.0 percent).

          (6) LPG's historical amortization of goodwill is eliminated and replaced with the amortization of goodwill recognized in the Merger. Such amortization is recognized over a 40-year period on a straight-line basis.

          (7) Anticipated returns, including realized gains and losses, from the investment of policyholder balances are considered in determining the amortization of the cost of policies purchased. Amortization of the cost of policies purchased is adjusted to reflect amortization related to the pro forma net realized gains of LPG during 1995.

          (8) All applicable pro forma adjustments to operations are tax affected at the appropriate rate for the specific item.

          (9) Common shares outstanding are increased to reflect the shares issued in the Merger.


     Adjustments to the pro forma consolidated balance sheet to give effect to the Merger as of March 31, 1996, are summarized below:


          (10) After the Merger, all held-to-maturity fixed maturity securities are classified as actively managed fixed maturity securities consistent with the intention of the new management.

          (11) LPG's held-to-maturity fixed maturity securities and mortgage loans are restated to estimated fair value.


          (12) LPG's historical cost of policies purchased is eliminated and replaced with the cost of policies purchased recognized in the Merger. Cost of policies purchased reflects the estimated fair value of LPG's business in force and represents the portion of the cost to acquire LPG that is allocated to the value of the right to receive future cash flows from insurance contracts existing at March 31, 1996. Such value is the present value of the actuarially determined projected cash flows from the acquired policies.


          The 18 percent discount rate used to determine such value is the rate of return required by Conseco to invest in the business being acquired. In determining such rate of return, the following factors are considered:

           - The magnitude of the risks associated with each of the actuarial assumptions used in determining the expected cash flows.

           - Cost of capital available to fund the acquisition.

           - The perceived likelihood of changes in insurance regulations and tax laws.

           - Complexity of the acquired company.

           - Prices paid (i.e., discount rates used in determining valuations) on similar blocks of business sold recently.

          The value allocated to the cost of policies purchased is based on a preliminary valuation; accordingly, this allocation may be adjusted upon final determination of such value. Expected gross amortization of such value using current assumptions and accretion of interest based on an interest rate equal to the

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                             OF CONSECO (CONTINUED)


     liability or contract rate (such rates primarily ranging from 4.0 percent to 7.0 percent) for each of the years in the five-year period ending March 31, 2001, are as follows (dollars in millions):



                                         BEGINNING        GROSS          ACCRETION          NET          ENDING
    YEAR ENDING MARCH 31,                 BALANCE      AMORTIZATION     OF INTEREST     AMORTIZATION     BALANCE
    ----------------------------------   ---------     ------------     -----------     ------------     -------
    1997..............................    $ 576.0         $108.1           $31.9           $ 76.2        $ 499.8
    1998..............................      499.8           96.5            28.2             68.3          431.5
    1999..............................      431.5           81.7            24.3             57.4          374.1
    2000..............................      374.1           70.8            21.2             49.6          324.5
    2001..............................      324.5           60.9            18.1             42.8          281.7



          (13) LPG's cost of policies produced is eliminated since such amounts are reflected in the determination of the cost of policies purchased.


          (14) LPG's historical goodwill is eliminated and replaced with goodwill determined for the Merger. Such goodwill reflects the excess of the cost to acquire LPG over the net assets acquired.

          (15) Deferred revenues on certain life insurance and annuity policies of LPG are eliminated, since such amounts are reflected in the determination of the cost of policies purchased. Additional insurance liabilities are recognized to reflect future losses expected to occur on certain products. Such additional liabilities were reflected in the determination of the cost of policies purchased.

          (16) All of the applicable pro forma balance sheet adjustments are tax affected at the appropriate rate.

          (17) A liability is established for estimated expenses related to the Merger.

          (18) Notes payable are adjusted to reflect their estimated fair value.


          (19) The prior shareholders' equity of LPG is eliminated in conjunction with the Merger. Other assets are reduced to eliminate Conseco's investment in LPG Common Stock purchased prior to the Merger. Common stock and additional paid-in capital is increased by the value of Conseco Common Stock issued in the Merger.

                       COMPARISON OF SHAREHOLDERS' RIGHTS

     The rights of Conseco shareholders are governed by Conseco's Amended and Restated Articles of Incorporation (the "Conseco Articles of Incorporation"), its Amended and Restated Code of By-laws (the "Conseco By-laws") and the Indiana Corporation Law. The rights of LPG shareholders are governed by its Certificate of Incorporation, as amended (the "LPG Certificate of Incorporation"), its By-laws (the "LPG By-laws") and the DGCL. After the Effective Time, the rights of LPG shareholders who become Conseco shareholders will be governed by the Conseco Articles of Incorporation, the Conseco By-laws and the Indiana Corporation Law. The following is a summary of the material differences between the rights of Conseco shareholders and the rights of LPG shareholders.

AMENDMENT OF BY-LAWS

     The Conseco By-laws may be amended by majority vote of the Board of Directors. The LPG By-laws may be amended by a majority vote of the LPG Board of Directors and at least two-thirds (2/3) of the classified directors then serving. The shareholders of LPG may amend the By-laws of LPG only upon the affirmative vote of holders of two-thirds (2/3) of the outstanding LPG Common Stock.

VOTING WITH RESPECT TO CERTAIN BUSINESS COMBINATIONS


     The Conseco Articles of Incorporation provide that Conseco may not enter into a "Special Business Combination Transaction" (defined as a merger or other business combination transaction with or involving a beneficial owner of more than 10% of the outstanding shares of Conseco Common Stock (a "Related Person")) unless (i) the consideration to be received per share by holders of Conseco Common Stock in such transaction is at least equal to the highest per share price paid in order to acquire any shares of Conseco Common Stock beneficially owned by the Related Person or (ii) the transaction shall have been approved by two-thirds of the Continuing Directors (defined as the directors of Conseco in office prior to the date on which a Related Person became such).


     The LPG Certificate of Incorporation provides that LPG shall be expressly governed by Section 203 of the DGCL. Section 203 of the DGCL provides that a corporation shall not engage in any business combination (generally defined as a merger, consolidation, sale of greater than 10% of assets, issuance of stock or granting of other financial benefits) with any interested shareholder (generally defined as any person owning greater than 15% of the voting stock of a corporation) for a period of three years following the time that such shareholder became an interested shareholder, unless (i) prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder, (ii) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least two-thirds (2/3) of the outstanding voting stock which is not owned by the interested shareholder.

RIGHT TO BRING BUSINESS BEFORE AN ANNUAL OR SPECIAL MEETING OF SHAREHOLDERS; NOTICE OF DIRECTOR NOMINATIONS


     The Conseco Articles of Incorporation and the Conseco By-laws do not contain any restriction on the ability of shareholders to bring business before an annual or special meeting of shareholders. The LPG By-laws provide that a shareholder must give timely, written notice to the Secretary of LPG to nominate directors at an annual or special meeting or to propose business to be brought before an annual or special meeting. To be timely in the case of an annual meeting, a shareholder's notice must be received at the principal executive offices of LPG not less than 120 days before the first anniversary of the preceding year's annual meeting. To be timely in the case of a special meeting or in the event that the date of the annual meeting is changed by more than 30 days from such anniversary date, a shareholder's notice must be received at the principal executive offices of LPG no later than the close of business on the tenth day following the earlier of the day on which notice of the meeting date was mailed or public disclosure of the meeting date was made.

SHAREHOLDER ACTION BY WRITTEN CONSENT


     The Conseco By-laws specifically authorize shareholder action by unanimous written consent of all the shareholders entitled to vote on such action. The LPG Certificate of Incorporation prohibits action by the shareholders by written consent except for actions to be taken exclusively by classes or series of preferred stock, voting separately as a class or series.


REMOVAL OF DIRECTORS

     The Conseco Articles of Incorporation and the LPG Certificate of Incorporation provide for a classified board of directors. Each board of directors is divided into three classes. However, under the Conseco By-laws, a director may be removed, either for or without cause, at any special meeting of shareholders called for that purpose, by the affirmative vote of a majority in number of shares of the shareholders present in person or by proxy and entitled to vote for the election of such director.


     Under the LPG Certificate of Incorporation, a director may be removed for cause only by the affirmative vote of a majority of the outstanding shares of each class of capital stock entitled to vote at an election of such director. A director may be removed without cause upon the affirmative vote of the holders of a majority of the outstanding shares of each class of capital stock of LPG then entitled to vote at an election of such director, provided that if LPG's Board of Directors does not approve such removal or if the Board of Directors has approved such removal and the Voting Agreement is no longer in effect, the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of each class of capital stock of LPG then entitled to vote at an election of directors shall be required in order to remove any or all directors without cause.


DIRECTOR LIABILITY


     The Conseco Articles of Incorporation and the Conseco By-laws do not contain a specific exculpatory provision regarding director liability. However, the Indiana Corporation Law provides that a director is not liable for any action taken as a director, or any failure to take any action, unless (i) the director has breached or failed to perform the duties of the director's office in compliance with Section 23-1-35-1 of the Indiana Corporation Law (which requires, among other things, that a director discharge his duties as a director in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner the director reasonably believes to be in the best interests of the corporation), and (ii) the breach or failure to perform constitutes willful misconduct or recklessness.


     The LPG Certificate of Incorporation provides that a director of LPG shall not be personally liable to LPG or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to LPG or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the DGCL (unlawful payment of dividends), or (iv) for any transaction from which the director derived an improper personal benefit.

INDEMNIFICATION


     The Indiana Corporation Law grants authorization to Indiana corporations to indemnify officers and directors for their conduct if such conduct was in good faith and the officer or director reasonably believed that his or her conduct was in the corporation's best interests and permits the purchase of insurance in this regard. The indemnification provided for in the Indiana Corporation Law does not exclude any other rights to indemnification that a person may have under: (i) a corporation's articles of incorporation or bylaws; (ii) a resolution of the board of directors or of the shareholders; or (iii) any other authorization, whenever adopted, after notice, by a majority vote of all the voting shares then issued and outstanding.


     The Conseco By-laws provides for the indemnification of any person made a party to any action, suit or proceeding by reason of the fact that he is a director, officer or employee of Conseco, unless it is adjudged in such action, suit or proceeding that such person is liable for negligence or misconduct in the performance of his duties. Such indemnification shall be against the reasonable expenses, including attorneys' fees, incurred by such person in connection with the defense of such action, suit or proceeding. In some circumstances, Conseco may reimburse any such person for the reasonable costs of settlement of any such action, suit or proceeding if a majority of the members of the Board of Directors not involved in the controversy shall determine that it was in the interests of Conseco that such settlement be made and that such person was not guilty of negligence or misconduct.

     The LPG Certificate of Incorporation provides that LPG shall indemnify any person who was, is, or is threatened to be made a party to a proceeding by reason of the fact that he or she (i) is or was a director or officer of LPG or
(ii) while a director or officer of LPG, is or was serving at the request of LPG as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the DGCL. Such right shall include the right to be paid by LPG expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the DGCL. If a claim for indemnification or advancement of expenses is not paid in full by LPG within sixty (60) days after a written claim has been received by LPG, the claimant may at any time thereafter bring suit against LPG to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense are not permitted under the DGCL, but the burden of proving such defense shall be on LPG. Neither the failure of LPG (including its board of directors or any committee thereof, independent legal counsel, or shareholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by LPG (including its board of directors or any committee thereof, independent legal counsel, or shareholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible. In the event of the death of any person having a right of indemnification, such right shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, bylaw, resolution of shareholders or directors, agreement, or otherwise. LPG may additionally indemnify any employee or agent of the corporation to the fullest extent permitted by law.


     The Conseco Articles of Incorporation and Conseco By-laws do not provide for the advancement of expenses. However, under the Indiana Corporation Law, a corporation may advance expenses if: (i) the director furnishes the corporation a written affirmation of the director's good faith belief that the director has met the standard of conduct called for by Section 23-1-37-8 of the Indiana Corporation Law (which states that a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if: (1) the individual's conduct was in good faith; and (2) the individual reasonably believed: (a) in the case of conduct in the individual's official capacity with the corporation, that the individual's conduct was in the best interests of the corporation; and (B) in all other cases, that the individual's conduct was at least not opposed to the best interests of the corporation; and (3) in the case of any criminal proceeding, the individual either: (A) had reasonable cause to believe the individual's conduct was lawful; or (B) had no reasonable cause to believe the individual's conduct was unlawful); (ii) the director furnishes a written undertaking to repay the advance if it is ultimately determined that he did not meet such standard of conduct; and (iii) a determination is made that the facts then known would not preclude indemnification under Indiana laws.

DIVIDENDS AND REPURCHASES

     Under the DGCL, a corporation may pay dividends and repurchase stock out of surplus or, if there is no surplus, out of any net profits for the fiscal year in which the dividend was declared or for the preceding fiscal year as long as no payment reduces capital below the amount of capital represented by all classes of shares having a preference upon the distribution of assets. Under the Indiana Corporation Law, a corporation may make distributions to its shareholders as long as the corporation's net assets are greater than zero, debts may be paid as they come due, and the payment of these distributions is consistent with the corporation's articles of incorporation.

DISSENTERS' RIGHTS

     Under both Delaware and Indiana law, a shareholder is entitled, under certain circumstances, to receive payment of the fair value of the shareholder's common stock if the shareholder dissents from a proposed merger or consolidation. Under the DGCL, dissenters' rights are unavailable in the case of a sale of all or substantially all of the assets of a corporation. Dissenters' rights are also unavailable if the shares of the Delaware corporation which is a party to a merger or consolidation are listed on a national securities exchange, or are held of record by more than 2,000 persons, and in the merger or consolidation, shareholders receive shares of stock of the surviving or resulting corporation and/or shares of stock of any other corporation which are listed on a national securities exchange or held of record by more than 2,000 persons. Since LPG's Common Stock is currently listed and the shares of Conseco Common Stock to be received in the Merger will be listed on the NYSE, dissenters' rights will not be available to shareholders in connection with the Merger.


     Unlike the DGCL, the Indiana Corporation Law provides for dissenters' rights in the case of a share exchange or sale of all or substantially all of the assets of an Indiana corporation. Dissenters' rights can also be made applicable by affirmative provision in the articles of incorporation, bylaws or a Board of Directors' resolution. However, similar to its Delaware counterpart, under the Indiana Corporation Law, dissenters' rights are unavailable to holders of shares registered on a national securities exchange or quoted on NASDAQ on the record date for a meeting of shareholders at which action on the proposed transaction otherwise subject to dissenters' rights is to be taken.


DIRECTOR AND OFFICER DISCRETION

     Under Sections 23-1-35-1-(d), (f), and (g) of the Indiana Corporation Law, in discharging his or her duties to the corporation and in determining what he or she believes to be in the best interests of the corporation, a director or officer may, in addition to considering the effects of any action on shareholders, consider the effects of the action on employees, suppliers, customers, the communities in which the corporation operates and any other factors that the director or officer considers pertinent. The DGCL does not contain a comparable provision, and under Delaware law, the consideration that a board may give to nonshareholder constituencies is less clear. In considering the best interests of a corporation, under Delaware law, directors and officers can generally take into consideration the interest of nonshareholders. However, the Delaware Supreme Court has held that the consideration of nonshareholder constituencies is inappropriate when an active "auction" is in process to sell a company.

     The foregoing discussion of certain similarities and material differences between the rights of Conseco shareholders and the rights of LPG shareholders is only a summary of certain provisions and does not purport to be a complete description of such similarities and differences, and is qualified in its entirety by reference to the Indiana Corporation Law and the common law thereunder, the DGCL and the common law thereunder, and the full text of the Certificate or Articles, as the case may be, of Incorporation and By-laws of Conseco and LPG.

                    MANAGEMENT OF THE SURVIVING CORPORATION
                        UPON CONSUMMATION OF THE MERGER

     The directors and executive officers of Merger Sub are Stephen C. Hilbert, Ngaire E. Cuneo, Rollin M. Dick, Donald F. Gongaware and Lawrence W. Inlow, and such individuals will be the directors and executive officers of the Surviving Corporation upon consummation of the Merger. Such individuals are also the executive officers of Conseco and will have the same titles with the Surviving Corporation as they currently have with Conseco.

                                 LEGAL MATTERS


     The validity of the Conseco Common Stock to be issued in connection with the Merger will be passed upon for Conseco by Lawrence W. Inlow, Executive Vice President, General Counsel and Secretary of Conseco. Mr. Inlow is a full-time employee and officer of Conseco and beneficially owns 683,564 shares and holds options to purchase 1,406,900 shares of Conseco Common Stock.



     Certain tax matters in connection with the transaction as discussed under "The Merger -- Certain Federal Income Tax Consequences" will be passed upon by Weil, Gotshal & Manges LLP, Dallas, Texas.


                                    EXPERTS

     The consolidated financial statements of Conseco at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, incorporated by reference in this Joint Proxy Statement/Prospectus, have been audited by Coopers & Lybrand L.L.P., independent auditors, as set forth in their report thereon incorporated by reference herein, and are incorporated by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of LPG at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, incorporated by reference in this Joint Proxy Statement/Prospectus, have been audited by Coopers & Lybrand L.L.P., independent auditors, as set forth in their report thereon incorporated by reference herein, and are incorporated by reference in reliance upon such report, given upon authority of such firm as experts in accounting and auditing.

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     Representatives of Coopers & Lybrand L.L.P. will be present at both the Conseco Special Meeting and the LPG Special Meeting and will be available to respond to appropriate questions and have the opportunity to make a statement if they desire.

                                 OTHER MATTERS

     As of the date of this Joint Proxy Statement/Prospectus, the Boards of Directors of Conseco and LPG do not intend to present, and have not been informed that any other person intends to present, any matter for action at the Conseco Special Meeting or the LPG Special Meeting, as the case may be, other than as discussed herein.


     If the Merger is consummated, shareholders of LPG will become shareholders of Conseco as of the Effective Time. Conseco shareholders may submit to Conseco proposals for formal consideration at the 1997 annual meeting of Conseco's shareholders and inclusion in Conseco's proxy statement for such meeting. Any such proposals must have been received in writing by the Secretary of Conseco, 11825 North Pennsylvania Street, Carmel, Indiana 46032, by December 24, 1996 in order to be considered for inclusion in Conseco's proxy statement and proxy for the 1997 annual meeting.

                                                                         ANNEX A

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF MARCH 11, 1996

                                  BY AND AMONG

                                 CONSECO, INC.,

                            LPG ACQUISITION COMPANY

                                      AND

                           LIFE PARTNERS GROUP, INC.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               TABLE OF CONTENTS


                                                                                          PAGE
                                                                                          ----
ARTICLE I
THE MERGER.............................................................................   A-1
1.1     The Merger.....................................................................   A-1
1.2     Closing........................................................................   A-1
1.3     Effective Time.................................................................   A-1
1.4     Certificate of Incorporation...................................................   A-1
1.5     By-Laws........................................................................   A-2
1.6     Directors......................................................................   A-2
1.7     Officers.......................................................................   A-2
1.8     Conversion of LPG Acquisition Shares...........................................   A-2
1.9     Conversion of Shares...........................................................   A-2
1.10    Exchange of Certificates.......................................................   A-2
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........................................   A-4
2.1     Organization, Standing and Corporate Power.....................................   A-4
2.2     Capital Structure..............................................................   A-4
2.3     Authority; Noncontravention....................................................   A-5
2.4     SEC Documents..................................................................   A-5
2.5     Absence of Certain Changes or Events...........................................   A-6
2.6     Absence of Changes in Benefit Plans............................................   A-6
2.7     Benefit Plans..................................................................   A-6
2.8     Taxes..........................................................................   A-7
2.9     No Excess Parachute Payments; Section 162(m) of the Code.......................   A-7
2.10    Voting Requirements............................................................   A-7
2.11    Compliance with Applicable Laws................................................   A-8
2.12    Opinion of Financial Advisor...................................................   A-8
2.13    Brokers........................................................................   A-8
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF CONSECO AND LPG ACQUISITION..........................   A-8
3.1     Organization, Standing and Corporate Power.....................................   A-8
3.2     Conseco Capital Structure......................................................   A-9
3.3     Authority; Noncontravention....................................................   A-9
3.4     SEC Documents..................................................................   A-10
3.5     Absence of Certain Changes or Events...........................................   A-10
3.6     Compliance with Applicable Laws................................................   A-11
3.7     No Prior Activities............................................................   A-11
3.8     Brokers........................................................................   A-11
3.9     Voting Requirements............................................................   A-11
ARTICLE IV
ADDITIONAL AGREEMENTS..................................................................   A-11
4.1     Preparation of Form S-4 and the Joint Proxy Statement; Information Supplied....   A-11
4.2     Meetings of Stockholders.......................................................   A-12
4.3     Letter of the Company's Accountants............................................   A-13
4.4     Letter of Conseco's Accountants................................................   A-13
4.5     Access to Information; Confidentiality.........................................   A-13
4.6     Best Efforts...................................................................   A-13

                                                                                          PAGE
                                                                                          ----
4.7     Public Announcements...........................................................   A-13
4.8     Acquisition Proposals..........................................................   A-13
4.9     Fiduciary Duties...............................................................   A-14
4.10    Consents, Approvals and Filings................................................   A-14
4.11    Certain Fees...................................................................   A-15
4.12    Affiliates and Certain Stockholders............................................   A-15
4.13    NYSE Listing...................................................................   A-16
4.14    Stockholder Litigation.........................................................   A-16
4.15    Indemnification................................................................   A-16
4.16    Financing......................................................................   A-16
4.17    Officers' Certificates Relating to Tax Treatment...............................   A-17
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER..............................   A-17
5.1     Conduct of Business by the Company.............................................   A-17
5.2     Conduct of Business by Conseco.................................................   A-19
5.3     Stock Options and Warrants.....................................................   A-19
5.4     Other Actions..................................................................   A-20
5.5     Conduct of Business of LPG Acquisition.........................................   A-20
ARTICLE VI
CONDITIONS PRECEDENT...................................................................   A-20
6.1     Conditions to Each Party's Obligation To Effect the Merger.....................   A-20
6.2     Conditions to Obligations of Conseco and LPG Acquisition.......................   A-21
6.3     Conditions to Obligation of the Company........................................   A-21
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER......................................................   A-22
7.1     Termination....................................................................   A-22
7.2     Effect of Termination..........................................................   A-22
7.3     Amendment......................................................................   A-22
7.4     Extension; Waiver..............................................................   A-22
7.5     Procedure for Termination, Amendment, Extension or Waiver......................   A-22
ARTICLE VIII
SURVIVAL OF PROVISIONS.................................................................   A-23
8.1     Survival.......................................................................   A-23
ARTICLE IX
NOTICES................................................................................   A-23
9.1     Notices........................................................................   A-23
ARTICLE X
MISCELLANEOUS..........................................................................   A-24
10.1    Entire Agreement...............................................................   A-24
10.2    Expenses.......................................................................   A-24
10.3    Counterparts...................................................................   A-24
10.4    No Third Party Beneficiary.....................................................   A-24
10.5    Governing Law..................................................................   A-24
10.6    Assignment; Binding Effect.....................................................   A-24
10.7    Headings, Gender, etc..........................................................   A-25
10.8    Invalid Provisions.............................................................   A-25

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of March 11, 1996 by and among CONSECO, INC., an Indiana corporation ("Conseco"), LPG ACQUISITION COMPANY, a Delaware corporation and wholly-owned subsidiary of Conseco ("LPG Acquisition"), and LIFE PARTNERS GROUP, INC., a Delaware corporation (the "Company").

                                    PREAMBLE

     WHEREAS, the respective Boards of Directors of Conseco, LPG Acquisition and the Company have approved the merger of LPG Acquisition with and into the Company, upon the terms and subject to the conditions set forth herein; and

     WHEREAS, Conseco, LPG Acquisition and the Company desire to make certain representations, warranties, covenants and agreements in connection with such merger and also to prescribe various conditions to such merger;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as such term is defined in Section 1.3 hereof), LPG Acquisition shall be merged with and into the Company (the "Merger"), in a transaction intended to qualify as a tax-free reorganization under Sections 368(a)(1) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), in accordance with the Delaware General Corporation Law (the "Delaware Code") and the separate corporate existence of LPG Acquisition shall cease and the Company shall continue as the surviving corporation under the laws of the State of Delaware (the "Surviving Corporation") with all the rights, privileges, immunities and powers, and subject to all the duties and liabilities, of a corporation organized under the Delaware Code. The Merger shall have the effects set forth in the Delaware Code.

     1.2 CLOSING. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.1, and subject to the satisfaction or waiver of the conditions set forth in
Article VI, the closing of the Merger (the "Closing") will take place at 9:00 a.m. on the second business day following the date on which the last to be fulfilled or waived of the conditions set forth in Article VI shall be fulfilled or waived in accordance with this Agreement (the "Closing Date"), at the office of Conseco in Carmel, Indiana, unless another date, time or place is agreed to in writing by the parties hereto.

     1.3 EFFECTIVE TIME. The parties hereto will file with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") on the date of the Closing (or on such other date as Conseco and the Company may agree) a certificate of merger or other appropriate documents, executed in accordance with the relevant provisions of the Delaware Code, and make all other filings or recordings required under the Delaware Code in connection with the Merger. The Merger shall become effective upon the filing of the certificate of merger with the Delaware Secretary of State, or at such later time as is specified in the certificate of merger (the "Effective Time").

     1.4 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law.

     1.5 BY-LAWS. The By-Laws of LPG Acquisition, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law.

     1.6 DIRECTORS. The directors of LPG Acquisition at the Effective Time shall be the directors of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.

     1.7 OFFICERS. The officers of LPG Acquisition at the Effective Time shall be the officers of the Surviving Corporation.

     1.8 CONVERSION OF LPG ACQUISITION SHARES. Each share of common stock of LPG Acquisition issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

     1.9 CONVERSION OF SHARES. (a) Outstanding Shares. Each of the shares of common stock, $.001 par value, of the Company (the "Shares") issued and outstanding immediately prior to the Effective Time (other than Shares held as treasury shares by the Company) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a right to receive the fraction (rounded to the nearest ten-thousandth of a share) of a validly issued, fully paid and nonassessable share of common stock, without par value, of Conseco ("Conseco Common Stock") determined by dividing $21.00 by the Conseco Share Price (as defined below). The "Conseco Share Price" shall be equal to the Trading Average (as defined below); provided, however, that if the Trading Average is less than $60.00, then the Conseco Share Price shall be $60.00, and if the Trading Average is greater than $72.00, then the Conseco Share Price shall be $72.00. The "Trading Average" shall be equal to the average of the closing prices of the Conseco Common Stock on the New York Stock Exchange ("NYSE") Composite Transactions Reporting System, as reported in The Wall Street Journal, for the 20 trading days immediately preceding the second trading day prior to the Effective Time. The Conseco Common Stock to be issued to holders of Shares in accordance with this Section and any cash to be paid in accordance with Section 1.10 in lieu of fractional shares of Conseco Common Stock are referred to collectively as the "Merger Consideration."

     (b) Treasury Shares. Each Share issued and outstanding immediately prior to the Effective Time which is then held as a treasury share by the Company or any of its subsidiaries immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Company, be cancelled and retired and cease to exist, without any conversion thereof.

     (c) Impact of Stock Splits, etc. In the event of any change in Conseco Common Stock between the date of this Agreement and the Effective Time of the Merger by reason of any stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the number and class of shares of Conseco Common Stock to be issued and delivered in the Merger in exchange for each outstanding Share as provided in this Agreement and the calculation of all share prices provided for in this Agreement shall be proportionately adjusted.

     1.10 EXCHANGE OF CERTIFICATES. (a) Paying Agent. As of the Effective Time, Conseco shall deposit with its transfer agent and registrar (the "Paying Agent"), for the benefit of the holders of Shares, certificates representing the shares of Conseco Common Stock to be issued to holders of Shares pursuant to
Section 1.9(a) (such certificates, together with any dividends or distributions with respect to such certificates, being hereinafter referred to as the "Payment Fund").

     (b) Exchange Procedures. As soon as practicable after the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented Shares shall, upon surrender to the Paying Agent of such certificate or certificates and acceptance thereof by the Paying Agent, be entitled to a certificate representing that number of whole shares of Conseco Common Stock (and cash in lieu of fractional shares of Conseco Common Stock as contemplated by this Section 1.10) which the aggregate number of Shares previously represented by such certificate or certificates surrendered shall have been converted into the right to receive pursuant to Section 1.9(a) of this Agreement. The Paying Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If the consideration to be paid in the Merger

(or any portion thereof) is to be delivered to any person other than the person in whose name the certificate representing Shares surrendered in exchange therefor is registered, it shall be a condition to such exchange that the certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of such consideration to a person other than the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing Shares and if such certificates are presented to the Company for transfer, they shall be cancelled against delivery of the Merger Consideration as hereinabove provided. Until surrendered as contemplated by this Section 1.10(b), each certificate representing Shares (other than certificates representing Shares to be cancelled in accordance with Section 1.9(b)), shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without any interest thereon, as contemplated by Section 1.9. No interest will be paid or will accrue on any cash payable as Merger Consideration.

     (c) Letter of Transmittal. Promptly after the Effective Time (but in no event more than five business days thereafter), the Surviving Corporation shall require the Paying Agent to mail to each record holder of certificates that immediately prior to the Effective Time represented Shares which have been converted pursuant to Section 1.9, a form of letter of transmittal and instructions for use in surrendering such certificates and receiving the consideration to which such holder shall be entitled therefor pursuant to
Section 1.9.

     (d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Conseco Common Stock with a record date after the Effective Time shall be paid to the holder of any certificate that immediately prior to the Effective Time represented Shares which have been converted pursuant to Section 1.9, until the surrender for exchange of such certificate in accordance with this Article I. Following surrender for exchange of any such certificate, there shall be paid to the holder of such certificate, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the number of whole shares of Conseco Common Stock into which the Shares represented by such certificate immediately prior to the Effective Time were converted pursuant to Section 1.9, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time, but prior to such surrender, and with a payment date subsequent to such surrender, payable with respect to such whole shares of Conseco Common Stock.

     (e) No Further Ownership Rights in Shares. The Merger Consideration paid upon the surrender for exchange of certificates representing Shares in accordance with the terms of this Article I shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such certificates, subject, however, to the Surviving Corporation's obligation (if any) to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared by the Company on such Shares in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time.

     (f) No Fractional Shares. (i) No certificates or scrip representing fractional shares of Conseco Common Stock shall be issued upon the surrender for exchange of certificates that immediately prior to the Effective Time represented Shares which have been converted pursuant to Section 1.9, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Conseco.

     (ii) Notwithstanding any other provisions of this Agreement, each holder of Shares who would otherwise have been entitled to receive a fraction of a share of Conseco Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Conseco Common Stock multiplied by the Conseco Share Price.

     (g) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the holders of the certificates representing Shares for 120 days after the Effective Time shall be delivered to Conseco, upon demand, and any holders of Shares who have not theretofore complied with this Article I shall thereafter look only to Conseco and only as general creditors thereof for payment of their claim for any Merger Consideration and any dividends or distributions with respect to Conseco Common Stock.

     (h) No Liability. None of Conseco, LPG Acquisition, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash, shares, dividends or distributions payable from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing Shares shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 2.3)), any such cash, shares, dividends or distributions payable in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth under the heading "General Matters" in the Disclosure Schedule, dated the date hereof and delivered concurrently herewith (the "Disclosure Schedule"), the Company hereby represents and warrants to Conseco and LPG Acquisition as follows:

     2.1 ORGANIZATION, STANDING AND CORPORATE POWER. Each of the Company and each Significant Subsidiary of the Company (as hereinafter defined) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Company and each Significant Subsidiary of the Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary. The Company has delivered to Conseco complete and correct copies of its Certificate of Incorporation and By-laws, as amended to the date of this Agreement. For purposes of this Agreement, a "Significant Subsidiary" of the Company means each of Massachusetts General Life Insurance Company, Philadelphia Life Insurance Company, Lamar Life Insurance Company and any other subsidiary of the Company that would constitute a Significant Subsidiary within the meaning of Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC").

     2.2 CAPITAL STRUCTURE. The authorized capital stock of the Company consists of (i) 50,000,000 Shares and (ii) 10,000,000 shares of Preferred Stock $.01 par value (the "Preferred Stock"). At the close of business on March 8, 1996: (i) 27,910,918 Shares were issued and outstanding, 1,449,793 Shares were reserved for issuance pursuant to outstanding options or warrants to purchase Shares which have been granted to directors, officers or employees of the Company or others ("Company Stock Options"); and (ii) no shares of Preferred Stock were issued and outstanding. Except as set forth above, at the close of business on March 8, 1996, no shares of capital stock or other equity securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Life Partners Group, Inc. 1992 Incentive and Nonstatutory Stock Option Plan, as amended to the date hereof (the "Company Stock Option Plan"), or any outstanding Company Stock Options will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in Section 2.2 of the Disclosure Schedule, no bonds, debentures, notes or other indebtedness of the Company or any Significant Subsidiary of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of the Company or any Significant Subsidiary of the Company may vote are issued or outstanding. Except as disclosed in Section 2.2 of the Disclosure Schedule, all the outstanding shares of capital stock of each Significant Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned by the Company, by one or more subsidiaries of the Company or by the Company and one or more such subsidiaries, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") except as may be provided by law. Except as set forth above or in Section 2.2 of the Disclosure Schedule, neither the Company nor any Significant Subsidiary of the Company has any outstanding option, warrant, subscription or other right, agreement or commitment which either (i) obligates the Company or any Significant Subsidiary of the

Company to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of the capital stock of the Company or any Significant Subsidiary of the Company or (ii) restricts the transfer of Shares.

     2.3 AUTHORITY; NONCONTRAVENTION. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the approval of its stockholders as set forth in Section 6.1(a) with respect to the consummation of the Merger, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to the approval of its stockholders as set forth in Section 6.1(a). This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Conseco and LPG Acquisition, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except that the enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditor's rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). Except as disclosed in Section 2.3 of the Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, (i) conflict with any of the provisions of the Certificate of Incorporation or By-laws of the Company or the comparable documents of any Significant Subsidiary of the Company, (ii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect. No consent, approval or authorization of, or declaration or filing with, or notice to, any governmental agency or regulatory authority (a "Governmental Entity") which has not been received or made, is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing of premerger notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") with respect to the Merger, (ii) the filings and/or notices required under the insurance laws of the jurisdictions set forth in Section 2.3 of the Disclosure Schedule, (iii) the filing with the SEC of (x) a proxy statement relating to the approval by the stockholders of the Company of the Merger (such proxy statement, together with the proxy statement relating to the approval of the issuance of Conseco Common Stock in the Merger by an affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of Conseco Common Stock and Conseco PRIDES present, or represented, and entitled to vote thereon at the meeting to be called therefor (the "Conseco Stockholder Approval"), in each case as amended or supplemented from time to time, (the "Joint Proxy Statement"), and (y) such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iv) the filing of the certificate of merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (v) such other consents, approvals, authorizations, filings or notices as are set forth in Section 2.3 of the Disclosure Schedule and (vi) any applicable filings under state anti-takeover laws.

     2.4 SEC DOCUMENTS. (i) The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1994 (such reports, schedules, forms, statements and other documents are hereinafter referred to as the "SEC Documents"); (ii) as of their respective dates, the SEC Documents complied with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iii) the consolidated financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X) and fairly present, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

     2.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed SEC Documents") or in Section 2.5 of the Disclosure Schedule, since the date of the most recent audited financial statements included in the Filed SEC Documents, the Company and its subsidiaries have conducted their business only in the ordinary course, and there has not been (i) any change which would have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's outstanding capital stock (other than regular quarterly cash dividends of $.03 per Share, in accordance with usual record and payment dates and in accordance with the Company's present dividend policy), (iii) any split, combination or reclassification of any of its outstanding capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, (iv) (x) any granting by the Company or any of its subsidiaries to any executive officer or other employee of the Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents, (y) any granting by the Company or any of its subsidiaries to any such executive officer or other employee of any increase in severance or termination pay, except in the ordinary course of business consistent with prior practice or as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents or (z) any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such executive officer or other employee or (v) any change in accounting methods, principles or practices by the Company or any of its subsidiaries materially affecting its assets, liability or business, except insofar as may have been required by a change in generally accepted accounting principles.

     2.6 ABSENCE OF CHANGES IN BENEFIT PLANS. Except as disclosed in the Filed SEC Documents or in Section 2.6 of the Disclosure Schedule, since the date of the most recent audited financial statements included in the Filed SEC Documents, there has not been any adoption or amendment in any material respect by the Company or any of its subsidiaries of any collective bargaining agreement or any Benefit Plan (as defined in Section 2.7). Except as disclosed in the Filed SEC Documents or in Section 2.6 of the Disclosure Schedule, there exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company or any of its subsidiaries and any current or former employee, officer or director of the Company or any of its subsidiaries.

     2.7 BENEFIT PLANS. (i) Each "employee pension benefit plan" (as defined in
Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (hereinafter a "Pension Plan"), "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) (hereinafter a "Welfare Plan"), and each other plan, arrangement or policy (written or oral) relating to stock options, stock purchases, compensation, deferred compensation, severance, fringe benefits or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company and its subsidiaries for the benefit of any present or former officers, employees, agents, directors or independent contractors of the Company or any of its subsidiaries (all the foregoing being herein called "Benefit Plans") has been administered in accordance with its terms. The Company, its subsidiaries and all the Benefit Plans are in compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the "Code"), all other applicable laws and all applicable collective bargaining agreements.

     (ii) None of the Company or any other person or entity that together with the Company is treated as a single employer under Section 414(b), (c), (m) or
(o) of the Code (each a "Commonly Controlled Entity") (a) has incurred any liability to a Pension Plan covered by Title IV of ERISA (other than for contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for the payment of premiums not yet due) which liability has not been fully paid as of the date hereof.

     (iii) No Commonly Controlled Entity is required to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or has withdrawn from any multiemployer plan where such withdrawal has resulted or would result in any "withdrawal liability" (within the meaning of Section 4201 of ERISA) that has not been fully paid.

     2.8 TAXES. Except as disclosed in Section 2.8 of the Disclosure Schedule,

     (i) Each of the Company and its subsidiaries has filed all tax returns and reports required to be filed by it or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file or to have extensions granted that remain in effect individually and in the aggregate would not have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole. All tax returns filed by the Company and each of its subsidiaries are complete and accurate except to the extent that such failure to be complete and accurate would not have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole. The Company and each of its subsidiaries has paid (or the Company has paid on the subsidiaries' behalf) all taxes shown as due on such returns, and the most recent financial statements contained in the Filed SEC Documents reflect an adequate reserve for all taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

     (ii) No deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate would not have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole, and, except as set forth on Section 2.8 of the Disclosure Schedule, no requests for waivers of the time to assess any such taxes have been granted or are pending. The Federal income tax returns of the Company and each of its subsidiaries consolidated in such returns have been examined by and settled with the United States Internal Revenue Service, or the statute of limitations on assessment or collection of any Federal income taxes due from the Company or any of its subsidiaries has expired, through such taxable years as are set forth in Section
2.8 of the Disclosure Schedule.

     (iii) As used in this Agreement, "taxes" shall include all Federal, state, local and foreign income, property, premium, sales, excise, employment, payroll, withholding and other taxes, tariffs or governmental charges of any nature whatsoever and any interest, penalties and additions to taxes relating thereto.

     2.9 NO EXCESS PARACHUTE PAYMENTS; SECTION 162(M) OF THE CODE. (i) Except as disclosed in Section 2.9 of the Disclosure Schedule, any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

     (ii) Except as disclosed in Section 2.9 of the Disclosure Schedule, the disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by the Company or any subsidiary of the Company under any contract, Benefit Plan, program, arrangement or understanding currently in effect.

     2.10 VOTING REQUIREMENTS. The affirmative vote of a majority of the votes cast by the holders of the Shares entitled to vote thereon at the Stockholders Meeting with respect to the approval of the Merger is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

     2.11 COMPLIANCE WITH APPLICABLE LAWS. (i) Each of the Company and its subsidiaries has in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit. Except as disclosed in the Filed SEC Documents, the Company and its subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity. Except as disclosed in the Filed SEC Documents and except for routine examinations by state Governmental Entities charged with supervision of insurance companies ("Insurance Regulators"), as of the date of this Agreement, to the knowledge of the Company, no investigation by any Governmental Entity with respect to the Company or any of its subsidiaries is pending or threatened.

     (ii) The Annual Statements (including without limitation the Annual Statements of any separate accounts) for the year ended December 31, 1995, together with all exhibits and schedules thereto, and financial statements relating thereto, and any actuarial opinion, affirmation or certification filed in connection therewith, and the Quarterly Statements for the periods ended after January 1, 1996, together with all exhibits and schedules thereto, with respect to each subsidiary of the Company that is a regulated insurance company (an "Insurance Company"), in each case as filed with the applicable Insurance Regulator of its jurisdiction of domicile, were prepared in conformity with statutory accounting practices prescribed or permitted by such Insurance Regulator applied on a consistent basis ("SAP"), present fairly, in all material respects, to the extent required by and in conformity with SAP, the statutory financial condition of such Insurance Company at their respective dates and the results of operations, changes in capital and surplus and cash flow of such Insurance Company for each of the periods then ended, and were correct in all material respects when filed and there were no material omissions therefrom when filed. No deficiencies or violations material to the financial condition or operations of any Insurance Company have been asserted in writing by any Insurance Regulator which have not been cured or otherwise resolved to the satisfaction of such Insurance Regulator and which have not been disclosed in writing to Conseco prior to the date of this Agreement.

     2.12 OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Donaldson, Lufkin & Jenrette Securities Corp., dated the date hereof, to the effect that, as of such date, the consideration to be received in the Merger by the Company's stockholders is fair to the Company's stockholders.

     2.13 BROKERS. Except with respect to Hicks, Muse, Tate & Furst Incorporated ("HMTF") and Donaldson, Lufkin & Jenrette Securities Corp. ("DLJ"), all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Company directly with Conseco, without the intervention of any person on behalf of the Company in such manner as to give rise to any valid claim by any person against Conseco, the Company or any subsidiary for a finder's fee, brokerage commission, or similar payment. The Company has provided Conseco with true and complete copies of the agreements between the Company and each of Hicks, Muse, Tate & Furst Incorporated and Donaldson, Lufkin & Jenrette Securities Corp., and the Company has no other agreements or understandings (written or oral) with respect to such services.

                                  ARTICLE III

         REPRESENTATIONS AND WARRANTIES OF CONSECO AND LPG ACQUISITION

     Conseco and LPG Acquisition hereby represent and warrant to the Company as follows:

     3.1 ORGANIZATION, STANDING AND CORPORATE POWER. Each of Conseco and LPG Acquisition and each Significant Subsidiary of Conseco (as hereinafter defined) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Conseco and LPG Acquisition and each Significant Subsidiary of Conseco is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary. Conseco has delivered to the Company complete and correct copies of its Articles of Incorporation and Bylaws, as amended to the date of this Agreement. For purposes of this Agreement, a "Significant Subsidiary" of Conseco means any subsidiary of Conseco that would constitute a Significant Subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC.

     3.2 CONSECO CAPITAL STRUCTURE. The authorized capital stock of Conseco consists of 500,000,000 shares of Conseco Common Stock and 20,000,000 shares of preferred stock, without par value. At the close of business on March 8, 1996,
(i) 20,297,299 shares of Conseco Common Stock, 5,669,226 shares of $3.25 Series D Cumulative Convertible Preferred Stock of Conseco (the "Conseco Series D Preferred Stock") and 4,370,000 shares of Preferred Redeemable Increased Dividend Equity Securities of Conseco (the "Conseco PRIDES") were issued and outstanding (net of treasury shares or shares held by subsidiaries), (ii) 7,027,925 shares of Conseco Common Stock were reserved for issuance pursuant to outstanding options to purchase shares of Conseco Common Stock and other benefits granted under Conseco's benefit plans (the "Conseco Stock Plans"),
(iii) 4,446,373 shares of Conseco Common Stock were reserved for issuance upon conversion of the Conseco Series D Preferred Stock and (iv) 4,370,000 shares of Conseco Common Stock were reserved for issuance upon conversion of the Conseco PRIDES. Except (x) as set forth above, (y) for outstanding options to purchase an aggregate of 1,148,960 shares of Bankers Life Holding Corporation under its Stock Option Plan and (z) with respect to stock units awarded under the Conseco Stock Option Plans, at the close of business on March 8, 1996, no shares of capital stock or other voting securities of Conseco were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Conseco are, and all shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. The authorized capital stock of LPG Acquisition consists of 1,000 shares of common stock, par value $.001 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Conseco free and clear of any Lien. No bonds, debentures, notes or other indebtedness of Conseco or any Significant Subsidiary of Conseco having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of Conseco or any Significant Subsidiary of Conseco may vote are issued or outstanding. All the outstanding shares of capital stock of each Significant Subsidiary of Conseco have been validly issued and are fully paid and nonassessable and (other than Bankers Life Holding Corporation) are owned by Conseco, free and clear of all Liens. Except as set forth above, neither Conseco nor any Significant Subsidiary of Conseco has any outstanding option, warrant, subscription or other right, agreement or commitment which either (i) obligates Conseco or any Significant Subsidiary of Conseco to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of the capital stock of Conseco or any Significant Subsidiary of Conseco or (ii) restricts the transfer of Conseco Common Stock.

     3.3 AUTHORITY; NONCONTRAVENTION. Conseco and LPG Acquisition have all requisite corporate power and authority to enter into this Agreement and, subject to the Conseco Stockholder Approval with respect to the issuance of Conseco Common Stock in the Merger, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Conseco and LPG Acquisition and the consummation by Conseco and LPG Acquisition of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Conseco and LPG Acquisition and by the stockholder of LPG Acquisition, subject, in the case of the issuance of Conseco Common Stock in the Merger, to the Conseco Stockholder Approval. This Agreement has been duly executed and delivered by and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes a valid and binding obligation of each of Conseco and LPG Acquisition, enforceable against such party in accordance with its terms except that the enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditor's rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not (i) conflict with any of the provisions of the Articles of Incorporation or By-laws of Conseco, the Certificate of Incorporation or By-laws of LPG Acquisition or the comparable documents of any Significant Subsidiary of Conseco, (ii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture, or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which Conseco or any of its subsidiaries is a party or by which Conseco or any of its subsidiaries or any of their assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity which has not been received or made is required by or with respect to Conseco or LPG Acquisition in connection with the execution and delivery of this Agreement by Conseco or LPG Acquisition or the consummation by Conseco or LPG Acquisition, as the case may be, of any of the transactions contemplated by this Agreement, except for (i) the filing of premerger notification and report forms under the HSR Act with respect to the Merger, (ii) the filings and/or notices required under the insurance laws of the jurisdictions set forth in Section 2.3 of the Disclosure Schedule, (iii) the filing with the SEC of the registration statement on Form S-4 to be filed with the SEC by Conseco in connection with the issuance of Conseco Common Stock in the Merger (the "Form S-4"), the Joint Proxy Statement relating to the Conseco Stockholder Approval and such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) the filing of the certificate of merger with the Delaware Secretary of State, and appropriate documents with the relevant authorities of the other states in which the Company is qualified to do business, (v) such other consents, approvals, authorizations, filings or notices as are set forth in Section 2.3 of the Disclosure Schedule and (vi) any applicable filings under state anti-takeover laws.

     3.4 SEC DOCUMENTS. Conseco and its subsidiaries have filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1994 (the "Conseco SEC Documents"). As of their respective dates, the Conseco SEC Documents complied with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Conseco SEC Documents, and none of the Conseco SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Conseco included in the Conseco SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X) and fairly present, in all material respects, the consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

     3.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Conseco SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed Conseco SEC Documents"), since the date of the most recent audited financial statements included in the Filed Conseco SEC Documents, Conseco has conducted its business only in the ordinary course, and there has not been (i) any change which would have a material adverse effect on the business, financial condition or results of operations of Conseco and its subsidiaries, taken as a whole, (ii) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to any of Conseco's outstanding capital stock (other than the payment of cash dividends in the aggregate amount of $.31 per share, and the declaration of a cash dividend payable April 1, 1996 of $.04 per share, on Conseco Common Stock and regular cash dividends on the Conseco Series D Preferred Stock and the Conseco PRIDES, in each case in accordance with usual record and payment dates and in accordance with Conseco's dividend policy and Articles of Incorporation at the date of such payment), (iii) except for the two-for-one stock split to be paid April 1, 1996 to holders of record of Conseco Common Stock at the close of business on March 20, 1996 (the "Conseco Stock Split"), any split, combination or reclassification of any of its outstanding capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iv) any change in accounting methods, principles or practices by Conseco materially affecting its assets, liabilities or business, except as may have been required by a change in generally accepted accounting principles.

     3.6 COMPLIANCE WITH APPLICABLE LAWS. (i) Each of the Company and its subsidiaries has in effect all Permits necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit. Except as disclosed in the Filed SEC Documents, the Company and its subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity. Except as disclosed in the Filed SEC Documents and except for routine examinations by state Governmental Entities charged with supervision of insurance companies ("Insurance Regulators"), as of the date of this Agreement, to the knowledge of the Company, no investigation by any Governmental Entity with respect to the Company or any of its subsidiaries is pending or threatened.

     (ii) The Annual Statements (including without limitation the Annual Statements of any separate accounts) for the year ended December 31, 1995, together with all exhibits and schedules thereto, and any actuarial opinion, affirmation or certification filed in connection therewith, and the Quarterly Statements for the periods ended after January 1, 1996, together with all exhibits and schedules thereto, with respect to each subsidiary of Conseco that is an Insurance Company, in each case as filed with the applicable Insurance Regulator of its jurisdiction of domicile, were prepared in conformity with, present fairly, in all material respects, to the extent required by and in conformity with SAP, the statutory financial condition of such Insurance Company at their respective dates and the results of operations, changes in capital and surplus and cash flow of such Insurance Company for each of the periods then ended, and were correct in all material respects when filed and there were no material omissions therefrom when filed. No deficiencies or violations material to the financial condition or operations of any Insurance Company have been asserted in writing by any Insurance Regulator which have not been cured or otherwise resolved to the satisfaction of such Insurance Regulator and which have not been disclosed in writing to the Company prior to the date of this Agreement.

     3.7 NO PRIOR ACTIVITIES. LPG Acquisition has not incurred, and will not incur, directly or through any subsidiary, any liabilities or obligations for borrowed money or otherwise, except incidental liabilities or obligations not for borrowed money incurred in connection with its organization and except in connection with obtaining financing in connection with the Merger. Except as contemplated by this Agreement, LPG Acquisition (i) has not engaged, directly or through any subsidiary, in any business activities of any type or kind whatsoever, (ii) has not entered into any agreements or arrangements with any person or entity, and (ii) is not subject to or bound by any obligation or undertaking.

     3.8 BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Conseco directly with the Company, without the intervention of any person on behalf of Conseco in such manner as to give rise to any valid claim by any person against the Company or any of the Subsidiaries for a finder's fee, brokerage commission, or similar payment.

     3.9 VOTING REQUIREMENTS. The affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of Common Stock and Conseco PRIDES present, or represented, and entitled to vote thereon at the Conseco Stockholders Meeting with respect to the issuance of shares of Conseco Common Stock in the Merger is the only vote of the holders of any class or series of Conseco's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

                                   ARTICLE IV

                             ADDITIONAL AGREEMENTS

     4.1 PREPARATION OF FORM S-4 AND THE JOINT PROXY STATEMENT; INFORMATION SUPPLIED.

     (a) As soon as practicable following the date of this Agreement, the Company and Conseco shall prepare and file with the SEC the Joint Proxy Statement and Conseco shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of the Company and Conseco shall use its best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use its best efforts to cause the Joint Proxy Statement to be mailed to the Company's stockholders, and Conseco will use its best efforts to cause the Joint Proxy Statement to be mailed to Conseco's stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Conseco shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Conseco Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of the Common Stock as may be reasonably requested in connection with any such action.

     (b) The Company agrees that none of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Stockholders Meeting (as defined in Section 4.2), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except with respect to statements made or incorporated by reference therein based on information supplied by Conseco or LPG Acquisition specifically for inclusion or incorporated by reference in the Joint Proxy Statement.

     (c) Conseco agrees that none of the information supplied or to be supplied by Conseco or LPG Acquisition specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date the Joint Proxy Statement is first mailed to Conseco's stockholders or at the time of the Conseco Stockholders Meeting (as defined in Section 4.2), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder and the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except with respect to statements made or incorporated by reference in either the Form S-4 or the Joint Proxy Statement based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

     4.2 MEETINGS OF STOCKHOLDERS. The Company will take all action necessary in accordance with applicable law and its Certificate of Incorporation and By-laws to convene a meeting of its stockholders (the "Stockholders Meeting") to consider and vote upon the approval of the Merger. Conseco will take all action necessary in accordance with applicable law and its Articles of Incorporation and By-laws to convene a meeting of its stockholders (the "Conseco Stockholders Meeting") to consider and vote upon the approval of the issuance of Conseco Common Stock in the Merger. Conseco shall (i) cause LPG Acquisition to submit this Agreement and the transactions contemplated hereby for approval and adoption of Conseco, as sole stockholder, by written consent, (ii) cause the shares of capital stock of LPG Acquisition to be voted for adoption and approval of this Agreement and the transactions contemplated hereby, and (iii) cause to be taken all additional actions necessary for LPG Acquisition to adopt and approve this Agreement and the transactions contemplated hereby. Subject to
Section 4.9 hereof in the case of the Company, the Company and Conseco will, through their respective Boards of Directors, recommend to their respective stockholders approval of the foregoing matters. Without limiting the generality of the foregoing, the Company agrees that, subject to its right to terminate this Agreement pursuant to Section 4.9, its obligations pursuant to the first sentence of Section 4.2 shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal (as defined in Section 4.8) or (ii) the withdrawal or modification by the Board of Directors of the Company of its approval or recommendation of this Agreement or the Merger. Conseco and the Company will use their best efforts to hold the Stockholders Meeting and the Conseco Stockholders Meeting on the same day and use best efforts to hold such Meetings and (except in the case of the Company, subject to Section 4.9 hereof) to obtain the favorable votes of their respective stockholders as soon as practicable after the date hereof.

     4.3 LETTER OF THE COMPANY'S ACCOUNTANTS. The Company shall use its best efforts to cause to be delivered to Conseco a letter of Coopers & Lybrand L.L.P., the Company's independent public accountants, and a letter of Ernst & Young LLP, formerly the accountants for Lamar Life Insurance Company, each dated a date within two business days before the date on which the Form S-4 shall become effective and letters of Coopers & Lybrand L.L.P. and Ernst & Young LLP, each dated a date within two business days before the Closing Date, each addressed to Conseco, in form and substance reasonably satisfactory to Conseco and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     4.4 LETTER OF CONSECO'S ACCOUNTANTS. Conseco shall use its best efforts to cause to be delivered to the Company a letter of Coopers & Lybrand L.L.P., Conseco's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and a letter of Coopers & Lybrand L.L.P., dated a date within two business days before the Closing Date, each addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     4.5 ACCESS TO INFORMATION; CONFIDENTIALITY. Upon reasonable notice, each of the Company and Conseco shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, employees, counsel, financial advisors and other representatives of such other party reasonable access during normal business hours during the period prior to the Effective Time to all its properties, books, contracts, commitments, personnel and records and, during such period, each of the Company and Conseco shall, and shall cause each of its respective subsidiaries to, furnish as promptly as practicable to the other party such information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request. Except as required by law, Conseco will hold, and will cause its respective directors, officers, partners, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information obtained from the Company in confidence to the extent required by, and in accordance with, the provisions of the letter dated February 23, 1996, between Conseco and the Company (the "Confidentiality Agreement"). Except as required by law, the Company will hold, and will cause its directors, officers, partners, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information obtained from Conseco in confidence to the same extent that Conseco is required to hold information of the Company in confidence pursuant to the Confidentiality Agreement.

     4.6 BEST EFFORTS. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement.

     4.7 PUBLIC ANNOUNCEMENTS. Conseco and LPG Acquisition, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

     4.8 ACQUISITION PROPOSALS. The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as hereinafter defined) or
(ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that nothing contained in this Section 4.8 shall prohibit the Board of Directors of the company from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal if, and only to the extent that (A) the Board of Directors of the Company, after consultation with and based upon the advice of outside counsel, determines in good faith that such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties to stockholders under applicable law and (B) prior to taking such action, the Company (x) provides reasonable notice to Conseco to the effect that it is taking such action and (y) receives from such person or entity an executed confidentiality agreement in reasonably customary form. Notwithstanding anything in this Agreement to the contrary, the Company shall promptly advise Conseco orally and in writing of the receipt by it (or any of the other entities or persons referred to above) after the date hereof of any Acquisition Proposal, or any inquiry which could lead to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or inquiry, and the identity of the person making any such Acquisition Proposal or inquiry. The Company will keep Conseco fully informed of the status and details of any such Acquisition Proposal or inquiry. For purposes of this Agreement, "Acquisition Proposal" means any bona fide proposal with respect to a merger, consolidation, share exchange or similar transaction involving the Company or any Significant Subsidiary of the Company, or any purchase of all or any significant portion of the assets of the Company or any Significant Subsidiary of the Company, or any equity interest in the Company or any Significant Subsidiary of the Company, other than the transactions contemplated hereby.

     4.9 FIDUCIARY DUTIES. The Board of Directors of the Company shall not (i) withdraw or modify, in a manner materially adverse to Conseco or LPG Acquisition, the approval or recommendation by such Board of Directors of this Agreement or the Merger, (ii) approve or recommend an Acquisition Proposal or
(iii) enter into any agreement with respect to any Acquisition Proposal, unlessthe Company receives an Acquisition Proposal and the Board of Directors of the Company determines in good faith, following consultation with outside counsel, that in order to comply with its fiduciary duties to stockholders under applicable law it is necessary for the Board of Directors to withdraw or modify, in a manner materially adverse to Conseco or LPG Acquisition, its approval or recommendation of this Agreement or the Merger, approve or recommend such Acquisition Proposal, enter into an agreement with respect to such Acquisition Proposal or terminate this Agreement. In the event the Board of Directors of the Company takes any of the foregoing actions, the Company shall, concurrently with the taking of any such action, pay to Conseco the Section 4.11 Fee pursuant to
Section 4.11. Nothing contained in this Section 4.9 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders which, in the good faith reasonable judgment of the Board of Directors of the Company based on the advice of outside counsel, is required under applicable law; provided that the Company does not withdraw or modify, in a manner materially adverse to Conseco or LPG Acquisition, its position with respect to the Merger or approve or recommend an Acquisition Proposal. Notwithstanding anything contained in this Agreement to the contrary, any action by the Board of Directors permitted by this Section 4.9 shall not constitute a breach of this Agreement by the Company.

     4.10 CONSENTS, APPROVALS AND FILINGS. The Company and Conseco will make and cause their respective subsidiaries to make all necessary filings, as soon as practicable, including, without limitation, those required under the HSR Act, the Securities Act, the Exchange Act, and applicable state insurance laws in order to facilitate prompt consummation of the Merger and the other transactions contemplated by this Agreement. In addition, the Company and Conseco will each use their best efforts, and will cooperate fully with each other (i) to comply as promptly as practicable with all governmental requirements applicable to the Merger and the other transactions contemplated by this Agreement and (ii) to obtain as promptly as practicable all necessary permits, orders or other consents of Governmental Entities and consents of all third parties necessary for the consummation of the Merger and the other transactions contemplated by this Agreement. Each of the Company and Conseco shall use best efforts to promptly provide such information and communications to Governmental Entities as such Governmental Entities may reasonably request. Each of the parties shall provide to the other party copies of all applications in advance of filing or submission of such applications to Governmental Entities in connection with this Agreement and shall make such revisions thereto as reasonably requested by such other party. Each party shall provide to the other party the opportunity to participate in all meetings and material conversations with Governmental Entities.

     4.11 CERTAIN FEES. (a) The Company shall pay to Conseco upon demand $20 million (the "Section 4.11 Fee"), payable in same-day funds, if a bona fide Acquisition Proposal is commenced, publicly proposed, publicly disclosed or communicated to the Company (or the willingness of any person to make such an Acquisition Proposal is publicly disclosed or communicated to the Company) and
(i) the Board of Directors of the Company, in accordance with Section 4.9, withdraws or modifies in a manner materially adverse to Conseco its approval or recommendation of this Agreement or the Merger, approves or recommends such Acquisition Proposal, enters into an agreement with respect to such Acquisition Proposal, or terminates this Agreement or (ii) the requisite approval of the Company's stockholders for the Merger is not obtained at the Stockholders Meeting.

     (b) Unless Conseco is materially in breach of this Agreement or is unable to satisfy the condition of Section 6.3(a) hereof, the Company shall pay to Conseco upon demand $20 million, payable in same-day funds, if the requisite approval of the Company's stockholders for the Merger is not obtained (other than in the circumstances specified in Section 4.11(a) hereof) and all other conditions contained in Section 6.1 of this Agreement have been satisfied, waived or, with respect to any condition not then satisfied, it is substantially likely that such condition will be satisfied on or before September 30, 1996, through the exercise of best efforts to procure the satisfaction thereof; provided, however, in the event that the Mailing Date Trading Average (as defined below) is less than $52.80, then in lieu of the $20 million fee payable above, Conseco shall receive reimbursement of its Expenses (as defined below) not to exceed $2,000,000.

     (c) Unless the Company is materially in breach of this Agreement or is unable to satisfy the condition of Section 6.2(a) hereof, Conseco shall pay to the Company upon demand $20 million, payable in same-day funds, if the requisite approval of Conseco's stockholders for the Merger is not obtained and all other conditions contained in Section 6.1 of this Agreement have been satisfied, waived or, with respect to any condition not then satisfied, it is substantially likely that such condition will be satisfied on or before September 30, 1996, through the exercise of best efforts to procure the satisfaction thereof.

     (d) For purposes of this Section 4.11, "Mailing Date Trading Average" shall be equal to the average of the closing prices of the Conseco Common Stock on the NYSE Composite Transactions Reporting System, as reported in The Wall Street Journal, for the 20 trading days immediately preceding the second trading day prior to the date on which the Joint Proxy Statement is first mailed to stockholders of the Company. For purposes of this Section 4.11, "Expenses" shall mean all documented out-of-pocket fees and expenses incurred or paid by or on behalf of Conseco to third parties in connection with the Merger or the consummation of any of the transactions contemplated by this Agreement, including all bank fees, financing fees, printing costs and reasonable fees and expenses of counsel, investment banking firms, accountants, experts and consultants to Conseco.

     4.12 AFFILIATES AND CERTAIN STOCKHOLDERS. Prior to the Closing Date, the Company shall deliver to Conseco a letter identifying all persons who are, at the time the Merger is submitted for approval to the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its best efforts to cause to each such person to deliver to Conseco on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit A hereto. Conseco shall maintain the effectiveness of the Form S-4 subsequent to the Closing Date for the purpose of resales of Conseco Common Stock by such affiliates, but shall not thereafter be required to file any post-effective amendment thereto in accordance with Item 512(a) of Regulation S-K under the Securities Act. Subject to the remainder of this Section 4.12, Conseco shall not otherwise be required to maintain the effectiveness of the Form S-4 or any other registration statement under the Securities Act for the purposes of resale of Conseco Common Stock by such affiliates. Notwithstanding the foregoing, if at such time as the Form S-4 is no longer available for the purpose of resales by such affiliates, any such affiliate is unable because of the volume limitations of Rule 144 of the SEC to sell pursuant to Rule 144 at least 75% of the shares of Conseco Common Stock received by such affiliate as Merger Consideration and still held by such affiliate, such affiliate shall have the right, for so long as any such balance of the affiliate's Merger Consideration is not eligible for immediate sale under the applicable provisions of Rule 144, to require Conseco to elect, in Conseco's sole discretion, with respect to such balance, either to (i) acquire such shares directly from such affiliate at the current market price, (ii) amend the Form S-4 and maintain its effectiveness to provide for registration of such shares or (iii) file a Registration Statement on Form S-3 with the SEC to register such shares for resale by such affiliate.

     In the case of the Form S-4 to be maintained effective following the Closing Date with respect to affiliate resales in accordance with the third sentence of this Section 4.12 and in such other cases as Conseco chooses option
(ii) or (iii) of the preceding sentence, Conseco shall (i) provide to such affiliate such reasonable number of copies of the registration statement, the prospectus, and such other documents as the affiliates may reasonably request in order to facilitate the public offering of such securities; (ii) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement; (iii) pay all expenses of such registration other than underwriting or sales commissions; and (iv) indemnify such affiliates, each of their officers and directors and partners, and each person controlling such affiliates within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in such registration statement or prospectus, or any amendment or supplement thereto, incident to any such registration, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of circumstances in which they were made, not misleading, or any violation by Conseco of the Securities Act or any rule or regulation in connection with such registration, and reimburse each such person for any legal and any other expenses reasonably incurred (as they are incurred) in connection with investigating, preparing or defending any such claim, loss, damage, liability or action.

     4.13 NYSE LISTING. Conseco shall use its best efforts to cause the shares of Conseco Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

     4.14 STOCKHOLDER LITIGATION. The Company shall give Conseco the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement; provided, however, that no such settlement shall be agreed to without Conseco's consent, which consent shall not be unreasonably withheld.

     4.15 INDEMNIFICATION. (a) The certificate of incorporation and by-laws of the Surviving Corporation and each of its subsidiaries shall contain the provisions with respect to indemnification set forth in the Certificate of Incorporation and By-Laws of the Company on the date of this Agreement, and such provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company or any of its subsidiaries (the "Indemnified Parties") in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law. Conseco agrees to be jointly and severally liable for the indemnification obligations of the Company to the Indemnified Parties, as set forth above.

     (b) The provisions of this Section 4.15 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his heirs and his personal representatives and shall be binding on all successors and assigns of Conseco, LPG Acquisition, the Company and the Surviving Corporation.

     4.16 FINANCING. Conseco shall have funds available sufficient to repay when due all indebtedness outstanding under the Company's senior credit facility and to pay when due the aggregate Change of Control

Purchase Price (as defined) for any of the Company's 12 3/4% Senior Subordinated Notes due 2002 which are required to be repurchased by the Company in accordance with Section 4.09 of the indenture pursuant to which such notes were issued.

     4.17 OFFICERS' CERTIFICATES RELATING TO TAX TREATMENT. Conseco shall provide to the Tax Opinion Provider (as defined in Section 6.3(c) hereof), a certificate in the form agreed to by Conseco dated the Closing Date and signed on behalf of Conseco by the chief executive officer and the chief financial officer of Conseco. The Company shall provide to the Tax Opinion Provider a certificate in the form agreed to by the Company dated the Closing Date and signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company. The Company shall use its best efforts to cause each of its affiliates to deliver to the Tax Opinion Provider on or before the Closing Date a signed certificate in the form agreed to by the Company.

                                   ARTICLE V

           COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER

     5.1 CONDUCT OF BUSINESS BY THE COMPANY. Except as contemplated by this Agreement or as set forth in the Section 6.1 of the Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its subsidiaries to, act and carry on their respective businesses in the ordinary course of business and, to the extent consistent therewith, use reasonable efforts to preserve intact their current business organizations, keep available the services of their current key officers and employees and preserve the goodwill of those engaged in material business relationships with them. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to, without the prior consent of Conseco:

          (i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of the Company's outstanding capital stock (other than regular quarterly cash dividends not in excess of $.03 per Share, with usual record and payment dates and in accordance with the Company's present dividend policy), (y) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (z) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares;

          (ii) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities other than upon the exercise of Company Stock Options outstanding on the date of this Agreement;

          (iii) amend its articles of organization, By-laws or other comparable charter or organizational documents;

          (iv) acquire any business or any corporation, partnership, joint venture, association or other business organization or division thereof;

          (v) sell, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets that are material to the Company and its subsidiaries taken as a whole, except in the ordinary course of business;

          (vi) (x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, other than indebtedness owing to or guarantees of indebtedness owing to the Company or any direct or indirect wholly-owned subsidiary of the Company or (y) make any loans or advances to any other person, other than to the Company, or to any direct or indirect wholly-owned subsidiary of the Company and other than routine advances to employees;

          (vii) make any tax election or settle or compromise any income tax liability that would reasonably be expected to be material to the Company and its subsidiaries taken as a whole;

          (viii) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

          (ix) invest its future cash flow, any cash from matured and maturing investments, any cash proceeds from the sale of its assets and properties, and any cash funds currently held by it, in any investments other than cash equivalent assets or in short-term investments (consisting of United States government issued or guaranteed securities, or commercial paper rated A-1 or P-1), except (i) as otherwise required by law, (ii) as required to provide cash (in the ordinary course of business and consistent with past practice) to meet its actual or anticipated obligations or (iii) publicly-traded corporate bonds that are rated investment grade by at least two nationally recognized statistical rating organizations;

          (x) except as may be required by law,

             (i) make any representation or promise, oral or written, to any employee or former director, officer or employee of the Company or any subsidiary which is inconsistent with the terms of any Benefit Plan;

             (ii) make any change to, or amend in any way, the contracts, salaries, wages, or other compensation of any employee or any agent or consultant of the Company or any subsidiary other than routine changes or amendments that are required under existing contracts;

             (iii) adopt, enter into, amend, alter or terminate, partially or completely, any Benefit Plan or any election made pursuant to the provisions of any Benefit Plan, to accelerate any payments, obligations or vesting schedules under any Benefit Plan; or

             (iv) approve any general or company-wide pay increases for employees;

          (xi) except in the ordinary course of business, modify, amend or terminate any material agreement, permit, concession, franchise, license or similar instrument to which the Company or any subsidiary is a party or waive, release or assign any material rights or claims thereunder; or

          (xii) authorize any of, or commit or agree to take any of, the foregoing actions.

Without limiting the generality of this Section 5.1, during the period from the date of this Agreement to the Effective Time, the Company shall and the Company shall cause its subsidiaries, where applicable, to exercise their rights to obtain all extensions through August 28, 1996, to the expiration of that certain Data Processing Services Agreement, dated October 28, 1991 by and among Perot Systems Corporation ("Perot"), Wabash Life Insurance Company and the Company, as amended (the "DPS Agreement"); provided, however, that in the event the Company is unable to obtain an extension to the DPS Agreement from August 28, 1996 through the date of the Closing on terms acceptable to the Company, the Company shall be permitted to enter into a new data processing services agreement with such third party provider or providers and upon such terms as are acceptable to the Company in its sole discretion; provided further, however, that (i) prior to entering into such new agreement, the Company shall give Conseco written notice and Conseco shall have 15 days to arrange for alternative data processing services to be provided to the Company, which services must be mutually acceptable to Conseco and the Company, (ii) Conseco shall be presumptively acceptable to the Company as the provider of services under such new agreement if Conseco guarantees that the costs and other terms of such services will not be less favorable to the Company than those offered by any other prospective provider and (iii) if Conseco is not the provider of services under such new agreement, the Company shall use its best efforts consistent with negotiations to-date with Perot and other possible providers and subsequent negotiations after the date hereof to obtain the lowest possible cost and the shortest term under any such new agreement.

     5.2 CONDUCT OF BUSINESS BY CONSECO. During the period from the date of this Agreement to the Effective Time, Conseco shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, Conseco shall not, and shall not permit any of its subsidiaries to:

          (i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any outstanding capital stock of Conseco (other than regular quarterly cash dividends of $.04 per share of Conseco Common Stock (without giving effect to the Conseco Stock Split) and regular cash dividends on the Conseco Series D Preferred Stock and the Conseco PRIDES, in each case with usual record and payment dates and in accordance with Conseco's Articles of Incorporation and its present dividend policy) or (y) split, combine or reclassify any of its outstanding capital stock (other than the Conseco Stock Split) or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Conseco's outstanding capital stock (other than under the Conseco Stock Plans);

          (ii) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, in each case if any such action could reasonably be expected to (a) delay materially the date of mailing of the Joint Proxy Statement or, (B) if it were to occur after such date of mailing, require an amendment of the Joint Proxy Statement;

          (iii) acquire any business or any corporation, partnership, joint venture, association or other business organization or division thereof, in each case if any such action could reasonably be expected to (A) delay materially the date of mailing of the Joint Proxy Statement or, (B) if it were to occur after such date of mailing, require an amendment of the Joint Proxy Statement; or

          (iv) authorize any of, or commit or agree to take any of, the foregoing actions.

     5.3 STOCK OPTIONS AND WARRANTS. The Company agrees to use its best efforts, including without limitation additional actions by its Board of Directors or the committee thereof which administers the Company Stock Option Plan, to cause to be made such clarifications, modifications, amendments or supplements to the Company Stock Option Plan and to the agreements evidencing outstanding Company Stock Options to give effect to the following desires and intentions of the parties with respect to Company Stock Options which remain outstanding immediately prior to the Effective Time:

          (a) Company Stock Options held by persons who are officers or employees of the Company at the Effective Time shall become options to purchase, for the same aggregate consideration payable to exercise such Options, the number of shares of Conseco Common Stock which the holder would have been entitled to receive at the Effective Time if such Options had been exercised for Shares prior to the Effective Time;

          (b) Company Stock Options held by persons who are not currently officers or employees of the Company shall be required to be exercised prior to the Effective Time or forfeited;

          (c) Company Stock Options held by the officers of the Company identified in Paragraph 4 of Section 2.5 to the Disclosure Schedule shall be amended as described in such Paragraph, subject to subsection (e) below;

          (d) Company Stock Options held by officers of the Company covered by Paragraph 5 of Section 2.5 to the Disclosure Schedule shall be amended as described in such Paragraph, subject to subsection (e) below;

          (e) Company Stock Options held by an officer or employee of the Company shall expire and be forfeited if not exercised within three (3) months after the date such person ceases to be an officer or employee of the Company, the Surviving Corporation, Conseco, or any other subsidiary of Conseco;

          (f) Company Stock Options held by an officer subject to Section 16 of the Exchange Act who would incur liability under Section 16(b), if such Options were to be exercised on the date on which such options would otherwise expire under subsections (b), (c), (d) or (e) above, shall otherwise remain exercisable for five (5) business days from the date after which no such liability would be incurred; and

          (g) Conseco shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Conseco Common Stock for delivery upon exercise of the Company Stock Options assumed in accordance with this
     Section 5.3. As soon as practicable after the Effective Time, Conseco shall file a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to the shares of Conseco Common Stock subject to the Company Stock Options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as Company Stock Options remain outstanding.

          If necessary to effectuate the foregoing provisions regarding Company Stock Options, the parties agree to enter into an appropriate amendment to this Merger Agreement to provide that LPG Acquisition shall be the Surviving Corporation at the Effective Time rather than the Company. The parties agree that after the date hereof, except for the Company Stock Options outstanding on the date hereof and the changes thereto, as described in the Disclosure Schedule, no options, warrants or other rights of any kind to purchase capital stock of the Company shall be granted or made, under the Company Stock Plan or otherwise, and no amendment, repricing or other change to the outstanding Company Stock Options shall be made, without the prior written consent of Conseco, and any such grant, issuance, amendment, repricing or other change without Conseco's consent shall be null, void and unenforceable against the Surviving Corporation or Conseco.

     5.4 OTHER ACTIONS. The Company and Conseco shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement becoming untrue in any material respect or (ii) any of the conditions of the Merger set forth in
Article VI not being satisfied.

     5.5 CONDUCT OF BUSINESS OF LPG ACQUISITION. During the period from the date of this Agreement to the Effective Time, LPG Acquisition shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the stockholders of the Company entitled to cast at least a majority of the votes which all stockholders of the Company are entitled to cast thereon and the Conseco Stockholder Approval shall have been obtained.

          (b) Governmental and Regulatory Consents. All required consents, approvals, permits and authorizations to the consummation of the transactions contemplated hereby by the Company, Conseco and LPG Acquisition shall be obtained from (i) the Insurance Regulators in the jurisdictions set forth in Section 6.1(b) of the Disclosure Schedule, and
     (ii) any other Governmental Entity whose consent, approval, permission or authorization is required by reason of a change in law after the date of this Agreement, unless the failure to obtain such consent, approval, permission or authorization would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, or on the validity or enforceability of this Agreement.

          (c) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have otherwise expired.

          (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the parties invoking this condition shall use best reasonable efforts to have any such order or injunction vacated.

          (e) NYSE Listing. The shares of Conseco Common Stock issuable to the Company's stockholders pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (f) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

     6.2 CONDITIONS TO OBLIGATIONS OF CONSECO AND LPG ACQUISITION. The obligations of Conseco and LPG Acquisition to effect the Merger are further subject to the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall have been true and correct on the date of this Agreement (except to the extent that they expressly relate only to an earlier time, in which case they shall have been true and correct as of such earlier time), other than such breaches of representations and warranties which in the aggregate would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole. The Company shall have delivered to Conseco a certificate dated as of the Closing Date, signed by its Chief Executive Officer and its Chief Financial Officer, in their capacities as officers of the Company, to the effect set forth in this Section 6.2(a).

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Conseco shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

     6.3 CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is further subject to the following conditions:

          (a) Representations and Warranties. The representations and warranties of Conseco and LPG Acquisition contained in this Agreement shall have been true and correct on the date of this Agreement (except to the extent that they expressly relate only to an earlier time, in which case they shall have been true and correct as of such earlier time), other than such breaches of representations and warranties which in the aggregate would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Conseco and its subsidiaries taken as a whole. Conseco shall have delivered to the Company a certificate dated as of the Closing Date, signed by its Chief Executive Officer and its Chief Financial Officer, in their capacities as officers of Conseco, to the effect set forth in this Section 6.3(a).

          (b) Performance of Obligations of Conseco and LPG Acquisition. Conseco and LPG Acquisition shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Conseco by the chief executive officer and the chief financial officer of Conseco to such effect.

          (c) Opinion of Counsel. The Company shall have received the opinion dated the Closing Date of Weil, Gotshal & Manges LLP, counsel to the Company, or such other legal counsel reasonably acceptable to the Company and Conseco (the "Tax Option Provider") substantially in the form of Exhibit B, to the effect that the Merger will be treated as a reorganization under Section 368(a)(1) of the Code and that shareholders of LPG will not be subject to federal income tax on the receipt of shares of Conseco Common Stock in exchange for Shares pursuant to the Merger.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     7.1 TERMINATION. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company:

          (a) by mutual written consent of Conseco and the Company;

          (b) by either Conseco or the Company:

             (i) if, upon a vote at a duly held Stockholders Meeting or Conseco Stockholders Meeting or any adjournment thereof, any required approval of the stockholders of the Company or Conseco, as the case may be, shall not have been obtained;

             (ii) if the Merger shall not have been consummated on or before September 30, 1996, unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement;

             (iii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

             (iv) if the Board of Directors of the Company shall have exercised its rights set forth in Section 4.9 of this Agreement.

     7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or Conseco as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Conseco, LPG Acquisition or the Company, other than the last two sentences of Section 4.5 and Sections 2.13, 3.8, 4.11, 7.2 and 10.2. Nothing contained in this Section shall relieve any party from any liability resulting from any material breach of the representations, warranties, covenants or agreements set forth in this Agreement.

     7.3 AMENDMENT. Subject to the applicable provisions of the Delaware Code, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval of the Merger by the stockholders of the Company, no amendment shall be made which reduces the consideration payable in the Merger or adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     7.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to Section 7.3, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     7.5 PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to Section 7.4 shall, in order to be effective, require in the case of Conseco, LPG Acquisition or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                  ARTICLE VIII

                             SURVIVAL OF PROVISIONS

     8.1 SURVIVAL. The representations and warranties respectively required to be made by the Company, Conseco and LPG Acquisition in this Agreement, or in any certificate, respectively, delivered by the Company or Conseco pursuant to
Section 6.2 or Section 6.3 hereof will not survive the Closing.

                                   ARTICLE IX

                                    NOTICES

     9.1 NOTICES. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given if delivered, telecopied or mailed, by certified mail, return receipt requested, first-class postage prepaid, to the parties at the following addresses:

     If to the Company, to:

           Life Partners Group, Inc.
           7887 East Belleview Avenue
           Englewood, Colorado 80111
           Attention: Don Campbell
           Telephone: (303) 779-1111
           Telecopy: (303) 796-7576

     with copies to:

           Hicks, Muse, Tate & Furst Incorporated
           200 Crescent Court, Suite 1600
           Dallas, Texas 75201
           Attention: Thomas O. Hicks
                    Lawrence D. Stuart, Jr.
           Telephone: (214) 740-7300
           Telecopy: (214) 740-7313

           Weil, Gotshal & Manges LLP
           100 Crescent Court, Suite 1300
           Dallas, Texas 75201
           Attention: R. Scott Cohen, Esq.
           Telephone: (214) 746-7738
           Telecopy: (214) 746-7777

     If to Conseco, to:

           Conseco, Inc.
           11825 N. Pennsylvania Street
           Carmel, Indiana 46032
           Attention: Lawrence W. Inlow, Esq.
           Telephone: (317) 817-6163
           Telecopy: (317) 817-6327

     If to LPG Acquisition, to:

           LPG Acquisition Company
           11825 N. Pennsylvania Street
           Carmel, Indiana 46032
           Attention: Lawrence W. Inlow, Esq.
           Telephone: (317) 817-6163
           Telecopy: (317) 817-6327

All notices and other communications required or permitted under this Agreement that are addressed as provided in this Article IX will, if delivered personally, be deemed given upon delivery, will, if delivered by telecopy, be deemed delivered when confirmed and will, if delivered by mail in the manner described above, be deemed given on the third Business Day after the day it is deposited in a regular depository of the United States mail. Any party from time to time may change its address for the purpose of notices to that party by giving a similar notice specifying a new address, but no such notice will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

                                   ARTICLE X

                                 MISCELLANEOUS

     10.1 ENTIRE AGREEMENT. Except for documents executed by the Company, Conseco and LPG Acquisition pursuant hereto, this Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter of this Agreement, and this Agreement (including the exhibits hereto, the Disclosure Schedule, and other documents delivered in connection herewith) and the Confidentiality Agreement contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

     10.2 EXPENSES. Except as otherwise expressly provided in Section 4.11, whether or not the Merger is consummated, each of the Company, Conseco and LPG Acquisition will pay its own costs and expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby except that the expenses incurred in connection with the printing, mailing and distribution of the Joint Proxy Statement and the preparation and filing of the Form S-4 shall be borne equally by Conseco and the Company. The Company agrees and covenants that the fees and expenses of the Company's legal and investment banking advisors (including DLJ and HMTF) incurred in connection with the Merger (but excluding reasonable fees and expenses incurred in connection with related litigation or Acquisition Proposals) shall not exceed $5,500,000.

     10.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     10.4 NO THIRD PARTY BENEFICIARY. Except as otherwise provided herein, the terms and provisions of this Agreement are intended solely for the benefit of the parties hereto, and their respective successors or assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

     10.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     10.6 ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any such assignment that is not consented to shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.

     10.7 HEADINGS, GENDER, ETC. The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (a) words of any gender are deemed to include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby," "hereto," and derivative or similar words refer to this entire Agreement; (d) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; (e) all references to "dollars" or "$" refer to currency of the United States of America; and (f) the term "person" shall include any natural person, corporation, limited liability company, general partnership, limited partnership, or other entity, enterprise, authority or business organization.

     10.8 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of the Company or Conseco under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Company, Conseco and LPG Acquisition effective as of the date first written above.

                                          CONSECO, INC.

                                          By:       /s/ STEPHEN C. HILBERT

                                            ------------------------------------
                                                     Stephen C. Hilbert
                                                   Chairman of the Board

                                          LPG ACQUISITION COMPANY

                                          By:         /s/ ROLLIN M. DICK

                                            ------------------------------------
                                                       Rollin M. Dick
                                                  Executive Vice President

                                          LIFE PARTNERS GROUP, INC.

                                          By:         /s/ JOHN H. MASSEY

                                            ------------------------------------
                                                       John H. Massey
                                                 Chairman of the Board and
                                                  Chief Executive Officer

                                   EXHIBIT A

                                                                  [CLOSING DATE]

CONSECO, INC.
11825 N. Pennsylvania Street
Carmel, IN 46032

Gentlemen:

     I have been advised that I have been identified as a possible "affiliate" of Life Partners Group, Inc., a Delaware corporation (the "Company"), as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the General Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Securities Act"), although nothing contained herein should be construed as an admission of such fact.

     Pursuant to the terms of an Agreement and Plan of Merger dated March 11, 1996 (the "Merger Agreement"), by and among Conseco, Inc., an Indiana corporation ("Conseco"), LPG Acquisition Company, a Delaware corporation ("LPG Acquisition") and a wholly-owned subsidiary of Conseco, and the Company, LPG Acquisition will be merged with and into the Company (the "Merger"). As a result of the Merger, I will receive Merger Consideration (as defined in the Merger Agreement), including shares of Common Stock, without par value, of Conseco ("Conseco Common Stock") in exchange for shares of Common Stock, $.001 par value, of the Company ("Shares") owned by me at the effective time of the Merger as determined pursuant to the Merger Agreement.

     A. In connection therewith, I represent, warrant and agree that:

          1. I shall not make any sale, transfer or other disposition of the Conseco Common Stock I receive as a result of the Merger in violation of the Securities Act or the Rules and Regulations.

          2. I have been advised that the issuance of Conseco Common Stock to me as a result of the Merger has been registered with the Commission under the Securities Act on a Registration Statement on Form S-4. However, I have also been advised that, because at the time the Merger was submitted for a vote of the stockholders of the Company I may have been an "affiliate" of the Company and, accordingly, any sale by me of the shares of Conseco Common Stock I receive as a result of the Merger must be (i) registered under the Securities Act, (ii) made in conformity with the provisions of Rule 145 promulgated by the Commission under the Securities Act or (iii) made pursuant to a transaction which, in the opinion of counsel, reasonably satisfactory to Conseco or as described in a "no action" or interpretive letter from the staff of the Commission, is not required to be registered under the Securities Act.

          3. I have carefully read this letter and the Merger Agreement and have discussed the requirements of the Merger Agreement and other limitations upon the sale, transfer or other disposition of the shares of Conseco Common Stock to be received by me, to the extent I have felt necessary, with my counsel or with counsel for the Company.

     B. Furthermore, in connection with the matters set forth herein, I understand and agree that:

          Conseco is under no further obligation to register the sale, transfer or other disposition of the shares of Conseco Common Stock received by me as a result of the Merger or to take any other action necessary in order to make compliance with an exemption from registration available, except as set forth in Section 4.12 of the Merger Agreement and in paragraph C below.

     C. Conseco hereby represents, warrants and agrees that:

          For as long as resales of any shares of Conseco Common Stock owned by me are subject to Rule 145, Conseco will use all reasonable efforts to make all filings of the nature specified in paragraph (c)(1) of Rule 144 of the Rules and Regulations.

                                          Very truly yours,

                                   EXHIBIT B

                                                                          , 1996

Life Partners Group, Inc.
7887 East Belleview Avenue
Englewood, Colorado 80111

Ladies and Gentlemen:

     You have requested our opinion regarding certain federal income tax consequences of the merger (the "Merger") of LPG Acquisition Company ("Acquisition"), a Delaware corporation and a direct wholly-owned subsidiary of Conseco, Inc. ("Conseco"), an Indiana corporation, with and into Life Partners Group, Inc. ("LPG"), a Delaware corporation.

     In formulating our opinion, we examined such documents as we deemed appropriate, including the Agreement and Plan of Merger among Conseco, Acquisition, and LPG dated March 11, 1996, as amended (the "Merger Agreement"), the Joint Proxy Statement filed by Conseco and LPG with the Securities and
Exchange Commission (the "SEC") on             , 1996 (the "Joint Proxy
Statement"), and the Registration Statement on Form S-4, as filed by Conseco
with the SEC on             , 1996, in which the Joint Proxy Statement will be
included as a prospectus, (with all amendments thereto, the "Registration Statement"). In addition, we have obtained such additional information as we have deemed relevant and necessary through consultation with various officers and representatives of Conseco, Acquisition and LPG.

     Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement, the Joint Proxy Statement, and the Registration Statement, (2) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement, the Joint Proxy Statement and the Registration Statement and
(3) the accuracy of (i) the representations made by Conseco, which are set forth in the Officers' Certificate delivered to us by Conseco, dated the date hereof,
(ii) the representations made by LPG, which are set forth in the Officers' Certificate delivered to us by Conseco, dated the date hereof, (ii) the representations made by LPG, which are set forth in the Officers' Certificate delivered to us by LPG, dated the date hereof and (iii) the representations made by certain shareholders of LPG in Certificates delivered to us by such persons pursuant to the terms of the Merger Agreement.

     Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above, we are of the opinion that for federal income tax purposes:

          1. The Merger will constitute a reorganization within the meaning of
     Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code").

          2. No gain or loss will be recognized by the shareholders of LPG with respect to the shares of the common stock of Conseco received by the shareholders of LPG in the Merger.

We express no opinion concerning any tax consequences of the Merger other than those specifically set forth herein.

     Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinions set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

                                          Very truly yours,

                                    ANNEX B

                         [DONALDSON, LUFKIN & JENRETTE]

                                 March 11, 1996

The Board of Directors
Life Partners Group, Inc.
7887 East Belleview Avenue
Englewood, Colorado 80111

Dear Sirs:

     You have requested our opinion as to the fairness from a financial point of view to the shareholders of Life Partners Group, Inc. (the "Company") of the consideration to be received by such shareholders in the merger (the "Merger") to be effected pursuant to the terms of the Agreement and Plan of Merger dated as of March 11, 1996 (the "Agreement"), among the Company, Conseco, Inc. ("Conseco") and LPG Acquisition Company, a wholly-owned subsidiary of Conseco.


     Pursuant to the Agreement, as of the Effective Time (as defined in the Agreement) of the Merger, each share of common stock, $0.001 par value, of the Company will be converted into a right to receive that fraction of a share (the "Conversion Ratio") of common stock, no par value, of Conseco as defined in the Agreement. Pursuant to the Agreement, the Conversion Ratio is determined by dividing $21.00 by the average closing price of Conseco Common Stock on the New York Stock Exchange (Composite Transaction Reporting System) for the 20 trading days ending two days prior to the Effective Time (the "Average Price"), provided, however, that if the Average Price is less than $60.00, the Conversion Ratio will be .35000 and if the Average Price is greater than $72.00, the Conversion Ratio will be .29167.


     In arriving at our opinion, we have reviewed the Agreement, as well as financial and other information that was publicly available or furnished to us by the Company and Conseco including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain earnings projections for Conseco for fiscal years 1996 through 2000 prepared by the management of Conseco, and certain earnings projections for the Company for fiscal years 1996 to 2001 prepared by the management of the Company. In addition, we have compared certain financial and securities data of the Company with certain financial and securities data of various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of Conseco and the Company, reviewed prices and premiums paid in other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion. We were not requested to, nor did we, solicit the interest of any other party in acquiring the Company.

THE BOARD OF DIRECTORS


LIFE PARTNERS GROUP, INC.


PAGE 2                                                            MARCH 11, 1996


     In rendering our opinion we have relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and Conseco or their representatives, or that was otherwise reviewed by us. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company and Conseco as to the future operating and financial performance of the Company and Conseco. We have relied upon the estimates of the management of the Company of the operating synergies achievable as a result of the Merger and upon our discussion of such synergies with the management of Conseco. We have not assumed any responsibility for making an independent evaluation of the Company's or Conseco's assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to all legal matters on advice of counsel to the Company.

     Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the Company's shareholders and does not address the Company's underlying business decision to proceed with the Merger. We are expressing no opinion herein as to the prices at which Conseco's common stock will actually trade at any time. Our opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the proposed Merger.

     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. DLJ has performed investment banking and other services for the Company in the past and has been compensated for such services. DLJ acted as lead manager for the Company's March 24, 1993 initial public offering. In the ordinary course of its business, DLJ may trade securities of the Company or Conseco for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

     Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the consideration to be received by the shareholders of the Company pursuant to the Agreement is fair to the shareholders of the Company from a financial point of view.

                                          Very truly yours,

                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION


                                          By:         /s/ PERRY H. BRAUN


                                            ------------------------------------

                                                       Perry H. Braun


                                                   Senior Vice President

                     [ALTERNATE PAGE FOR RESALE PROSPECTUS]

                               TABLE OF CONTENTS


                                                                                         PAGE
                                                                                         ----
AVAILABLE INFORMATION.................................................................    ii
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................   iii
TABLE OF CONTENTS.....................................................................    iv
SUMMARY...............................................................................     1
SELECTED HISTORICAL FINANCIAL INFORMATION OF CONSECO..................................    11
SELECTED HISTORICAL FINANCIAL INFORMATION OF LPG......................................    13
SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION........................    15
COMPARATIVE UNAUDITED PER SHARE INFORMATION OF CONSECO AND LPG........................    17
MARKET PRICE INFORMATION..............................................................    18
INFORMATION CONCERNING CONSECO AND THE MERGER SUB.....................................    19
INFORMATION CONCERNING LPG............................................................    20
SHAREHOLDER MEETINGS..................................................................    21
THE MERGER............................................................................    24
THE MERGER AGREEMENT..................................................................    39
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS.................................    46
COMPARISON OF SHAREHOLDERS' RIGHTS....................................................    53
MANAGEMENT OF THE SURVIVING CORPORATION UPON CONSUMMATION OF THE MERGER...............    57
LEGAL MATTERS.........................................................................    57
EXPERTS...............................................................................    57
RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS.............................................    57
OTHER MATTERS.........................................................................    57
SELLING SHAREHOLDERS..................................................................    58
PLAN OF DISTRIBUTION..................................................................    59


                                      ALT-1

                     [ALTERNATE PAGE FOR RESALE PROSPECTUS]


                              SELLING SHAREHOLDERS


     The following table sets forth the names of persons who, at the time the Merger is submitted to the shareholders of LPG for approval, were "affiliates" of LPG for purposes of Rule 145 under the Securities Act (the "Affiliates"), the aggregate number of shares of LPG Common Stock owned by each Affiliate as of the date hereof, and the aggregate number of shares of Conseco Common Stock that each Affiliate may (following the consummation of the Merger) offer and sell pursuant to this Joint Proxy Statement/Prospectus.



                                                           NUMBER OF        NUMBER OF CONSECO
                      NAME OF AFFILIATE                 LPG SHARES OWNED    SHARES REGISTERED
        ---------------------------------------------   ----------------    -----------------
        Gene H. Bishop...............................         268,772             188,140
        Thomas O. Hicks..............................         965,539             675,877
        John H. Massey...............................          16,445              11,512
        John R. Muse.................................         621,649             435,154
        Bruce D. Schnitzer...........................         269,849             188,894
        Roger T. Staubach............................          12,572               8,800
        Hicks, Muse & Co. (TX) Incorporated..........         317,316             222,121
        Nimrod Holdings Inc. ........................       1,579,616           1,105,731
        Moross Family Protection Trust...............         147,739             103,417
        Moross Family Foundation.....................         221,108             154,776
        Muse Children's GS-Trust.....................          10,000               7,000
        Magical Corporation..........................          50,520              35,364
        William Cree Hicks Trust.....................           5,303               3,712

                     [ALTERNATE PAGE FOR RESALE PROSPECTUS]


                              PLAN OF DISTRIBUTION

     Following consummation of the Merger, the shares of Conseco Common Stock received by the Affiliates in the Merger may be sold from time to time to purchasers directly by any of the Affiliates. Alternatively, the Affiliates may sell the shares of Conseco Common Stock in one or more transactions (which may involve one or more block transactions) on the NYSE, in separately negotiated transactions, or in a combination of such transactions. Each sale may be made either at market prices prevailing at the time of such sale or at negotiated prices; some or all of the shares of Conseco Common Stock may be sold through brokers acting on behalf of the Affiliates or to dealers for resale by such dealers; and in connection with such sales, such brokers or dealers may receive compensation in the form of discounts or commissions from Affiliates and/or the purchasers of such shares for whom they may act as broker or agent (which discounts or commissions are not anticipated to exceed those customary in the types of transactions involved). However, any securities covered by this Joint Proxy Statement/Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Joint Proxy Statement/Prospectus. All expenses of registration incurred in connection with this offering are being borne by Conseco, but all brokerage commissions and other expenses incurred by an individual Affiliate will be borne by each such Affiliate. Conseco will not receive any of the proceeds from such sales.

     The Affiliates and any dealer participating in the distribution of any of the shares of Conseco Common Stock or any broker executing selling orders on behalf of the Affiliates may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any profit on the sale of any or all of the shares of Conseco Common Stock by them and any discounts or commissions received by any such brokers or dealers may be deemed to be underwriting discounts and commissions under the Securities Act.

     Any broker or dealer participating in any distribution of shares of Conseco Common Stock in connection with this offering may be deemed to be an "underwriter" within the meaning of the Securities Act and will be required to deliver a copy of this Joint Proxy Statement/Prospectus to any person who purchases any of the shares of Conseco Common Stock from or through such broker or dealer.

     In order to comply with the securities laws of certain states, if applicable, the shares of Conseco Common Stock will be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares of Conseco Common Stock may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

                                    PART II.

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Indiana Corporation Law grants authorization to Indiana corporations to indemnify officers and directors for their conduct if such conduct was in good faith and was in the corporation's best interests or, in the case of directors, was not opposed to such best interests, and permits the purchase of insurance in this regard. In addition, the shareholders of a corporation may approve the inclusion of other or additional indemnification provisions in the articles of incorporation and by-laws.

     The By-laws of Conseco provides for the indemnification of any person made a party to any action, suit or proceeding by reason of the fact that he is a director, officer or employee of Conseco, unless it is adjudged in such action, suit or proceeding that such person is liable for negligence or misconduct in the performance of his duties. Such indemnification shall be against the reasonable expenses, including attorneys' fees, incurred by such person in connection with the defense of such action, suit or proceeding. In some circumstances, Conseco may reimburse any such person for the reasonable costs of settlement of any such action, suit or proceeding if a majority of the members of the Board of Directors not involved in the controversy shall determine that it was in the interests of Conseco that such settlement be made and that such person was not guilty of negligence or misconduct.

     The above discussion of Conseco's By-laws and the Indiana Corporation Law is not intended to be exhaustive and is qualified in its entirety by such By-laws and the Indiana Corporation Law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person thereof in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits


    2        --     Agreement and Plan of Merger, dated as of March 11, 1996 by and among
                    Conseco, Inc., LPG Acquisition Company and Life Partners Group, Inc.
                    (included as Annex A to the Joint Proxy Statement/Prospectus (schedules omitted -- the Registrant agrees to furnish a copy of any schedule to the
                    Securities and Exchange Commission (the "Commission") upon request)).*
    5        --     Opinion of Lawrence W. Inlow, General Counsel to Conseco, Inc., as to the
                    validity of the issuance of the securities registered hereby.*
    8        --     Opinion of Weil, Gotshal & Manges LLP as to certain tax matters.*
    23(a)    --     Consent of Lawrence W. Inlow, General Counsel to Conseco, Inc. (included in the opinion filed as Exhibit 5 to the Registration Statement).*
    23(b)    --     Consent of Coopers & Lybrand L.L.P., with respect to the financial statements of the Registrant.*
    23(c)    --     Consent of Coopers & Lybrand L.L.P. with respect to the financial statements of Life Partners Group, Inc.*
    23(d)    --     Consent of Donaldson, Lufkin & Jenrette Securities Corporation.**
    23(e)    --     Consent of Weil, Gotshal & Manges LLP (included in the opinion filed as
                    Exhibit 8 to the Registration Statement).*
    24(a)    --     Powers of Attorney of directors and officers of Conseco.**
    99.1     --     Opinion of Donaldson, Lufkin & Jenrette Securities Corporation (included as
                    Annex B to the Joint Proxy Statement/Prospectus).*
    99.2     --     Form of proxy card for Conseco Stock.*
    99.3     --     Form of proxy card for LPG Common Stock.*


- -------------------------
 * Filed herewith.

** Filed previously.


     (b) Financial Statement Schedules -- Inapplicable.

ITEM 22. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned registrant hereby undertakes as follows:

          (1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) That every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment, shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.



     (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.



     (e) The undersigned registrant hereby undertakes:


          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


     (f) See Item 20.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carmel and the State of Indiana, on the 24th day of May, 1996.


                                          CONSECO, INC.

                                          By: /s/ STEPHEN C. HILBERT

                                            ------------------------------------
                                            Stephen C. Hilbert,
                                            Chairman of the Board,
                                            Chief Executive Officer and
                                              President


     Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



          SIGNATURE                                  TITLE                             DATE
- ------------------------------   ----------------------------------------------   --------------
*                                Director, Chairman of the Board, Chief             May 24, 1996
- ------------------------------   Executive Officer and President (Principal
Stephen C. Hilbert               Executive Officer of the Registrant)
*                                Director, Executive Vice President and Chief       May 24, 1996
- ------------------------------   Financial Officer (Principal Financial and
Rollin M. Dick                   Accounting Officer of the Registrant)
*                                Director                                           May 24, 1996
- ------------------------------
Ngaire E. Cuneo
*                                Director                                           May 24, 1996
- ------------------------------
M. Phil Hathaway
*                                Director                                           May 24, 1996
- ------------------------------
Louis P. Ferrero
*                                Director                                           May 24, 1996
- ------------------------------
Donald F. Gongaware
*                                Director                                           May 24, 1996
- ------------------------------
David R. Decatur
*                                Director                                           May 24, 1996
- ------------------------------
James D. Massey
*                                Director                                           May 24, 1996
- ------------------------------
Dennis E. Murray, Sr.
*By:   /s/ KARL W. KINDIG
- ------------------------------
Karl W. Kindig,
Attorney-in-Fact